SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant                            ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒        Preliminary Proxy Statement
☐        Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐        Definitive Proxy Statement
☐        Definitive Additional Materials
☐        Soliciting Material Pursuant to §240.14A-11(c) or to §240.14A-2

SCIENTIFIC TECHNOLOGIES INCORPORATED

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐        No fee required.
☒        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of Scientific Technologies Incorporated ("STIZ common stock").

  Aggregate number of securities to which transaction applies: 10,300,229 shares of STIZ common stock, comprised of (i) 9,813,813 shares of STIZ common stock outstanding, (ii) 482,416 shares subject to options outstanding under STIZ stock plans, and (iii) approximately 4,000 shares of STIZ common stock to be issuable under the STIZ employee stock purchase plan (in each case based upon information as of May 19, 2006).

  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined by multiplying .000107 by the aggregate estimated merger consideration of $108,217,000.

  Proposed maximum aggregate value of transaction: $108,217,000

  Total fee paid: $11,579.22

☐        Fee paid previously by written preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  Amount Previously Paid: None.

  Form, Schedule or Registration Statement No.: Not applicable.

  Filing Party: Not applicable.

  Date Filed: Not applicable.

Note: PDF provided as a courtesy

Preliminary Copy -
Subject to Completion June 2006

Scientific Technologies Incorporated
6550 Dumbarton Circle
Fremont, California 94555

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Scientific Technologies Incorporated ("STIZ"), which will be held at 650 Page Mill Road, Palo Alto, California, on [____________], 2006 at 9:00 a.m., local time.

At the special meeting, you will be asked to consider and vote on a proposal to adopt and approve a merger agreement that STIZ has entered into with Omron Management Center of America, Inc., and to approve the merger of a wholly-owned subsidiary of Omron with and into STIZ. If STIZ shareholders adopt and approve the merger agreement and approve the merger, and the merger is subsequently completed, STIZ will become a wholly-owned subsidiary of Omron, and you will be entitled to receive $[__________] in cash, without interest, for each share of STIZ common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

After careful consideration, the board of directors of STIZ, by unanimous vote of members present at a meeting to consider and vote upon such matters, determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders and approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The board of directors recommends that you vote "FOR" the adoption and approval of the merger agreement and approval of the merger. In reaching its determination, the board of directors considered a number of factors that are described more fully in the accompanying proxy statement.

The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

Your vote is very important. Because adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of STIZ common stock, if you fail to vote, it will have the same effect as if you voted against the adoption and approval of the merger agreement and approval of the merger.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Scientific Technologies.

Sincerely,

Joseph J. Lazzara
President and Chief Executive Officer

This proxy statement is dated [_____ ___], 2006, and is first being mailed to shareholders on or about [______ ____], 2006.

Scientific Technologies Incorporated
6550 Dumbarton Circle
Fremont, California 94555

Notice of Special Meeting of Shareholders of
Scientific Technologies Incorporated
To Be Held [____________], 2006

To our Shareholders:

A special meeting of shareholders of Scientific Technologies Incorporated, an Oregon corporation ("STIZ"), will be held on [____________], 2006, at 9:00 a.m., local time, at 650 Page Mill Road, Palo Alto, California, for the following purposes:

    to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 24, 2006, by and among Omron Management Center of America, Inc. ("Omron"), STIZ and Scientific Technology Incorporated ("Parent"), and to approve the merger of Parent (as a wholly-owned subsidiary of Omron) with and into STIZ;
    to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt and approve the merger agreement and approve the merger; and
    to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The members of the STIZ board of directors present at a meeting to consider and vote upon such matters unanimously determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders, approved the merger, the merger agreement, and the other transactions contemplated by the merger agreement, and recommend that you vote to adopt and approve the merger agreement and approve the merger. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which you are urged to read carefully and in its entirety. The STIZ board of directors also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and approve the merger. STIZ is not aware of any other business to come before the special meeting.

You are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting only if you owned shares of STIZ stock at the close of business on the record date, [________], 2006. At the close of business on the record date, STIZ had outstanding and entitled to vote [________] shares of common stock.

The merger cannot be completed unless the merger agreement is adopted and approved and the merger is approved by the affirmative vote of the holders of a majority of the shares of STIZ common stock outstanding at the close of business on the record date.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. You may revoke your proxy at any time prior to its exercise in the manner described in this proxy statement. You may also revoke your proxy and vote personally on the proposal to adopt and approve the merger agreement and approve the merger and, if applicable, the discretionary authority to adjourn or postpone the special meeting, if you are present at the special meeting, including any adjournment or postponement of the special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" the adoption and approval of the merger agreement and approval of the merger and, if applicable, the discretionary authority to adjourn or postpone the special meeting. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote "AGAINST" the adoption and approval of the merger agreement and approval of the merger.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.
By Order of the Board of Directors,
Fremont, California [_____ ____], 2006	James A. Lazzara Corporate Secretary

-i-

-ii-

Questions and Answers About the Special Meeting and the Merger

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the STIZ special meeting of shareholders. You should still carefully read this entire proxy statement, including each of the annexes.

Q: What am I being asked to vote on?

A: You are being asked to vote on the adoption and approval of the merger agreement that STIZ has entered into with Omron and the approval of the merger. If the merger agreement is adopted and approved and the merger is approved and completed, STIZ will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Omron.

Q: If the merger is completed, what will I be entitled to receive for each share of STIZ common stock, and when will I receive it?

A: Upon completion of the merger, each outstanding share of STIZ common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $[_________] in cash, without interest.

After the merger is completed, Omron will arrange for a letter of transmittal to be sent to you. The merger consideration will be paid to you once you submit the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q: If the merger is completed and I hold options to purchase STIZ common stock, what will I be entitled to receive and when will I receive it?

A: Except as otherwise provided below, the vesting of all options to purchase shares of STIZ common stock that are outstanding at the closing of the merger will be fully accelerated on the closing date and, to the extent not exercised, will be cancelled and terminated. Each holder of options that terminate without having been exercised will be entitled to receive a per share cash amount equal to the excess, if any, of $[_________] over the exercise price payable in respect of each such share, without interest, less any applicable withholding taxes (the "per share option consideration"). Each such outstanding option will be cancelled and terminated as of the effective time of the merger, and, other than the cash payment described above, no STIZ option holder will have any additional rights thereafter with respect to any STIZ options.

Q: In anticipation of the merger, what will happen to the employee stock purchase plan?

A: STIZ will terminate its 1997 Employee Stock Purchase Plan as of June 15, 2006, except with respect to offering periods then in effect. Any offering period then in effect will be shortened so that the last day of such offering period shall be the last business day prior to (or if more administratively advisable, the last STIZ payroll date immediately prior to) June 30, 2006. Outstanding rights to purchase STIZ common stock will be exercised in accordance with the employee stock purchase plan. Each share of STIZ common stock purchased under the employee stock purchase plan will, by virtue of the merger, be automatically converted into the right to receive a per share amount equal to $[_____________] in cash, without interest.

Q: Will I owe taxes as a result of the merger?

A: Your receipt of cash for your STIZ shares pursuant to the merger will be a fully taxable transaction for United States federal income tax purposes. Assuming you held your stock as a capital asset, you will generally recognize capital gain or loss in an amount equal to the difference between the merger consideration you receive and your adjusted tax basis in the common stock surrendered in the merger. See "Certain Material United States Federal Income Tax Consequences."

Q: Does the STIZ board of directors recommend voting in favor of the merger?

A: Yes. After careful consideration, the members of the STIZ board of directors present at a meeting to consider and vote upon such matters unanimously determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and recommend that the STIZ shareholders vote "FOR" the adoption and approval of the merger agreement and approval of the merger. Please also see the section entitled "The Merger-Reasons for the Merger and Recommendation of the Board of Directors" on page [___].

Q: What vote of STIZ shareholders is required to adopt and approve the merger agreement?

A: For the merger to be completed, shareholders holding a majority of the shares of STIZ common stock outstanding at the close of business on the record date must vote "FOR" the adoption and approval of the merger agreement and approval of the merger.

Q: What happens if I vote against the merger?

A: Certain STIZ executive officers and directors indirectly own a controlling interest in STIZ. In the event that the public shareholders vote against the merger, these individuals, voting together, could still vote to approve the merger.

Q: Who is entitled to vote at the special meeting?

A: Holders of record of STIZ common stock as of the close of business on [____________], 2006 are entitled to vote at the special meeting.

Q: Will STIZ still conduct its 2006 Annual Meeting?

A: If shareholders adopt and approve the merger agreement and approve the merger at the special meeting and the merger is completed on a timely basis, STIZ will not hold its 2006 Annual Meeting.

Q: Am I entitled to dissenters' rights?

A: No. Dissenters' rights will not be available to holders of STIZ common stock in the merger. Please see the section entitled "Dissenters' Rights" on page [__] and "Annex C-Oregon Dissenters' Rights Statute."

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible or submit a proxy through the Internet or by telephone, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption and approval of the merger agreement and approval of the merger and, if applicable, the discretionary authority to adjourn or postpone the special meeting.

Q: What happens if I do not vote?

A: If you fail to vote, either by proxy or in person at the special meeting, it will have the same effect as voting "AGAINST" the merger agreement and merger.

Q: May I vote in person?

A: Yes. You may attend the special meeting and, if you are the record holder, vote your shares in person. Even if you intend to attend the special meeting in person, you are encouraged to complete, date, sign and return a proxy card.

Q: May I vote via the Internet or telephone?

A: If your shares are registered in your name, you may vote via the Internet or telephone. If your shares are held in "street name" through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank.

Q: What if my shares are held in "street name"?

A: If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted by you in person unless you obtain a proxy from your broker.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote "AGAINST" adoption and approval of the merger agreement and approval of the merger.

Q: May I change my vote after I have delivered a proxy?

A: Yes. If you are the record holder of your shares, you may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of STIZ stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy either by mail, through the Internet or by telephone. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. If your shares are held in "street name," you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Q: Should I send in my STIZ stock certificates now?

A: No. If the merger agreement is adopted and approved and the merger is approved by STIZ shareholders and the merger is completed, you will receive written instructions for exchanging your shares of STIZ stock for the applicable per share cash amount. You must return your STIZ stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after Omron's exchange agent receives your STIZ stock certificates and any completed documents required in the instructions. Please do not send your STIZ stock certificates now.

Q: When do you expect the merger to be completed?

A: STIZ is working towards completing the merger as quickly as possible. STIZ currently expects to complete the merger as promptly as practicable after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder adoption and approval of the merger agreement and approval of the merger at the special meeting and the expiration or termination of the waiting period under U.S. antitrust laws.

Q: Who can help answer my questions?

A: If you have any questions about the merger, the special meeting or this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact Joseph Lazzara, Chief Executive Officer, or Richard Faria, Chief Financial Officer, at (510) 608-3400.

Summary

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. Accordingly, you are urged to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Scientific Technologies Incorporated
6550 Dumbarton Circle
Fremont, California 94555
(510) 608-3400

STIZ designs, manufactures and distributes electrical and electronic industrial controls such as machine safety and automation sensing products. STIZ was incorporated in Oregon on July 11, 1979 and is currently headquartered in Fremont, California. STIZ's shares of common stock are traded on the Nasdaq National Market under the symbol "STIZ." Approximately 86% of STIZ capital stock is currently held by Scientific Technology Incorporated, a California corporation (see below).

Omron Management Center of America, Inc.
1 East Commerce Drive
Schaumburg, Illinois 60173
(847) 884-0322

Omron Management Center of America, Inc. is a wholly-owned subsidiary of Omron Corporation. Headquartered in Kyoto, Japan, Omron Corporation is a global leader in the field of automation, sensing and control technology with $6 billion in annual revenue. Established in 1933, Omron has more than 26,000 employees in over 35 countries working to provide products and services to customers in a variety of fields including industrial automation, electronic components, social systems (ticket gate machines, ticket vending machines, and traffic control), and healthcare.

Scientific Technology Incorporated
6550 Dumbarton Circle
Fremont, California 94555
(510) 608-3400

Scientific Technology Incorporated ("Parent') was incorporated in California in 1970. Originally formed to operate the business that is now operated by STIZ, Parent was founded to design, manufacture and distribute industrial control products, such as sensors and controls. The operations of Parent were transferred into STIZ in 1987. Currently, Parent has no significant operations and owns approximately 86% of the outstanding capital stock of STIZ. Parent is owned and controlled by the Lazzara family.

The Special Meeting

Date, Time and Place (page ___)

The special meeting will be held on [____________], 2006, at 9:00 a.m., local time at 650 Page Mill Road, Palo Alto, California.

Matters to be Considered (page ___)

You will be asked to consider and vote upon a proposal to adopt and approve the merger agreement that STIZ has entered into with Omron and approve the merger and to consider any other matters that may properly come before the special meeting, including any procedural matters in connection with the special meeting, such as the postponement or adjournment of the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes to adopt and approve the merger agreement and approve the merger at such meeting.

Record Date (page ___)

If you owned shares of STIZ common stock at the close of business on [________], 2006, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You are entitled to one vote for each share of STIZ common stock that you owned on the record date. As of the close of business on the record date, there were approximately [________] shares of STIZ common stock outstanding held of record by [__] persons.

Required Vote (page ___)

Adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of STIZ common stock outstanding as of the close of business on the record date. The failure to vote will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and approval of the merger. The approval of a proposal to adjourn or postpone the meeting to permit the further solicitation of proxies requires the vote of a majority of the shares present and voting at the meeting.

Voting by Proxy (page ___)

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone. All properly executed proxies that STIZ receives prior to the vote at the special meeting, and which are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to STIZ, the underlying shares will be voted "FOR" the adoption and approval of the merger agreement and the approval of the merger, and "FOR" approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting if necessary.

Revocability of Proxy (page ___)

If you are the record holder of your shares, you may revoke your proxy at any time before it is voted at the special meeting. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

  submitting another properly executed proxy bearing a later date;
  giving written notice of revocation to any of the persons named as proxies or to the Secretary of STIZ;

  if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or
  voting in person at the special meeting.

Simply attending the special meeting will not revoke your proxy.

If your shares are held in "street name," you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

STIZ Board's Recommendation to its Shareholders Regarding the Merger (page ___)

The members of the STIZ board present at a meeting to consider and vote upon such matters unanimously determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders, and approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The members of the board unanimously recommend that STIZ shareholders vote "FOR" the adoption and approval of the merger agreement and approval of the merger at the special meeting.

The Merger

Transactions Related to the Merger (page ___)

Immediately prior to the merger, two related transactions will be consummated. In the first transaction, STIZ will sell its Automation Products Group business to an entity which is owned and controlled by certain officers and directors of STIZ. See "The Merger - Interests of Certain Persons in the Merger" below.

In the second transaction, the shareholders of Parent will sell all of their shares of Parent to Omron for an aggregate purchase price of approximately $[_______] in cash, such amount calculated as the number of shares of STIZ common stock owned by Parent multiplied by the merger consideration of $[_______] per share. This purchase price will be reduced by approximately $10,158,800 which will be placed into an escrow fund available to compensate Omron and certain affiliated parties for losses related to breaches of representations, warranties and covenants and other specific matters. The consideration received by STIZ shareholders, other than Parent, in the merger will not be reduced by any amounts related to such escrow and indemnification arrangements.

Immediately following these two transactions, STIZ will be comprised of only one business segment, the Safety Products Group, and Parent company will be a wholly-owned subsidiary of Omron.

Structure of the Merger (page ___)

Upon the terms and subject to the conditions of the merger agreement, and following the two transactions described above, Parent will be merged with and into STIZ. As a result of the merger, STIZ will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Omron. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page ___)

Holders of shares of STIZ common stock will be entitled to receive $[_______] in cash, without interest, for each share of STIZ common stock held immediately prior to the merger.

Interests of Certain Persons in the Merger (page ___)

STIZ's directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of STIZ shareholders. Specifically, if the merger is completed, certain indemnification arrangements for directors and officers of STIZ will be continued. In addition, it is anticipated that Omron will enter into employment or consulting agreements with three current executive officers of STIZ.

Four current officers and/or directors of STIZ own a majority of the outstanding capital stock of Parent. Parent owns approximately 86% of the outstanding capital stock of STIZ. The consideration paid to these four individuals, and certain family members and affiliated parties, in connection with the sale to Omron of all of the outstanding capital stock of Parent, will be reduced by approximately $10,158,800 which will be set aside for up to the later of 30 months or the resolution of certain matters in an escrow fund available to compensate Omron and certain affiliated parties for losses related to breaches of representations, warranties and covenants and other specific matters. The same four individuals noted above also own a controlling interest in the entity which has agreed to acquire STIZ's Automation Products Group business.

Opinion of STIZ's Financial Advisor (page ___)

In connection with the merger, the STIZ board of directors received a written opinion from its financial advisor, The Spartan Group LLC, dated April 24, 2006, that as of such date, and based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon its review set forth in such opinion, the consideration to be received by shareholders of STIZ in connection with the merger was fair to them, from a financial point of view. The full text of The Spartan Group written opinion, dated April 24, 2006, is included in this proxy statement as Annex B. You are encouraged to read this opinion carefully and in its entirety. The Spartan Group opinion was directed to the STIZ board of directors and provided for the information and assistance of the STIZ board of directors in connection with its deliberations regarding the merger. The Spartan Group opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the merger.

Reasons for the Merger (page __)

In the course of reaching its decision to recommend the adoption and approval of the merger agreement and approval of the merger, the STIZ board of directors consulted with The Spartan Group and STIZ's senior management and outside legal counsel, reviewed information and considered a number of factors including, among others, the following:

  the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity and the perceived risks thereof) and the STIZ board of directors' assessment based on a market check of other possible buyers as to the likelihood that a third party would offer a higher price than Omron;

  historical financial information concerning STIZ's business, financial performance and conditions, technology, operations and competitive position;
  current financial market conditions and historical market prices, volatility and trading information with respect to STIZ common stock; and
  the consideration to be received by the STIZ shareholders.

In the course of its deliberations, the STIZ board of directors also considered, among other things, the following positive factors:

  that the $[_______] per share in cash, without interest, to be paid as the consideration in the merger represented a premium of approximately [___]% over the 30 trading day average closing price of $8.13 per share;
  that the opinion and financial presentation of The Spartan Group on April 24, 2006 to the STIZ board of directors to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by The Spartan Group in connection with the opinion, the merger consideration to be received by shareholders of STIZ in connection with the merger was fair to them, from a financial point of view (the full text of this opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by The Spartan Group in connection with the opinion, is attached as Annex B to the proxy statement);
  that the merger consideration is all cash, which provides certainty of value to the STIZ shareholders, as compared to a transaction in which the shareholders would receive stock; and
  that because the merger would be subject to approval by STIZ shareholders, if a higher priced offer were to be made prior to the completion of the merger, the STIZ shareholders could choose to vote against the merger.

In the course of its deliberations, the STIZ board of directors also considered, among other things, the following negative factors:

  the fact that STIZ shareholders will not participate in any future growth potential of STIZ or any synergies resulting from the merger;
  the possibility that the merger might not be completed and the effect of the public announcement of the merger on STIZ management's attention, relationship with customers, STIZ sales, operating results and stock price, and STIZ's ability to attract and retain key management and sales, marketing and technical personnel; and
  the restrictions the merger agreement imposes on soliciting competing bids and the fact that STIZ would be obligated to pay a termination fee of $4,000,000.

Conditions to the Merger (page ___)

STIZ and Omron will not complete the merger unless a number of conditions are satisfied or waived, including, but not limited to:

  STIZ shareholders must have adopted and approved the merger agreement and approved the merger;
  the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") must have expired or been terminated;
  the absence of court or governmental prohibitions on the completion of the merger; and
  Omron must have consummated its purchase of all of the outstanding shares of capital stock of Parent.

In addition, STIZ's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  the accuracy of the representations and warranties of Omron; and
  the performance by Omron of its agreements and covenants under the merger agreement.

In addition, Omron's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  the accuracy of STIZ's representations and warranties;
  the performance by STIZ of its agreements and covenants under the merger agreement;
  STIZ must have completed the sale of its Automation Products Group business;
  no material adverse effect with respect to STIZ shall have occurred since April 24, 2006;
  all consents, approvals and contract modifications required of STIZ as specified in the merger agreement must have been obtained;
  the absence of certain legal proceedings; and
  the release of certain liens and obligations of Parent.

Termination of the Merger Agreement (page ___)

The merger agreement may be terminated at any time prior to the effective time of the merger, and the merger may be abandoned, even after the requisite approval of STIZ shareholders (subject to specified exceptions described below):

  by the mutual written consent of Omron and STIZ;

  if the effective time has not occurred on or before September 30, 2006, with certain exceptions;
  if a governmental entity has taken any action prohibiting the merger;
  if the requisite approval of STIZ shareholders has not been obtained, with certain exceptions;
  by STIZ in certain circumstances (including certain breaches by Omron of the merger agreement); or
  by Omron in certain circumstances (including the withdrawal of the STIZ board's recommendation of the merger to shareholders or the STIZ board's endorsement of an alternative transaction, and certain breaches by STIZ of the merger agreement).

Fees and Expenses (page ___)

The merger agreement provides that, regardless of whether the merger is completed, all expenses incurred by the parties will be borne by the party incurring such expenses; except that certain fees and expenses of STIZ and Parent will be paid out of the merger consideration, and STIZ and Omron will share equally any filing fees related to required filings under the HSR Act and certain printing costs related to the proxy statement. STIZ has agreed to pay a termination fee of $4,000,000 if the merger agreement is terminated in certain circumstances set forth in the merger agreement.

Regulatory Matters (page ___)

Under the provisions of the HSR Act, STIZ and Omron may not complete the merger until each of them has made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. STIZ and Omron expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act as promptly as practicable.

Dissenters' Rights (page ___)

Neither Oregon law nor California law provides you with dissenters' rights in connection with this transaction. Because STIZ shares of common stock are traded on the Nasdaq National Market System and its articles of incorporation do not provide for dissenters' rights, holders of STIZ common stock will not have the right to dissent with regard to the merger under Oregon law. Certain provisions of Oregon's dissenters' rights laws are attached as Annex C. Although STIZ maintains its headquarters and primary manufacturing facility in California, because its shares are quoted on the Nasdaq National Market System, Section 2115 of the California General Corporation Law does not apply. Accordingly, shareholders of STIZ have no right to dissent to the merger under California law.

STIZ Employee Equity (page ___)

Except as otherwise provided below, the vesting of all options to purchase shares of STIZ common stock that are outstanding at the closing of the merger will be fully accelerated on that date, and to the extent not exercised on such date, will be cancelled and terminated. Each holder of options that terminate without having been exercised will be entitled to receive a per share cash amount equal to the excess, if any, of $[_________] over the exercise price payable in respect of each such share, without interest, less any applicable withholding taxes (the "per share option consideration"). Notwithstanding the foregoing, holders of options to purchase shares of STIZ common stock whose employment with STIZ or one of its subsidiaries is terminated prior to the effective time of the merger will only be entitled to option consideration for the portion of the option that was outstanding immediately prior to the effective time of the merger and vested at the time the employee's relationship was terminated. Each such outstanding option will be cancelled and terminated as of the effective time of the merger, and, other than the cash payment described above, no STIZ option holder will have any additional rights thereafter with respect to any STIZ options.

STIZ will terminate its 1997 Employee Stock Purchase Plan as of June 15, 2006, except with respect to offering periods then in effect. Any offering period then in effect will be shortened so that the last day of such offering period shall be the last business day prior to, or if more administratively advisable, the last payroll date of STIZ immediately prior to, June 30, 2006. Outstanding rights to purchase STIZ common stock will be exercised in accordance with the purchase plan. Each share of STIZ common stock purchased under the purchase plan will, by virtue of the merger, be automatically converted into the right to receive a per share amount equal to $[__________] in cash, without interest.

No Solicitation of Acquisition Proposals (page ___)

STIZ has agreed it will not solicit or encourage the initiation of inquiries regarding any acquisition proposals by third parties, or take other actions with respect to such proposals that are prohibited by the merger agreement. STIZ may respond to certain unsolicited acquisition proposals, and Omron has the right to match superior proposals, under the circumstances set forth in the merger agreement. Moreover, in the event that certain affiliated shareholders of STIZ sell, or otherwise transfer, their ownership interest in STIZ to a third party at a price that is in excess of the merger consideration that they would receive in accordance with the transactions contemplated by the merger agreement, then such shareholders are contractually bound to transfer such profit to Omron.

Risk Factors

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to adopt the merger agreement and approve the merger.

We cannot assure you that the merger will provide greater value to you than you would have received if STIZ continued as an independent public company.

Upon completion of the merger, STIZ shareholders will have the right to receive [$______], without interest, for each share of STIZ common stock they hold at that time. The closing price per share of STIZ common stock on the Nasdaq National Market on April 24, 2006, the last trading day before we entered into the merger agreement with Omron, was $10.78. During the 12-month period ending on March 31, 2006, the closing price of STIZ common stock varied from a low of $2.30 to a high of $12.29 and ended that period at $7.70. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if STIZ continued as an independent public company.

The "no solicitation" restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire STIZ.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction (other than a sale by us of our APG business) with any person other than Omron. In addition, in the merger agreement, we agreed to afford Omron the right to match unsolicited superior proposals and to pay a termination fee to Omron in specified circumstances. These provisions could discourage other parties from trying to acquire STIZ even though those other parties might be willing to offer greater value to our shareholders than Omron has agreed to pay under the terms of the merger agreement.

In the event that certain affiliated shareholders of STIZ sell, or otherwise transfer, their ownership interest in STIZ to a third party at a price that is in excess of the merger consideration that they would receive in accordance with the transactions contemplated by the merger agreement, then such shareholders are contractually bound to transfer such profit to Omron. Accordingly, these affiliated shareholders do not have a financial incentive to vote in favor of a competing offer for STIZ to enter into a merger or similar transaction with a party other than Omron.

Our directors and officers have interests in the merger that may be different from other STIZ shareholders and that may have influenced their decision to support the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of STIZ, when considering our board of directors' recommendation in favor of the merger. The directors and officers of STIZ have interests in the merger that are in addition to, or different from, their interests as STIZ shareholders. Our board of directors was aware of these conflicts of interest when it approved the merger. These interests include, among others:

  the consideration to be paid to four officers and directors of STIZ in connection with the acquisition by Omron of all of the outstanding shares of capital stock of Parent immediately prior to the merger (such consideration based upon each individual's ownership interest in Parent), and the amount of such consideration that will be set aside in an escrow fund for the benefit of Omron and its affiliates;
  the offer of employment or consulting arrangements by Omron to certain current officers and directors of STIZ; and
  the agreement of Omron to honor the obligations of STIZ with respect to indemnification and exculpation of its officers and directors and provision of directors and officers liability insurance.

See also the section of this proxy statement entitled "The Merger - Interests of Certain Persons in the Merger" on page [___].

If the merger does not occur, we will not benefit from the expenses we have incurred in preparation for the merger.

If the merger is not consummated, we will have incurred substantial expenses for which no ultimate benefit will have been received by us. We currently expect to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, many of which may be incurred even if the merger is not completed. Moreover, under specified circumstances we may be required to pay a termination of $4,000,000, depending upon the reason for termination, to Omron in connection with a termination of the merger agreement.

The announced merger with Omron may adversely affect the market price of our common stock and our results of operations.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, in response to the announcement of the merger, our customers and strategic partners may delay or defer decisions which could have a material adverse effect on our business regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of our company may experience uncertainty about their future roles with the combined company. These conditions may adversely affect employee morale and our ability to attract and retain key management, sales, marketing and technical personnel. In addition, focus on the merger and related matters has resulted in, and may continue to result in, the diversion of management attention and resources. To the extent that there is uncertainty about the closing of the merger, or if the merger does not close, our business may be harmed if customers, strategic partners or others believe that we cannot effectively compete in the marketplace without the merger or if there is customer and employee uncertainty surrounding the future direction of our company on a stand-alone basis.

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements. Any statements regarding Omron's or STIZ's future plans, objectives, expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss STIZ's future expectations or state other forward-looking information, and may involve known and unknown risks over which STIZ has no control including, without limitation:

  the requirement that STIZ shareholders adopt and approve the merger agreement with Omron and approve the merger;
  receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;
  satisfaction of other conditions to the merger;
  the effect of the announcement of the merger on STIZ's customer relationships, operating results and business generally, including its ability to retain key employees; and
  other risks detailed in STIZ's current filings with the Securities and Exchange Commission (the "SEC"), including its most recent filings on Forms 10-Q and 10-K.

See "Where You Can Find More Information" on page [___]. You should not place undue reliance on forward-looking statements. STIZ cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent STIZ's views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, STIZ assumes no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

The Special Meeting of Scientific Technologies Inc. Shareholders

STIZ is furnishing this proxy statement to you, as a shareholder of STIZ, as part of the solicitation of proxies by its board of directors for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at 650 Page Mill Road, Palo Alto, California, on [____________], 2006, at 9:00 a.m., local time. The purpose of the special meeting is:

  to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 24, 2006, by and among Omron, STIZ and Parent and approve the merger;
  to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt and approve the merger agreement and approve the merger; and
  to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The members of the STIZ board of directors present at a meeting to consider and vote upon such matters unanimously determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and recommend that STIZ shareholders vote "FOR" the adoption and approval of the merger agreement and approval of the merger.

Record Date; Quorum

Only holders of record of STIZ common stock at the close of business on the record date, [________], 2006, are entitled to notice of and to vote at the special meeting. On the record date, there were approximately [________] shares of STIZ common stock issued and outstanding held of record by [__] persons. Holders of record of STIZ common stock on the record date are entitled to one vote per share on the proposals presented at the special meeting.

A quorum, which is a majority of the shares entitled to vote at the special meeting, must be present in order to hold the special meeting and to conduct business. Shares are counted as being present at the special meeting if a shareholder appears in person at the special meeting or if the shareholder votes such shareholder's shares by submitting a properly executed proxy card by mail, through the Internet or by telephone. Abstentions and broker non-votes will be included in the determination of the number of shares present for purposes of a quorum and each will be tabulated separately.

Vote Required

Adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of STIZ common stock outstanding at the close of business on the record date.

The approval of a proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the shares of STIZ common stock present, in person or by proxy, and entitled to vote at the special meeting. The persons named as proxies will vote those proxies for which they are entitled to vote "FOR" the merger proposal in favor of an adjournment or postponement of the special meeting and will vote those proxies for which they are required to vote "AGAINST" the merger proposal against any such adjournment or postponement.

Each holder of a share of STIZ common stock is entitled to one vote per share. Abstaining from the vote, or failing to provide a proxy or to vote in person will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and approval of the merger.

Brokers or other nominees who hold shares of STIZ common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares of STIZ common stock will not be counted as votes cast or shares voting, will have the same effect as votes "AGAINST" the adoption and approval of the merger agreement and approval of the merger, and will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the special meeting, if necessary.

Voting

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption and approval of the merger agreement and approval of the merger and "FOR" approval of the proposal to grant the persons named as proxies' discretionary authority to vote to adjourn or postpone the special meeting if necessary.

To vote, please complete, sign, date and return the enclosed proxy card. If a shareholder attends the special meeting and wishes to vote in person, the shareholder may withdraw such shareholder's proxy and vote in person. If a shareholder's shares are held in the name of a broker, bank or other nominee, the shareholder must obtain a proxy, executed in such shareholder's favor, from the holder of record to be able to vote at the special meeting. See "-Shares Registered in the Name of a Broker or Bank."

In addition, shareholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If a shareholder submits a proxy through the Internet or by telephone, the shareholder does not need to return the proxy card. Shareholders should be aware that in submitting a proxy through the Internet or by telephone, the shareholder may incur costs such as telephone and Internet access charges for which the shareholder will be responsible. The Internet voting facility and the telephone voting facility for shareholders of record will close at 11:59 p.m. Eastern Time on [____________], 2006.

Shares of STIZ common stock represented at the special meeting but not voted, including shares of STIZ common stock for which proxies have been received but from which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption and approval of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If a shareholder abstains from voting, it will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and approval of the merger and as a vote "AGAINST" the proposal to grant authority to vote to adjourn or postpone the special meeting if necessary. A shareholder's failure to execute and return a proxy card or otherwise vote at the special meeting will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and approval of the merger and will have no effect on the proposal to grant authority to vote to adjourn or postpone the special meeting if necessary.

Brokers or banks who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers and banks are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption and approval of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers and banks are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" the adoption and approval of the merger agreement and approval of the merger. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn or postpone the special meeting if necessary.

STIZ does not expect that any matter other than the proposal to approve and adopt and approve the merger agreement and approve the merger and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, will be brought before the special meeting. If, however, any other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of STIZ shareholders.

Voting by STIZ's Directors and Executive Officers

Certain executive officers and directors of STIZ own, in the aggregate, a majority of the outstanding capital stock of Parent, and Parent owns approximately 86% of the outstanding shares of STIZ common stock as of the record date. Although these individuals have not entered into voting agreements with respect to the merger, they have contractually agreed that in the event STIZ completes a merger transaction with a party other than Omron, any consideration that they would receive which is greater than the consideration to be received in the currently contemplated transaction, would be transferred to Omron. Accordingly, these executive officers and directors do not have a financial incentive as indirect shareholders of STIZ to vote in a manner other than in favor of adoption and approval of the merger agreement and approval of the merger.

Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than from STIZ's proxy card. If a shareholder holds shares in street name, to vote by proxy the shareholder must instruct the bank, broker or nominee to vote its shares by following the procedures specified by such bank, broker or nominee. If a shareholder wants to vote in person at the special meeting, the shareholder must request a proxy in the shareholder's name from its bank, broker or nominee.

Revoking Your Proxy

A record holder of STIZ common stock can revoke its proxy at any time before it is voted at the special meeting by:

  submitting another properly executed proxy bearing a later date;
  giving written notice of revocation to any of the persons named as proxies or to the Secretary of STIZ;
  if the shareholder submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or
  voting in person at the special meeting.

If the shareholder's shares of STIZ common stock are held in the name of a bank, broker, trustee or other holder of record, the shareholder must follow the instructions of its broker or other holder of record to revoke a previously given proxy. If the shareholder's broker or nominee allows the shareholder to submit a proxy by telephone or through the Internet, the shareholder may be able to change its vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

In addition to solicitation by mail, STIZ's directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but STIZ will reimburse them for their out-of-pocket expenses. STIZ will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of STIZ common stock and in obtaining voting instructions from those owners. STIZ is responsible for all expenses of filing, printing and mailing this proxy statement, except that Omron has agreed to pay half of the printing costs.

STIZ shareholders should not send STIZ stock certificates to the paying agent until the shareholders have received transmittal materials from the paying agent. Do not return STIZ stock certificates with the enclosed proxy.

The Companies

Scientific Technologies Incorporated ("STIZ") designs, manufactures and distributes electrical and electronic industrial controls such as machine safety and automation sensing products. STIZ's product lines include safety light curtains, safety interlock switches, safety relays, profiling scanners, factory automation sensors, controls, fiber optics, power monitoring, safety mats, safety contact strips, non-contact ultrasonic sensors and controllers, pressure transducers and other electronic equipment supplied to industrial automation, commercial and defense customers. STIZ was incorporated in Oregon in 1979 and is currently headquartered in Fremont, California. Eighty-six percent (86%) of the capital stock of STIZ is currently held by its parent corporation, Scientific Technology Incorporated, a California corporation. STIZ's shares of common stock are traded on the Nasdaq National Market under the symbol "STIZ."

Omron Management Center of America is a wholly-owned subsidiary of Omron Corporation. Headquartered in Kyoto, Japan, Omron Corporation is a global leader in the field of automation, sensing and control technology with $6 billion in annual revenue. Established in 1933 and headed by President and CEO Hisao Sakuta, Omron has more than 26,000 employees in over 35 countries working to provide products and services to customers in a variety of fields including industrial automation, electronic components, social systems (ticket gate machines, ticket vending machines, and traffic control), and healthcare.

Scientific Technology Incorporated ("Parent") was incorporated in California in 1970. Originally formed to operate the business that is now operated by STIZ, Parent was founded to design, manufacture and distribute industrial control products, such as sensors and controls. The operations of Parent were transferred into STIZ in 1987. Currently, Parent has no significant operations and owns approximately 86% of the outstanding capital stock of STIZ. Parent is owned and controlled by the Lazzara family.

The Merger

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

On August 3, 2005, STIZ received a non-binding written indication of interest from a third party to acquire its Safety Products Group business ("SPG"). On August 29, 2005, the STIZ board of directors retained The Spartan Group to act as its financial advisor and to contact other potentially interested parties to determine if a superior offer might be available to STIZ.

Through the end of September 2005, The Spartan Group contacted approximately ten potential acquirers, identified in consultation with the Company including some parties that had contacted the Company in the past regarding potential strategic transactions, to determine possible interest. None of these parties expressed a willingness to submit indications of interest that would be superior to that received by STIZ in August. Accordingly, the Company proceeded with in-depth due diligence with the initial third party.

As the indication of interest from the third party excluded STIZ's Automation Products Group business ("APG"), in October 2005, The Spartan Group began exploring potential interest among possible acquirers for APG.

In early December 2005, the party making the initial offer informed STIZ that it was not able to proceed with a transaction at the previously indicated valuation. In mid-December, The Spartan Group renewed efforts to find a potential acquirer for STIZ.

In January 2006, STIZ received five written indications of interest, two of which were for SPG only.

From January 2006 through February 2006, the Company invited the potential acquirers to receive management presentations. During this process STIZ received four revised indications of interest, all of which, including one from Omron, were for SPG only.

After a series of negotiations, primarily based on valuation, on March 2, STIZ agreed to grant Omron a time-constrained right to exclusive negotiations to purchase SPG for $94,000,000.

In addition, the STIZ board of directors formed an independent committee consisting of Richard S. Baldwinson, Carl H. Frei and Bernard J. Ploshay, the "APG Strategy Committee," to oversee and manage a process to maximize the value in a sale of APG.

On March 25, The Spartan Group received a written, non-binding proposal from a group controlled by certain members of the Lazzara family, all of whom are affiliates of STIZ, to acquire APG for between $4,500,000 and $5,500,000.

On March 30, STIZ agreed to extend Omron's exclusive negotiation right for one week to negotiate the remaining terms of the merger agreement. After two days of in-person negotiations, on April 6th and 7th, STIZ agreed to grant continued exclusivity to Omron through May 2, 2006.

During this time period, The Spartan Group received one oral and one written indication of interest from two additional parties for APG. The oral indication was below the range of the offer received from the Lazzara family on March 25th and the written indication, at the high end of its range, was within the range of the March 25 offer.

On April 14, the group controlled by members of the Lazzara family received a management presentation regarding APG and, after some negotiations, re-submitted a non-binding proposal on April 17 at $5,800,000. The APG Strategy Committee asked The Spartan Group to continue negotiations with the Lazzara family, particularly with regard to increasing the purchase price.

On April 20, the other interested party that had submitted a written indication received a management presentation regarding APG. The next day, April 21, 2006, the Lazzara family re-submitted a non-binding proposal at $6,000,000.

On April 24, at a special meeting of STIZ's board of directors, senior management reviewed the proposed terms of the SPG transaction and updated the board on the remaining issues. Legal advisors to STIZ summarized the key aspects of the merger agreement. The Spartan Group consulted with the board with respect to financial aspects of the merger and presented its fairness opinion. At the conclusion of the meeting, the STIZ board of directors unanimously approved and adopted the merger agreement and approved the merger.

Also on April 24, the APG Strategy Committee held a special meeting to review the proposed terms of the APG transaction. Legal advisors to the committee summarized the key aspects of the agreement related to the APG sale. The Spartan Group consulted with the committee with respect to the financial aspects of the transaction. The committee adjourned its meeting to participate in the meeting of the full board of directors described above. After adjournment of the meeting of the board of directors, the independent committee reconvened, and after further consultation with legal advisors and The Spartan Group, and after The Spartan Group presented its fairness opinion related to the APG sale, the committee unanimously approved and adopted the definitive agreement relating to the sale by STIZ of APG and the transactions contemplated thereby.

On April 25, definitive agreements were executed and STIZ announced its agreement to sell SPG to Omron for $94,000,000 and to sell APG to a new company formed by certain members of the Lazzara family for $6,000,000.

The terms of the sale of APG provided that the APG Strategy Committee was able to consider superior offers for APG, and a press release issued to the public on April 25, 2006 indicated this fact. On or about April 27, upon learning of the terms of the APG sale as presented in the press release, one bidder for APG withdrew from the process. However, during the period from April 25 through May 19, four new parties made inquiries regarding the acquisition of the APG business. Under the direction of the APG Strategy Committee, The Spartan Group responded to such inquiries and provided further information on APG to the two of such parties that expressed interest in receiving more information. As of May 19, one of these parties continued to indicate an interest in acquiring APG, however, no oral or written offer had been made.

Reasons for the Merger and Recommendation of the Board of Directors

During the course of reaching its decision to approve the merger and the merger agreement, the STIZ board of directors considered a number of factors and consulted senior management and outside financial and legal advisors.

The STIZ board of directors considered a number of factors supporting its decision to approve the merger agreement and the merger, including, but not limited to:

  discussions with management regarding STIZ's business, financial performance and condition, technology, operations, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of STIZ's business and the industry in which it competes, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led the board of directors to conclude that the merger presented an opportunity for STIZ shareholders to realize greater value than the value likely to be realized by shareholders in the event STIZ remained independent;
  a review of the possible alternatives to a sale of STIZ, including remaining independent and growing its business organically, pursuing a strategy of growth through acquisitions and/or pursuing corporate alliances, the value to shareholders of such alternatives, the timing and likelihood of actually achieving additional value from these alternatives, and the board's assessment that none of these alternatives was reasonably likely to result in value for shareholders greater than the consideration to be received in the merger;
  the risks associated with STIZ remaining an independent company, including the increased competition from larger companies that have greater resources than STIZ, the significant and increasing cost of complying with STIZ's obligations as a publicly-traded company, STIZ's anticipated operating performance and a review of ongoing product development initiatives;
  the $[_______] per share in cash, without interest, to be paid as the consideration in the merger represented an approximately [___]%premium over the average closing price of STIZ common stock from March 10, 2006 to April 21, 2006 (the 30 trading day period prior to the approval of the transaction by the STIZ board of directors);
  the opinion and financial presentation of The Spartan Group, dated April 24, 2006, to the STIZ board of directors that, based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon its review set forth in the opinion as the date of the opinion, the merger consideration to be received by shareholders of STIZ in connection with the merger was fair to them, from a financial point of view, as more fully described under "The Merger-Opinion of STIZ's Financial Advisor" on page [___];
  the belief by the STIZ board of directors that STIZ had obtained the highest price per share that Omron was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;
  the assessment, based on a market check of other possible buyers, as to the low likelihood that a third party would offer a higher price than Omron;

  the fact that the merger consideration is all cash, which provides certainty of value to STIZ shareholders compared to a transaction in which shareholders would receive stock;
  the fact that the merger would be subject to the approval of STIZ shareholders and that if a higher priced offer were to be made to the shareholders prior to the completion of the merger, the shareholders could elect not to adopt and approve the merger agreement and approve the merger; and
  the terms of the merger agreement, as reviewed by STIZ's board of directors with its legal advisors, including:
    the board's belief that the $4,000,000 maximum termination fee payable to Omron was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior offer;
    the likelihood that the merger will be consummated in light of the limited conditions to Omron's obligation to complete the merger, Omron's financial capability and the absence of any financing condition to Omron's obligation to complete the merger; and
    the negotiated exclusions to the definition of a "material adverse effect" in the merger agreement, including certain effects that result from conditions generally affecting the industries in which STIZ operates or the United States economy in general, any changes in the market price or trading volume of STIZ common stock by itself and any effect that results from any changes that are demonstrated to be attributable to the pendency or announcement of the merger.

In the course of its deliberations, the board also considered a variety of risks and other countervailing factors, including:

  the fact that STIZ shareholders will not participate in any future growth potential of STIZ or any synergies resulting from the merger;
  the possibility that the merger might not be completed and the effect of the public announcement of the merger on STIZ's management attention, relationship with customers, and STIZ's sales, operating results and stock price and STIZ's ability to attract and retain key management and sales, marketing and technical personnel;
  the restrictions the merger agreement imposes on soliciting competing bids and the fact that STIZ may be obligated to pay the $4,000,000 termination fee;
  the fact that gains from a cash transaction would be taxable to STIZ shareholders for U.S. federal income tax purposes; and
  that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by STIZ shareholders (See "The Merger Agreement-Conditions to the Merger" on page [___]).

The foregoing discussion of the factors considered by the STIZ board of directors is not intended to be exhaustive, but sets forth the principal factors considered by the board. After evaluating the foregoing factors and consulting with its legal counsel and its financial advisors, the board members present at a meeting to consider and vote upon such matters unanimously determined that the merger is advisable, fair to and in the best interests of STIZ and its shareholders and approved the merger and the merger agreement and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the directors present concluded were appropriate. In view of the wide variety of factors considered by STIZ board of directors in connection with its evaluation of the merger and the complexity of these matters, STIZ board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the STIZ board of directors. Rather, the STIZ board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The STIZ board of directors recommends that you vote "FOR" the adoption and approval of the merger agreement and approval of the merger and "FOR" the approval of the proposal to adjourn or postpone the special meeting if necessary.

Opinion of Financial Advisor to the STIZ Board of Directors

On August 29, 2005, STIZ retained The Spartan Group as its exclusive financial advisor in connection with a proposed merger transaction that ultimately resulted in the proposed transaction with Omron (the "Transaction"). At a meeting of the board of directors of STIZ held on April 24, 2006, at which the STIZ board of directors considered the Transaction and approved the merger agreement, The Spartan Group rendered its oral opinion to the STIZ board of directors (which was simultaneously delivered in writing, dated as of April 24, 2006) that, as of such date, based upon and subject to the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by The Spartan Group in connection with their opinion, the merger consideration to be received by STIZ shareholders was fair to them from a financial point of view.

The full text of The Spartan Group written opinion, dated April 24, 2006, is attached as Annex B to this proxy statement. Shareholders of STIZ are encouraged to read The Spartan Group opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by The Spartan Group in rendering its opinion. The following is a summary of The Spartan Group opinion and the methodology that The Spartan Group used to render its opinion. This summary is qualified in its entirety by reference to the full text of The Spartan Group opinion.

In conducting its review and arriving at its opinion, The Spartan Group assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to The Spartan Group by STIZ. The Spartan Group did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. The Spartan Group further relied on the assurances of management of STIZ that they were not aware of any facts that would have made any of the information reviewed by The Spartan Group inaccurate, incomplete or misleading in any respect. The Spartan Group was not engaged to assess the achievability of any projections or the assumptions on which they were based, and does not express a view as to such projections or assumptions. In addition, The Spartan

Group did not make or receive any independent valuation of the physical or intangible assets and liabilities (contingent or otherwise) of STIZ, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to below, The Spartan Group did not review the first quarter 2006 financials of STIZ or its divisions, except for revenues. Furthermore, The Spartan Group did not hold discussions with vendors, customers or other business partners of the Company. The Spartan Group assumed that there would be no material adverse change in the operations of STIZ, including any material adverse change resulting from any outstanding litigation.

The Spartan Group further assumed that: (i) the final merger agreement would be in all material respects in the form of the draft agreement dated April 21, 2006 ("Draft Agreement"), with no changes in the economic terms and conditions of the Transaction; (ii) the final versions of other agreements referred to in the Draft Agreement would be in all material respects in the form of the drafts of such other agreements as reviewed by The Spartan Group prior to April 21, 2006; (iii) the representations and warranties of each party to the merger agreement would be true and correct, that each party would perform all covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed transaction would be satisfied without waiver thereof; and (iv) all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

STIZ has affirmed that the Draft Agreement and other agreements referred to in the Draft Agreement were the same in all material respects to the final agreements entered into by the Company.

The Spartan Group did not consider, and its opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for STIZ or the effects of any other transaction in which STIZ might engage. It should be understood that although subsequent developments may affect The Spartan Group's opinion, The Spartan Group does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

In the course of performing its review and analyses for rendering its opinion, The Spartan Group conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, The Spartan Group:

  reviewed certain internal financial information relating to the business and financial prospects of the Company, including estimates and financial forecasts provided to The Spartan Group by the Company's management that were not publicly available;
  reviewed certain publicly available business and historical financial information from prior SEC filings relating to the Company;
  conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company;
  reviewed the current market prices and trading volume of the Company's publicly traded stock;
  reviewed the draft dated April 21, 2006 of the definitive agreement and certain other agreements related thereto; and

  conducted financial studies, analyses, and considered such other information, as The Spartan Group deemed appropriate.

The Spartan Group performed a variety of financial and comparative analyses in preparing its opinion, a summary of which is included herein. This summary is not a complete description of the analyses underlying The Spartan Group's opinion. The preparation of a fairness opinion is a complex analytic process involving many judgments and determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. It is not readily condensed and summarized. Accordingly, the analysis by The Spartan Group should be considered as an integrated whole and selecting portions of the analysis and factors, without considering all of them, could create misleading or incomplete conclusions regarding the procedures and analyses performed by The Spartan Group.

In performing its analyses, The Spartan Group made many assumptions with respect to STIZ, its SPG and APG divisions, and the industry, including factors beyond the control of the Company, such as economic conditions, financial market conditions, and industry performance. The estimates contained in The Spartan Group's analyses and the resulting valuation ranges from any particular part of The Spartan Group's analyses are not necessarily indicative of actual values or predictive of future values, which may be significantly more or less favorable than those suggested by The Spartan Group's analyses. Accordingly, The Spartan Group does not express any opinion as to the price or range of prices at which STIZ shares may trade, nor as to the price or range of prices at which the combined company's shares may trade.

The Spartan Group's opinion and analyses were only one of many factors considered by the STIZ board of directors in its evaluation of the Transaction with Omron. The Spartan Group's opinion should not be considered as determinative of the views of the STIZ board of directors or management team with regards to the Transaction or merger consideration. The terms of the Transaction were determined on the basis of negotiations by STIZ and Omron. The decision to enter into the Transaction by STIZ was made solely by its board of directors.

Financial Analyses Performed by The Spartan Group

The following is a summary of the material financial analyses performed by The Spartan Group in connection with rendering the opinion relating to the Transaction to the STIZ board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by The Spartan Group. The order of analyses described below does not represent the relative importance or weight given to those analyses by The Spartan Group.

The following tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of The Spartan Group. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 24, 2006 and is not necessarily indicative of current market conditions.

No assurance can be made that the projections The Spartan Group used in its analyses will be achieved. Further, STIZ did not publicly disclose internal management projections of the type provided to The Spartan Group in connection with The Spartan Group's analysis of the Transaction and the projections utilized were not prepared with an intent for public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including without limitation, factors related to general economic and industry conditions and competitive activity. Accordingly, actual results could vary significantly from those set forth in the projections used by The Spartan Group.

The valuation techniques The Spartan Group utilized, were as follows:

  Discounted Cash Flow Analysis
  Comparable Companies Analysis
  Precedent Transactions

The Spartan Group also reviewed the Company's historical share prices and compared it to the estimated transaction price.

Components of the Purchase Price

The Spartan Group estimated the purchase price consideration by adding the agreed-upon cash purchase prices of the Company's two operating businesses (SPG and APG) to the estimate of other purchase price consideration to be paid pursuant to the merger (cash net of fees, income tax receivable, and a working capital adjustment). Using the total estimated purchase consideration, The Spartan Group calculated the diluted per share common equity value of the Company's shares (with options counted using the Treasury method) based on shares and options outstanding as of March 31, 2006.

Form of Consideration	Estimated Purchase Consideration ($ 000s)
SPG Cash Consideration	$ 94,000
APG Cash Consideration	6,000
STIZ Consideration	100,000
Estimated Cash, net of Fees, Income Tax Receivable & Working Capital Adjustment	8,217
Total Estimated Shareholder Consideration	$ 108,217
Estimated Consideration per Fully-Diluted Share	$ 10.76

The Spartan Group also calculated the enterprise value (or "EV") of the Company (the EV is calculated as the market value of common equity (in the case of the Company as implied by the merger consideration) plus the book value of total debt, minority interest, preferred stock, capital lease obligations, and equity in affiliates less the book value of cash and cash equivalents as of Mach 31, 2006) as a multiple of the following historical and estimated financial results:

  revenue and EBITDA (earnings before interest, taxes, depreciation and amortization), with EBITDA adjusted to exclude certain public-company costs such as those incurred to comply with Sarbanes Oxley legislation ("Adjusted EBITDA"), provided by the Company's management, for the last twelve-month period ("LTM") ended December 31, 2005; and
  the Company's management's revenue and Adjusted EBITDA estimates for the fiscal year 2006.

The results of these analyses were as follows:

At $10.76 Estimated Price
Enterprise Value to	LTM FY 2005 - Actual Revenue	1.8x
	FY2006E - Mgmt. Revenue	1.5x
Enterprise Value to	LTM FY 2005 - Actual Adj. EBITDA	23.0x
	FY2006E - Mgmt. Adj. EBITDA	10.6x

Discounted Cash Flow Analysis.

Discounted Cash Flow analysis determines a net present value of future cash flows of the Company. This analysis starts with a net cash flow for each year of the projection period (2006 through 2010) as the Company's EBITDA less cash taxes, capital expenditures and changes in working capital. In addition, a "terminal value" is computed in 2010 as a multiple of 2010 EBITDA. The annual net cash flow and terminal value are converted into a present value as of December 31, 2005 using a discount rate; cash balances are added and debt balances are subtracted (as of December 31, 2005) from the present value to arrive at net equity value for the Company's shares.

The Spartan Group discounted the Company's future free cash flows through 2010 (as projected by the management of STIZ), using discount rates reflecting the weighted average cost of capital, ranging from 12.5% to 17.5% and terminal EBITDA multiples of 8.0 to 10.0 times. This resulted in an estimated value per share range from $8.13 to $11.38 and an average per share value of $9.57.

In performing its analyses, The Spartan Group relied on projections for STIZ as provided by its management team. No assurance can be made that the projections The Spartan Group used in its analyses will be achieved. Further, STIZ does not publicly disclose internal management projections of the type provided to The Spartan Group in connection with The Spartan Group's analysis of the Transaction and the projections utilized were not prepared with an intent for public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including without limitation, factors related to general economic and industry conditions and competitive activity. Accordingly, actual results could vary significantly from those set forth in the projections used by The Spartan Group.

Selected Companies Analysis.

The Spartan Group reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the selected publicly traded industrial technology companies. The Spartan Group did not necessarily include all companies or businesses that could be deemed as comparable to STIZ. The companies The Spartan Group selected for its analyses were:

Small Capitalization	Large Capitalization
Badger Meter Inc.	Agilent Technologies Inc.
CTS Corp.	Danaher Corp.
FARO Technologies Inc.	Emerson Electric Co.
Measurement Specialties Inc.	Eaton Corp.
Mikron Infrared Inc.	Honeywell International Inc.
MOCON Inc.	National Instruments Corp.
MTS Systems Corp.	Omron Corp.
Roper Industries Inc.
Rockwell Automation Inc.
Schneider Electric SA

The Spartan Group calculated and compared financial information and various financial market multiples and ratios of the selected companies based on historical information it obtained from SEC filings and consensus estimates from publicly available sources reporting such data. The multiples and ratios of the selected companies were calculated using common stock closing prices on April 21, 2006. With respect to the Company and each of the selected companies, The Spartan Group calculated:

  EV as a multiple of actual fiscal year 2005 and estimated 2006 revenue;
  EV as a multiple of actual fiscal year 2005 and estimated 2006 EBITDA;

Historical financial results utilized by The Spartan Group for purposes of this analysis were based upon information contained in the applicable company's latest publicly available financial statements prior to April 21, 2006. For the selected large capitalization comparable companies, LTM refers to the last twelve-month period available from the most recently publicly available information as of March 31, 2006, except for Agilent Technologies, Inc., Omron Corp., and Schneider Electric, were LTM refers to the twelve- month period ending on January 31, 2006, December 31, 2005 and June 30, 2005, respectively. For the selected small capitalization comparable companies, LTM refers to the last twelve-month period available from the most recently publicly available information as of December 31, 2005, except for Badger Meter Inc., CTS Corp., Mikron Infrared and MTS Systems, where LTM refers to the twelve-month period ending on March 31, 2006, April 2, 2006, January 31, 2006 and April 1, 2006, respectively.

All companies were selected because they served the industrial technology markets. However, none of the companies selected are identical to STIZ. As a result, any conclusions from this analysis must involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies selected and other factors that would affect the market values of publicly-traded companies.

The results of these analyses are summarized in the following tables:

	Mean	Median	Range
Selected Large Capitalization Companies:
Enterprise Value to Revenue
Last Twelve Months (x)	2.3	2.3	1.2 to 4.2
Estimated 2006	2.1	2.1	1.1 to 3.7
Enterprise Value to EBITDA
Last Twelve Months (x)	13.4	12.5	8.7 to 22.6
Estimated 2006	11.8	11.7	7.8 to 17.7
Selected Small Capitalization Companies:
Enterprise Value to Revenue
Last Twelve Months (x)	1.6	1.6	0.9 to 2.4
Estimated 2006	1.6	1.7	0.8 to 2.6
Enterprise Value to EBITDA
Last Twelve Months (x)	10.7	11.3	7.9 to 14.2
Estimated 2006	11.6	12.1	7.8 to 14.5

Selected Transactions Analysis.

The Spartan Group analyzed certain information relating to the following selected transactions in the industrial technology industry:

Date	Target	Acquirer
1/9/2006	Texas Instruments Sensors & Controls, Inc.	Bain Capital, Inc.
12/7/2005	Leica Geosystems AG	Hexagon AB
10/3/2005	BEI Technologies Inc	Schneider Electric SA
9/26/2005	Roxboro Grp PLC-Solartron Bus	AMETEK Inc
9/1/2005	Leica Microsystems	Danaher
7/15/2005	Mobrey Measurement	Emerson Electric
6/24/2005	LEM Instruments	Danaher
6/13/2005	SPECTRO	AMETEK Inc
5/12/2005	NuFlo Technologies	Cooper Cameron
4/28/2005	SI Technologies Inc.	Vishay Intertechnology Inc.
4/27/2005	Rupprecht and Patashnick	Thermo Electron
4/14/2005	Power Measurement	Schneider Electric SA
3/29/2005	iQvolution	FARO Technologies
3/14/2005	Avensys Inc	C-Chip Technologies Corp
3/1/2005	Johnson Controls, Inc. - Engine Electronics Business	Valeo Inc.
12/7/2004	Sokkia Co Ltd	Phoenix Capital Co Ltd
6/18/2004	Taylor Hobson Ltd.	AMETEK Inc
5/27/2004	Kavlico Corporation	Schneider Electric SA
1/5/2004	Agfa-Gevaert NV, Non-Destructive Testing Business	GE Aircraft Engines

Using publicly available information, The Spartan Group analyzed, among other things, the multiples of the historical merger and acquisition transactions as a multiple of enterprise value to LTM revenue and EBITDA. All data were provided from publicly available sources reporting such data. The table below, excluding transactions where observations were not available, summarizes the mean, median, and range of the set of selected comparable merger and acquisition transactions.

		Enterprise Value as a Multiple of:
	Enterprise Value ($MM)	LTM Sales (x)	LTM EBITDA (x)
Selected Transactions:
Mean	$71.5	1.5	10.6
Median	$70.2	1.5	10.3
Range	$30.6 to $226.3	0.5 to 3.7	6.7 to 17.7

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the Transaction. Further, all multiples for the selected transactions were based on public information available at the time of each transaction, and do not take into account differing market and other conditions during which the selected transaction occurred. In addition, each transaction involved companies with differing financial and operating characteristics, potential for merger synergies, and other factors which would necessarily affect the transaction multiples. As a result, any conclusions from this analysis must involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies selected, the timing of the transaction, and other factors that would affect the market values of merger and acquisition transactions.

Historical Stock Trading Analysis.

The Spartan Group reviewed the historical trading prices of the Company, both in absolute and relative terms, reviewed the historical trading volumes for the shares of Common Stock and calculated the weighted average price per share of Common Stock and total shares of Common Stock traded as a percentage of shares outstanding for each of the three-month, six-month, and one-year calendar periods ended on April 21, 2006, the last trading date prior to the date of the Board meeting at which the board of directors of the Company approved the Transaction. The weighted average trading prices per share of Common Stock calculated by The Spartan Group ranged from $7.50 to $8.52.

In addition, The Spartan Group calculated the implied premium represented by the estimated $10.76 price per share to be received by holders of shares of Common Stock to the trading prices of Common Stock one week and four weeks prior to April 24, 2006, which was the date of the board meeting at which the board of directors of the Company approved the Transaction. The Spartan Group calculated the implied premiums to be 19.6% to the one-week prior trading price and 31.9% to the four weeks prior trading price.

For reference purposes, The Spartan Group also collected data on premiums paid on transactions during calendar year 2005 with a transaction value less than $1.0 billion. The information on transaction premiums was collected from publicly available sources reporting such data. The following table summarizes the premiums paid for these selected transactions:

	Premiums Paid Analysis:		Estimated:
	CY 2005	YTD Feb. 2006	STIZ Transaction
Premium to one-day prior price	-	-	(1.3%)
Premium to one-week prior price	23.8%	24.2%	19.6%
Premium to four-weeks prior price	26.6%	26.6%	31.9%

Information Regarding The Spartan Group LLC

In August 29, 2005, STIZ engaged The Spartan Group as its exclusive financial advisor to provide advice and assistance in connection with possible mergers, acquisitions, asset sales or similar transactions involving the company. For such services, The Spartan Group is entitled to fees, including those contingent upon the closing of a transaction. Pursuant to The Spartan Group's engagement letter, STIZ agreed to pay The Spartan Group a fee contingent upon delivering this opinion and a fee which is contingent upon the consummation of the Merger. The Spartan Group has received a $50,000 retainer fee, and has received an additional $50,000 fee from having delivered this opinion on April 24, 2006. The Spartan Group is also advising a special committee of the board of directors of the Company regarding the sale of APG and has also provided a fairness opinion to that special committee regarding the sale of APG for which The Spartan Group was paid $50,000. Upon consummation of the Merger, The Spartan Group is entitled to a fee of $500,000 plus 5% of the amount of "aggregate consideration" (as defined in the Engagement Letter) over $90,000,000. The Spartan Group is also entitled to a fee upon consummation of the sale of APG in the amount of $200,000, provided however, that if a buyer other than the APG Purchaser were to purchase APG, The Spartan Group would be entitled to a fee of the greater of $200,000 or 2.5% of "aggregate consideration" as defined in the Engagement Letter. Such fees payable upon consummation are subject to reduction by the $50,000 retainer fee and any fees collected pursuant to providing fairness opinions. Furthermore, the Company has agreed to reimburse The Spartan Group for reasonable out-of-pocket expenses and provide indemnification with respect to the engagement.

The Spartan Group LLC is an investment banking firm with offices in the Los Angeles and San Francisco metropolitan areas that is dedicated to providing high quality investment banking advice to clients in the middle-market. The Spartan Group provides advice relative to mergers and acquisitions, financings, and other issues of a strategic and financial nature.

Delisting and Deregistration of STIZ Common Stock

Following the completion of the merger, STIZ common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, and STIZ will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger

In considering the recommendation of the STIZ board of directors with respect to the merger agreement and the merger, holders of shares of STIZ common stock should be aware that STIZ's executive officers and directors have interests in the merger that may be different from, or in addition to, those of STIZ shareholders generally. These interests may create potential conflicts of interest. The STIZ board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that the shareholders vote in favor of adopting and approving the merger agreement and approving the merger.

Ownership Interests of Certain Officers and Directors

Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara and James A. Ashford, officers and directors of STIZ, currently own 90.9% of the outstanding capital stock of Parent. Parent owns approximately 86% of the outstanding capital stock of STIZ. Immediately prior to the merger, Omron will acquire all of the outstanding capital stock of Parent for an aggregate consideration of $[______], such amount calculated as the number of shares of STIZ common stock owned by Parent multiplied by the merger consideration of $[______] per share. In connection with this acquisition by Omron, the aggregate consideration will be reduced by approximately $10,158,800 which will be maintained in an escrow fund for up to the later of 30 months or the resolution of certain matters and will be available to compensate Omron and certain affiliated parties for losses related to breaches of representations, warranties and covenants and other specific matters. The four individuals named above also own a controlling interest in the entity which has entered into a definitive agreement with STIZ acquire the Automation Products Group business.

Employment Offers for Certain Officers and Directors

In connection with the merger, Omron will make offers of employment or for consulting arrangements with certain officers and directors of STIZ. Specifically, it is anticipated that each of Joseph J. Lazzara, currently, President and Chief Executive Officer, and a director, of STIZ; James A. Lazzara, currently, Secretary and Senior Vice President of Sales, and a director, of STIZ; and James A. Ashford, currently, Senior Vice President of Operations, and a director, of STIZ will enter into an agreement with Omron to provide continuing services to STIZ, as the surviving corporation in the merger, as an employee, director and/or consultant.

Indemnification of Officers and Directors

STIZ, as the surviving corporation in the merger, will fulfill and honor in all respects the obligations of STIZ pursuant to any indemnification agreements between STIZ and its current and former directors and officers in effect as of April 24, 2006, and any indemnification and exculpation provisions under STIZ's articles of incorporation and bylaws that were in effect as of April 24, 2006. The articles of incorporation and bylaws of STIZ, as the surviving corporation, will contain provisions with respect to indemnification and exculpation that are at least as favorable to the indemnified parties as those contained in the STIZ charter documents as in effect as of April 24, 2006, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were directors or officers of STIZ prior to the effective time of the merger, unless such modification is required by applicable law.

In addition, STIZ, as the surviving corporation, will maintain in effect, for six years after the merger, policies of directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers of STIZ for events occurring prior to the effective time of the merger, so long as the aggregate premiums therefor would not be in excess of 250% of the annual premium currently paid by STIZ for such coverage. If such premiums exceed 250%, STIZ, as the surviving corporation, will obtain as much directors' and officers' liability insurance as can be obtained at an aggregate premium equal to 250% of the annual premium currently paid by STIZ.

Benefits Arrangements

Omron has agreed that continuing employees of STIZ will be eligible to receive benefits consistent with Omron's applicable human resources policies. Omron has agreed to give continuing employees full credit under such policies for prior service with STIZ for purposes of determining the level of benefits under Omron's benefit plans, programs or policies for prior service at STIZ; provided that such credit does not result in duplication of benefits. Nothing in the merger agreement will limit or prevent Omron or STIZ, as the surviving corporation in the merger, from modifying, amending or terminating any of its benefit plans, programs or policies.

Regulatory Matters

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act and the rules and regulations promulgated thereunder, mergers and acquisitions that meet certain thresholds, such as this transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the reviewing agency determines that an additional investigation is required and issues a formal request for additional information and documentary material. STIZ and Omron expect to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act as promptly as practicable.

The transaction may also be subject to antitrust approval in other foreign jurisdictions. It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that STIZ and Omron will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to "The Merger Agreement-Conditions to the Merger."

Certain Material United States Federal Income Tax Consequences

The following discussion summarizes certain material United States federal income tax consequences of the merger that are generally applicable to United States holders of STIZ common stock who hold their stock as a capital asset for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based upon United States federal income tax law as in effect on the date hereof, which is subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all United States federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances, such as shareholders subject to special treatment under United States federal income tax law (e.g. dealers in securities, insurance companies, tax-exempt entities, financial institutions, foreign persons, and partnerships and their partners), shareholders who hold shares of STIZ common stock as part of a hedge, straddle, conversion or other integrated transaction, or shareholders who acquired STIZ common stock upon exercise of stock options or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase STIZ common stock in anticipation of the merger, and it also does not address the tax consequences of the merger to holders of warrants or options to purchase STIZ common stock. Furthermore, this discussion does not address any state, local or foreign tax considerations. STIZ SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

Taxable Transaction. The merger will constitute a fully taxable transaction for United States federal income tax purposes. As a result, a STIZ shareholder will generally recognize capital gain or loss in an amount equal to the difference between the amount of the merger consideration received by such shareholder and the shareholder's adjusted tax basis in the common stock surrendered in the merger. Any such gain or loss will be long term if the holder's holding period is more than one year. For non- corporate STIZ shareholders, including individuals, long-term capital gain is generally subject to a maximum tax rate of 15% under current law. Short-term capital gains are generally taxed at ordinary income rates. The use of capital losses is generally subject to limitation. Gain or loss must be calculated separately for each block of STIZ common stock (i.e., shares of STIZ common stock acquired at the same time in a single transaction). STIZ shareholders who own separate blocks of STIZ common stock should consult their own tax advisors with respect to these rules.

Information Reporting and Backup Withholding. STIZ shareholders will generally be subject to information reporting with respect to the cash received in exchange for STIZ common stock. Shareholders who do not provide appropriate information when requested may also be subject to backup withholding at a rate of 28%. Any amount withheld with respect to an STIZ shareholder under such rules is not an additional tax and may be refunded or credited against such shareholder's United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

The Merger Agreement

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement solely to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger described in the merger agreement, it is not intended to provide factual information about the parties.

Transactions Related to the Merger

Immediately prior to the merger, two related transactions will be consummated. In the first transaction, STIZ will sell its Automation Products Group business to an entity which is owned and controlled by certain executive officers and directors of STIZ. (The definitive agreement related to this transaction is included as Annex E to this proxy statement.)

In the second transaction, the shareholders of Parent will sell all of their shares of Parent to Omron for an aggregate purchase price of approximately $[________] in cash, such amount calculated as the number of shares of STIZ common stock owned by Parent multiplied by the merger consideration of $[_______] per share. This purchase price will be reduced by approximately $10,158,800 which will be placed into an escrow fund available to compensate Omron and certain affiliated parties for losses related to breaches of representations, warranties and covenants and other specific matters. The consideration received by STIZ shareholders, other than Parent, in the merger will not be reduced by any amounts related to such escrow and indemnification arrangements. (The definitive agreement related to this transaction is included as Annex D to this proxy statement.)

Immediately following these two transactions, STIZ will be comprised of only one business segment, the Safety Products Group, and Parent will be a wholly-owned subsidiary of Omron.

Structure of the Merger and Effective Time

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, following the completion of the two related transactions described above, Parent, as a wholly-owned subsidiary of Omron, will merge with and into STIZ. The separate corporate existence of Parent will cease, and STIZ will survive the merger and will become a wholly-owned subsidiary of Omron. STIZ, after the merger, is sometimes referred to as the surviving corporation.

The merger agreement provides that STIZ, Omron and Parent will complete the merger no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, or at such other time as the parties agree in writing prior to the closing. STIZ intends to complete the merger as promptly as practicable, subject to receipt of shareholder approval, requisite regulatory approvals and other specified closing conditions. The time at which the merger is completed is referred to as the effective time. Although STIZ, Omron and Parent expect to complete the merger in the third quarter of 2006, STIZ cannot specify when, or assure you that, STIZ, Omron or Parent will satisfy or waive all conditions to the completion of the merger.

Charter Documents and Board of Directors and Officers of the Surviving Corporation

The articles of incorporation and bylaws of STIZ, as the surviving corporation in the merger, will both be amended and restated as determined by the parties and as set forth in the plan of merger which will be filed with the Secretary of State of the State of Oregon to effectuate the merger. Similarly, the initial directors and officers of STIZ immediately following the effective time will be determined by the parties and set forth in the plan of merger.

Consideration to be Received in the Merger

Upon completion of the merger, each share of STIZ common stock issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive $[________] in cash, without interest, and less any applicable withholding taxes.

Payment Procedures

Omron will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of STIZ common stock. Omron will, within five business days following the effective time, deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. Promptly after the effective time, the paying agent will mail to each STIZ shareholder of record a letter of transmittal and instructions explaining how to send the shareholder's stock certificates to the paying agent. The paying agent will pay the merger consideration, less any withholding taxes required by law, to the shareholder promptly following the paying agent's receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the merger consideration payable upon the surrender of any STIZ stock certificate. Surviving corporation is entitled to cause the paying agent to return to (or as directed by) it any funds that have not been distributed within one year after the effective time. After the time the paying agent returns any remaining funds to (or as directed by) surviving corporation, holders of certificates who have not complied with the instructions to receive the merger consideration will be entitled to look only to surviving corporation for payment of the applicable merger consideration, without interest.

STIZ shareholders should not send STIZ stock certificates to the paying agent until the shareholders have received transmittal materials from the paying agent. Do not return STIZ stock certificates with the enclosed proxy.

If any certificates representing STIZ common stock are lost, stolen or destroyed, an STIZ shareholder will be entitled to receive the merger consideration after the shareholder makes an affidavit of that fact and, if required by Omron, posts a bond in a reasonable and customary amount as Omron may direct as indemnity against any claim that may be made against Omron, the paying agent or the surviving corporation with respect to the lost, stolen or destroyed stock certificates.

Employee Equity Plans

Except as otherwise provided below, the vesting of all options to purchase shares of STIZ common stock that are outstanding at the closing of the merger will be fully accelerated on that date, and to the extent not exercised on such date, will be cancelled and terminated. Each holder of options that terminate without having been exercised will be entitled to receive a per share cash amount equal to the excess, if any, of $[_________] over the exercise price payable in respect of each such share, without interest, less any applicable withholding taxes (the "per share option consideration"). Notwithstanding the foregoing, holders of options to purchase shares of STIZ common stock whose employment with STIZ or one of its subsidiaries is terminated prior to the effective time of the merger will only be entitled to option consideration for the portion of the option that was outstanding immediately prior to the effective time of the merger and vested at the time the employee's relationship was terminated. Each such outstanding option will be cancelled and terminated as of the effective time of the merger, and, other than the cash payment described above, no STIZ option holder will have any additional rights thereafter with respect to any STIZ options.

STIZ will terminate its 1997 Employee Stock Purchase Plan as of June 15, 2006, except with respect to offering periods then in effect. Any offering period then in effect will be shortened so that the last day of such offering period shall be the last business day prior to, or if more administratively advisable, the last payroll date of STIZ immediately prior to, June 30, 2006. Outstanding rights to purchase STIZ common stock will be exercised in accordance with the purchase plan. Each share of STIZ common stock purchased under the purchase plan will, by virtue of the merger, be automatically converted into the right to receive a per share amount equal to $[_____________] in cash, without interest

All stock plans of STIZ will terminate upon completion of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties that STIZ and Omron made to, and solely for the benefit of, each other. These representation and warranties were made only for purposes of the merger agreement, may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality agreed upon by the contracting parties that differ from those applicable to investors. The representations and warranties expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that STIZ delivered to Omron in connection with signing the merger agreement. Accordingly, STIZ shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure letter. This disclosure letter contains information that has been generally disclosed by STIZ in previous public filings, as well as information that is of a non-public nature. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in STIZ's public disclosures.

The merger agreement contains customary representations and warranties that STIZ made to Omron regarding, among other things:

  corporate matters, including due organization, power and qualification, STIZ's subsidiaries and its organizational documents;
  STIZ's capital structure;
  STIZ's authority to execute, deliver and perform the obligations under the merger agreement and related matters;

  absence of conflicts with, or violations of, organizational documents, legal requirements or STIZ's contractual obligations as a result of the merger;
  compliance with legal requirements and contractual obligations generally and material consents and necessary governmental approvals;
  accuracy of information contained in registration statements, reports and other documents that STIZ has filed with the SEC and the compliance of STIZ's filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;
  absence of undisclosed liabilities;
  absence of certain changes or events since December 31, 2005;
  absence of litigation;
  employee benefit plans;
  restrictions on business activities;
  title to STIZ's property;
  tax matters;
  environmental matters;
  brokers or finders' fees, commissions or similar charges;
  intellectual property matters;
  licenses and permits;
  STIZ's material contracts and key relationships with STIZ's customers and suppliers;
  insurance;
  information supplied by STIZ for this proxy statement, books and records and absence of material misstatements or omissions;
  receipt of a fairness opinion from The Spartan Group;
  approval by the STIZ board of directors of the merger agreement, statement of the advisability of the merger and recommendation to the shareholders;
  no undisclosed transactions with STIZ's affiliates that are otherwise required to be disclosed;
  absence of debt; and

  absence of illegal payments.

In addition, Omron made representations and warranties to STIZ regarding, among other things:

  corporate matters, including due organization, power and qualification;
  authority to execute, deliver and perform its obligations under the merger agreement and related matters;
  absence of conflicts with, or violations of, its organizational documents, legal requirements or other obligations as a result of the merger;
  information supplied by Omron for this proxy statement; and
  availability of funds necessary to pay the merger consideration.

Some of STIZ's representations and warranties are qualified by a material adverse effect standard. A "material adverse effect" means, with respect to STIZ, any change, event, violation, inaccuracy, circumstance or effect that, individually or when aggregated with other effects, is or is reasonably likely to be materially adverse to (i) STIZ and its subsidiaries' business, operations, assets, capitalization, financial condition or results of operations taken as a whole, considering only the effect on the Safety Products Group, or (ii) STIZ's ability to complete the transactions contemplated by the merger agreement; provided, however, that in no event shall any of the following, alone, be deemed to constitute a material adverse effect on STIZ:

  any effect that results from conditions generally affecting the industries in which STIZ operates or any changes affecting the United States economy in general (except any such change which has a disproportionate impact on STIZ);
  any changes affecting general worldwide economic or capital market conditions;
  any changes in the market price or trading volume of STIZ common stock;
  any actions or omissions of STIZ or any of its subsidiaries taken with the prior written consent of Omron;
  any effects resulting from changes after April 24, 2006 in U.S. generally accepted accounting principles;
  any changes that STIZ has reasonably demonstrated are principally the result of any legally required announcement, or pendency, of the merger; or
  any effects resulting from any legal proceeding challenging or seeking to restrain or prohibit the completion of the merger or alleging breach of fiduciary duty in connection therewith by a shareholder of STIZ.

Covenants Relating to the Conduct of Business by STIZ

STIZ and its subsidiaries agreed, during the period from April 24, 2006 until the earlier of the termination of the merger agreement or the effective time, except to the extent that Omron otherwise consents in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to April 24, 2006 and in material compliance with all applicable laws and regulations, pay its liabilities and taxes when due (subject to good faith disputes), pay or perform other material obligations when due, and use commercially reasonable efforts, consistent with past practices and policies, to:

  preserve intact its present business organization;
  keep available the services of its present officers and employees; and
  preserve its relationships with material customers, suppliers, licensors, licensees and others with which STIZ has business dealings.

In addition, during the same period, STIZ has agreed not to, and not to permit its subsidiaries to, do any of the following without the prior written consent of Omron, except as permitted or required by the merger agreement or law:

  cause, permit or propose any amendments to its charter documents (or similar governing instruments of any of STIZ's subsidiaries);
  acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division of such organization, or otherwise acquire any assets out of the ordinary course, or agree to enter into any joint ventures, strategic partnerships or similar alliances;
  issue, deliver, sell, authorize or designate or pledge or otherwise encumber, or propose to do so with respect to:
    any shares of STIZ capital stock or that of STIZ's subsidiaries;
    any securities convertible into shares of STIZ capital stock or that of STIZ's subsidiaries;
    subscriptions, rights, warrants or options to acquire any shares of its capital stock or that of its subsidiaries, or any securities convertible into shares of its capital stock or that of its subsidiaries; or
    commitments obligating it to issue any such shares or convertible securities;
    other than the issuance of shares of its common stock (i) pursuant to the exercise of stock options outstanding as of April 24, 2006 in accordance with their terms, (ii) to participants in STIZ's employee stock purchase plan and (c) to newly hired employees in the ordinary course of business consistent with past practices;
  declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock or that of its subsidiaries;

  split, combine or reclassify its capital stock or that of its subsidiaries;
  purchase, redeem or otherwise acquire any shares of its capital stock or that of its subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on April 24, 2006;
  waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options (other than accelerations as a result of the accelerated vesting of such options contemplated by the merger agreement), or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
  make any loans, advances or capital contributions to, or investments in, any other individual or entity, other than loans or investments to or in STIZ or any wholly-owned subsidiary of STIZ, or employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;
  increase in any material amount the compensation or benefits payable or to become payable to directors or employees (other than regular compensation increases for employees in the ordinary course of business consistent with past practices);
  enter into any new or amend any existing employee plan, employment agreement, indemnification, collective bargaining, or similar agreement, except as required by applicable law or in the ordinary course of business consistent with past practice;
  waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which STIZ or any of its subsidiaries is a party or of which STIZ or any of its subsidiaries is a beneficiary;
  grant any exclusive rights with respect to any intellectual property of the Safety Products Group;
  enter into or renew any contract containing any non-competition, non-solicitation, exclusivity, "most favored nation" or other preferential pricing or other material restrictions on STIZ;
  hire employees other than in the ordinary course of business consistent with past practice or hire officers or directors;
  incur any debt, issue any debt securities, guarantee any debt of another person, or enter into any similar arrangements;
  except in the ordinary course of business consistent with past practices, enter into certain licensing, distribution, or other similar contracts, agreements, or obligations which provide for payments by or to STIZ or its subsidiaries in excess of $250,000 in any one year;
  enter into any contract requiring STIZ or any of its subsidiaries to pay in excess of an aggregate of $250,000;

  sell, lease, license, encumber or otherwise dispose of any properties or assets except for the sale, lease, licensing, encumbering or disposition of property or assets in the ordinary course of business and which are not material, individually or in the aggregate, to its business and the business of its subsidiaries and in a manner consistent with past practices except for certain liens;
  make or commit to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than any commitments for capital expenditures reflected in STIZ's operating plan as of December 31, 2005;
  modify or amend in a manner adverse in any material respect to STIZ, or terminate any material contract currently in effect, or waive, release or assign any material rights or claims in a manner adverse to STIZ;
  enter into any new line of business;
  except as required by law, revalue any of its assets;
  except as required by generally accepted accounting principles or the Securities and Exchange Commission as concurred in by STIZ's auditors, make any change in STIZ's accounting methods or principles;
  cancel or terminate without reasonable substitute any material insurance policy naming STIZ as a beneficiary or a loss payee without notice to Omron;
  make or change any tax election, adopt or change any accounting methods in respect of taxes, enter into any agreement or settle any tax claim, consent to any extension or waiver of the limitation period for any tax claim, or amend any tax return;
  commence or settle any litigation, threatened litigation, proceeding or investigation by or against STIZ or any of its subsidiaries seeking damages of $50,000 or more; or
  agree in writing or otherwise to take any of the actions described above or any other action that would prevent STIZ from performing, or cause STIZ not to perform in all material respects, its covenants or agreements described above.

No Solicitation of Acquisition Proposals

STIZ and its subsidiaries have, and their respective directors and executive officers have, and STIZ and its subsidiaries have directed their respective representatives to cease any and all existing activities, negotiations or discussions with any third parties regarding any acquisition proposal.

In the merger agreement, STIZ and Parent agreed that neither they nor any of their affiliates, subsidiaries, officers or directors will, and that they shall use commercially reasonable efforts to cause their employees, agents and representatives not to, directly or indirectly:

  solicit, initiate or knowingly encourage, facilitate or induce the making, submission or announcement of any acquisition proposal;

  subject to certain exceptions, participate in any negotiations or discussions with any person (other than Omron and its representatives) regarding, or furnish to any person (other than Omron and its representatives) any nonpublic information with respect to, any acquisition proposal;
  subject to certain exceptions, engage in discussions with any person (other than Omron and its representatives) with respect to any acquisition proposal;
  subject to certain exceptions, approve, endorse or recommend any acquisition proposal; or
  enter into any contract, agreement, commitment or other binding understanding or undertaking (including any such item that is a letter of intent or similar document) relating to any acquisition proposal.

An "acquisition proposal" means, with respect to Parent or STIZ, any offer or proposal (other than an offer or proposal by Omron) relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving:

  any acquisition or purchase from Parent or STIZ by any person or "group" (as that term is understood under Section 13(d) of the Exchange Act) of more than a 10% interest in the total outstanding voting securities of Parent, STIZ or any of their subsidiaries;
  any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning 10% or more of the total outstanding voting securities of Parent, STIZ or any of their subsidiaries;
  any merger, consolidation, business combination or similar transaction involving Parent, STIZ or any of their subsidiaries;
  any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of Parent or STIZ (including their subsidiaries taken as a whole), with certain ordinary course of business exceptions; or
  any liquidation or dissolution of Parent or STIZ.

Parent and STIZ have also agreed to promptly advise Omron of any acquisition proposal or request for nonpublic information or inquiry that they reasonably believe would lead to an acquisition proposal, the material terms of the request, acquisition proposal or inquiry, the identity of the person making the acquisition proposal or inquiry together with a copy all written materials provided by or on behalf of the person or group making the request, acquisition proposal or inquiry.

However, notwithstanding the restrictions on solicitation of and interaction with third parties described above, the merger agreement provides that STIZ may request information from, and furnish nonpublic information regarding STIZ and its subsidiaries to, any unaffiliated person or group in response to an acquisition proposal submitted by such person or group that is not withdrawn if:

  the STIZ board concludes in good faith, after consultation with its outside legal counsel, that the failure to do so could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of STIZ;

  concurrently with furnishing any such nonpublic information to, or entering into negotiations or discussions with, such person or group, STIZ gives Omron written notice of STIZ's intention to furnish nonpublic information to, or enter into negotiations or discussions with, that particular person or group;
  requesting information from such person or group enables the STIZ board to become appropriately informed about the acquisition proposal that has been made and the person or group that made it;
  to the extent the particular person or group requests nonpublic information regarding STIZ and its subsidiaries, STIZ receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of STIZ, the terms of which are at least as restrictive as the terms of the confidentiality agreement entered into with Omron; and
  contemporaneously with furnishing any such nonpublic information to the particular person or group, STIZ furnishes such nonpublic information to Omron (to the extent such nonpublic information has not already been furnished to Omron).

STIZ agreed to provide Omron with at least 48 hours prior written notice, or any lesser prior notice provided to the STIZ board of directors, of a meeting of such board at which the board could reasonably be expected to consider any acquisition proposal.

Superior Offers

The merger agreement also does not prevent STIZ board of directors from withdrawing, amending, withholding or modifying its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger at any time prior to the actual adoption and approval of the merger agreement and approval of the merger by the STIZ shareholders, provided that the STIZ board may do so only if:

  a superior offer is made to STIZ and is not withdrawn or matched by Omron;
  the meeting of STIZ's shareholders has not occurred;
  neither STIZ nor any of its subsidiaries nor any of their respective officers or directors, nor any of their respective representatives acting at STIZ's or its subsidiaries' authorization or direction of, have violated any of the restrictions set forth in "STIZ Annual or Special Meeting of Shareholders" below or in the first or second paragraph of "No Solicitation" above;
  STIZ has delivered to Omron written notice at least two business days prior to its board withdrawing, amending, changing or modifying its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger, which will:
    state expressly that STIZ has received an acquisition proposal and that its board of directors intends to consider a change of recommendation and the manner in which it may do so;

    include the material terms and conditions of the superior offer, and a copy of all written materials delivered to the person or group making the offer (to the extent not previously provided to Parent); and
    disclose the identity of the person or group making such acquisition proposal; and
  the STIZ board of directors concludes in good faith, after consultation with its outside counsel, that in light of such superior offer, the failure of the board to effect a change of its recommendation to shareholders could reasonably be determined to be inconsistent with its fiduciary obligations to the STIZ shareholders under applicable law.

Omron has five business days from receipt of notice of, and all required information regarding, a superior offer to match the superior offer and STIZ and Omron have agreed that, in a case where the superior offer includes stock consideration, Omron is entitled to match the offer with the cash equivalent of such stock consideration. If Omron elects to match a superior offer, Parent and STIZ must immediately suspend further dialogue concerning the superior offer with the competitive bidder.

A "superior offer" means a bona fide written offer not solicited, initiated or knowingly encouraged, facilitated or induced in violation of the provisions of the first bullet point under the second paragraph of "No Solicitation" of directors made by an unaffiliated third party to acquire, directly or indirectly, all or substantially all of the assets of STIZ or a majority of the outstanding voting stock of STIZ, on terms that the STIZ board concludes (following the receipt of advice of its financial advisor) would:

  be more favorable to the STIZ shareholders from a financial point of view than the terms of the merger agreement; and
  is reasonably likely of being consummated.

Nothing in the merger agreement prohibits STIZ or its board from taking and disclosing a position to its shareholders with respect to a tender offer contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act.

Profit Capture

The HoldCo Stock Purchase Agreement, which contemplates the sale to Omron of all of the outstanding capital stock of Parent and which is included as Annex D in this proxy statement, provides that in the event that within nine months of termination of the merger agreement a holder of Parent shares sells or otherwise transfers such Parent shares, or Parent sells or otherwise transfers its shares of STIZ, to a party other than Omron in connection with an acquisition proposal, then any consideration received by such shareholder that is in excess of the consideration that would have been received by him in the merger shall be transferred to Omron. Accordingly, Parent shareholders, as indirect owners of STIZ shares, do not have a financial incentive to vote in favor of a competing offer for STIZ to enter into a merger or other business combination with a party other than Omron.

STIZ Annual or Special Meeting of Shareholders

STIZ agreed to hold, as promptly as practicable after the mailing of this proxy statement to its shareholders, an annual or special meeting of its shareholders for the purposes of acting on the proposal to adopt and approve the merger agreement and approve the merger. Unless the merger agreement has been terminated in accordance with its terms, STIZ is required to hold such a meeting regardless of any commencement, disclosure, announcement or submission of an acquisition proposal or any withdrawal, amendment or modification by the STIZ board of directors of its recommendation that shareholders adopt and approve the merger agreement and approve the merger.

Benefit Arrangements

Omron has agreed that continuing employees of STIZ will be eligible to receive benefits consistent with Omron's applicable human resources policies. Omron has agreed to give continuing employees full credit under such policies for prior service with STIZ for purposes of determining the level of benefits under Omron's benefit plans, programs or policies for prior service at STIZ; provided that such credit does not result in duplication of benefits. Nothing in the merger agreement will limit or prevent Omron or STIZ from modifying, amending or terminating any benefits plans, programs or policies.

Indemnification and Insurance

STIZ, as the surviving corporation in the merger, will fulfill and honor in all respects the obligations of STIZ pursuant to any indemnification agreements between STIZ and its current and former directors and officers in effect as of April 24, 2006, and any indemnification and exculpation provisions under STIZ's articles of incorporation and bylaws that were in effect as of April 24, 2006. The articles of incorporation and bylaws of STIZ, as the surviving corporation, will contain provisions with respect to indemnification and exculpation that are at least as favorable to the indemnified parties as those contained in the STIZ charter documents as in effect as of April 24, 2006, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were directors or officers of STIZ prior to the effective time of the merger, unless such modification is required by applicable law.

In addition, STIZ, as the surviving corporation, will maintain in effect, for six years after the merger, policies of directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers of STIZ for events occurring prior to the effective time of the merger, so long as the aggregate premiums therefor would not be in excess of 250% of the annual premium currently paid by STIZ for such coverage. If such premiums exceed 250%, STIZ, as the surviving corporation, will obtain as much directors' and officers' liability insurance as can be obtained at an aggregate premium equal to 250% of the annual premium currently paid by STIZ.

Conditions to the Merger

STIZ, Omron's and Parent's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  STIZ shareholders must have adopted and approved the merger agreement and approved the merger;
  no court or governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

  the applicable waiting period under the HSR Act must have expired or been terminated, and all required material foreign antitrust approvals must have been obtained;
  a "tail" policy under STIZ's existing directors' and officers' insurance policy must have been issued, extending coverage under such policy for six years; and
  Omron must have completed the purchase of all the outstanding stock of Scientific Technology Incorporated, a shareholder who holds approximately 86% of STIZ's outstanding common stock.

In addition, STIZ's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  the representations and warranties of Omron in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger except (i) in each case, or in the aggregate, as would not materially impede the ability of Omron to consummate the transactions contemplated by the merger agreement and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date); and
  Omron must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Omron on or prior to the closing date of the merger.

In addition, the obligation of Omron to effect the merger is subject to the satisfaction or waiver of the following conditions:

  each representation and warranty of STIZ in the merger agreement must be true and correct as of the date of the merger agreement and true and correct on and as of the closing date with the same force and effect as if made on and as of the closing date except:

(i) in each case, or in the aggregate, as would not constitute a material adverse effect on STIZ. For purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other qualifications based on the word material or similar phrases contained in such representations and warranties shall be disregarded; and

(ii) for those representations and warranties which address matters only as of a particular date (which representations must be true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date).
  STIZ must have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it at or prior to the closing date;
  STIZ must have completed the sale and transfer to an entity owned and controlled by certain officers and directors of STIZ of the stock of certain subsidiaries of STIZ engaged in the Automation Products Group business and certain assets and liabilities unrelated to the Safety Products Group segment of STIZ's business (the "AP Purchase");

  no material adverse effect with respect to STIZ shall have occurred since April 24, 2006;
  STIZ must have obtained all consents, approvals and contract modifications required in connection with the consummation of the merger;
  there must not be any pending or threatened suit, action or proceeding in which a governmental entity or third party is (i) challenging or seeking to restrain or prohibit the completion of the merger, Omron's purchase of the shares of Parent or the AP Purchase, or (ii) seeking to require STIZ or Omron or any of their respective subsidiaries or affiliates to divest shares of capital stock or any business, assets or property, or imposing any restrictions on the conduct of Omron's or STIZ's business;
  STIZ shall have delivered to Omron the letter agreement amending and modifying the joint venture agreement, duly executed by the joint venture partner;
  Bank of the West shall have released its lien and all liabilities and obligations of Parent; and
  certain bond liabilities and obligations related to Parent shall have been addressed pursuant to the terms of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and the merger may be abandoned, notwithstanding (subject specified exceptions described below) any requisite adoption and approval of the merger agreement and approval of the merger by STIZ shareholders:

  by the mutual written consent of Omron and STIZ;
  by either Omron or STIZ if:
    the effective time has not occurred on or before September 30, 2006 for any reason; provided, however, that the right to terminate the merger agreement for this reason is not available to any party whose action or failure to act (i) has been a principal cause of or resulted in the delay and (ii) is in breach of the merger agreement;
    despite STIZ's efforts to remove such obstacle on or before September 30, 2006, a governmental entity has issued an order, decree or ruling or taken any other final, non-appealable action, in any case, permanently restraining, enjoining or otherwise prohibiting the merger;
    if the approval and adoption of the merger agreement and approval of the merger by STIZ shareholders has not been obtained by reason of the failure to obtain the required vote at the special meeting or at any adjournment of the special meeting; provided, however, that the right to terminate the merger agreement for this reason is not available to STIZ if the failure to obtain shareholder approval was caused by an action or failure to act by STIZ that breaches the merger agreement;

  by STIZ:
    upon a breach by Omron of any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of Omron becomes untrue, in either case such that the closing conditions related to the representations, warranties, covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue, provided, however, that if such inaccuracy in Omron's representations and warranties or breach by Omron is curable by Omron prior to September 30, 2006 through the exercise of all reasonable efforts, then STIZ may not terminate the merger agreement for this reason (i) for 30 calendar days after delivery of written notice (provided Omron continues to exercise all reasonable efforts to cure such breach through such 30 day period) or (ii) at all if Omron's breach is cured during the 30 calendar day period;
  by Omron:
    upon a breach by STIZ of any representation, warranty, covenant or agreement in the merger agreement, or if any representation or warranty of STIZ becomes untrue, in either case such that the closing conditions related to the representations, warranties, covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in STIZ's representations and warranties or breach by STIZ is curable by STIZ prior to September 30, 2006 through the exercise of all reasonable efforts, then Omron may not terminate the merger agreement for this reason (i) for 30 calendar days after delivery of written notice (provided STIZ continues to exercise all reasonable efforts to cure such breach through such 30 day period) or (ii) at all if STIZ's breach is cured during the 30 calendar day period;
    upon (i) a material breach of the obligations set forth under the caption "No Solicitation" above by Parent, STIZ, its subsidiaries, their respective directors and officers, employees, affiliates, agents and representative or (ii) if any of the following events, any one of which is referred to as a "triggering event", occurs: (A) the STIZ board of directors or any committee thereof for any reason withdraws or amends or modifies in a manner adverse to Omron its recommendation in favor of, the adoption and approval of the merger agreement or the approval of the merger; (B) STIZ fails to include in this proxy statement the recommendation of the STIZ board that shareholders vote to and adopt and approve the merger agreement or approve of the merger; (C) the STIZ board fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within ten calendar days after Omron requests in writing that such recommendation be reaffirmed, (D) the STIZ board of directors or any committee thereof has approved or recommended any acquisition proposal; (E) STIZ has entered into any definitive contract, agreement, or commitment providing for the consummation of any acquisition proposal; or (F) a tender or exchange offer relating to securities of STIZ shall have been commenced by a person unaffiliated with Parent or Omron and STIZ will not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the STIZ board of directors recommends rejection of such tender or exchange offer.

  by either Omron or STIZ if either the agreement under which Omron will purchase the shares of Parent or the agreement under which the AP Purchase will occur are terminated.

Termination Fee

The merger agreement obligates STIZ to pay a termination fee to Omron of $4 million under the following circumstances:

  if the merger agreement is terminated by Omron upon a material breach of the obligations set forth under the caption "No Solicitation" by Parent, STIZ, its subsidiaries, their respective directors and officers, employees, affiliates, agents and representative or upon a triggering event; or
  if the merger agreement is terminated by Omron or STIZ if the required approval of the shareholders of STIZ shall not have been obtained by reason of the failure to obtain the required vote at a meeting of STIZ shareholders duly convened or at any adjournment thereafter; provided, however, that STIZ may not terminate hereunder where the failure to obtain shareholder approval was principally and proximately caused by the action or failure of STIZ to act which constitutes a breach by STIZ of the merger agreement; provided that such payment shall be made only if following April 24, 2006 and prior to termination of the merger agreement, there has been public disclosure an acquisition proposal and within twelve months following termination of the merger agreement, an acquisition of STIZ is consummated or STIZ enters into an agreement providing for an acquisition of STIZ.

For the purposes of the merger agreement, an "acquisition" means any of the following transactions (other than the transactions contemplated by the merger agreement):

  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving STIZ pursuant to which the shareholders of STIZ immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, a sale or other disposition by STIZ of assets representing in excess of a majority of the aggregate fair market value of STIZ's business immediately prior to such sale, or the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by STIZ or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a 50% of the voting power of the then outstanding shares of capital stock of STIZ.

Payment of the termination fee will not be in lieu of damages incurred in the event of breach of this Agreement.

Amendment of the Merger Agreement

Subject to applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or supplemented in writing by the parties, by action of the board of directors of each of

5O

the respective parties. If any conditions or other obligations are waived, STIZ will consider the facts and circumstances at that time and make a determination as to whether a re-solicitation of proxies is necessary.

Dissenters' Rights

Under Oregon law, a shareholder of a class or series of shares that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System on the record date of the meeting of shareholders at which the transaction is to be approved or on the date that a copy or summary of the plan of merger is mailed to the shareholders under Oregon law, do not have dissenters' rights unless the company's articles of incorporation otherwise provide for dissenters' rights. STIZ shares of common stock are traded on the Nasdaq National Market and its Articles of Incorporation do not provide for dissenters' rights. Therefore, holders of STIZ common stock will not be entitled to dissenters' rights under Oregon law. For additional information on dissenters' rights under Oregon law, please refer to ORS 60.554 and the other applicable provisions of the Oregon law attached as Annex C. You are encouraged to read these provisions in their entirety.

Shareholders of STIZ common stock have no dissenters' rights with respect to the merger under California law. Although STIZ maintains its headquarters and primary manufacturing facility in California, it is an Oregon corporation and its shares are quoted on the Nasdaq National Market System and therefore Section 2115 of the California General Corporation Law does not apply. Accordingly, shareholders have no right to dissent to the merger under California law.

Market Price and Dividend Data

STIZ common stock is traded on The Nasdaq National Market under the symbol "STIZ." The table below shows, for the periods indicated, the high and low sales prices for shares of STIZ common stock as reported by The Nasdaq National Market.

	STIZ Common Stock
	High	Low
Year ended December 31, 2004
First Quarter	$6.40	$4.62
Second Quarter	6.50	5.14
Third Quarter	5.75	4.91
Fourth Quarter	5.50	4.06
Year ended December 31, 2005
First Quarter	4.97	3.75
Second Quarter	3.86	2.30
Third Quarter	3.28	2.68
Fourth Quarter	4.50	2.53
Year ending December 31, 2006
First Quarter (through March 31, 2006)	12.29	4.14

The following table sets forth the closing sales prices per share of STIZ common stock, as reported on The Nasdaq National Market on April 24, 2006, the last full trading day before the public announcement of the proposed merger, and on [__________], 2006, the latest practicable date before the printing of this proxy statement:

April 24, 2006	$ 10.78
[__________], 2006

If the merger is completed, STIZ common stock will be delisted from The Nasdaq National Market, and there will be no further public market for shares of STIZ common stock. Each share of STIZ common stock will be cancelled and converted into the right to receive $[________] in cash, without interest.

STIZ did not declare or pay any cash dividends in 2003, 2004 or 2005 and does not anticipate paying cash dividends on shares of STIZ common stock in the future.

Security Ownership of Management and Certain Beneficial Owners

The following table indicates the number of shares of common stock beneficially owned as of April 1, 2006 by each person known by us to own more than 5% of our outstanding common stock, by each of the Named Executive Officers (which includes our Chief Executive Officer and the next four most highly compensated executive officers) and by all Named Executive Officers and directors as a group.

Beneficial ownership has been determined in accordance with SEC rules. Unless otherwise indicated, all shares of STIZ common stock are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 1, 2006 are deemed outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding the options, but are not deemed outstanding or beneficially owned for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 9,795,253 shares outstanding as of March 31, 2006. Beneficial ownership calculations for 5% shareholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% shareholders are required to file with the SEC and which generally set forth ownership interests as of April 1, 2006.

Unless otherwise noted, the address of each of the beneficial owners listed in this table is: c/o Scientific Technologies Incorporated, 6550 Dumbarton Circle, Fremont, California 94555.

Beneficial Owners	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Directors and Named Executive Officers:
Anthony R. Lazzara	4,265,866 Indirect(1)	43.5(1)
	18,125 Direct(2)	*(2)
Joseph J. Lazzara	1,135,338 Indirect(1)	11.6(1)
	18,475 Direct(2)	*(2)
James A. Lazzara	1,168,731 Indirect(1)	11.9(1)
	18,440 Direct(2)	*(2)
James A. Ashford	1,018,465 Indirect(1)	10.4(1)
	18,330 Direct(2)	*(2)
Carl H. Frei	11,150 Direct(2)	*(2)
Bernard J. Ploshay	7,250 Direct(2)	*(2)
Richard S. Baldwinson	7,500 Direct(2)	*(2)
Richard O. Faria	21,043 Direct(2)	*(2)
All directors and executive officers as a group (10 persons)	7,771,834 Indirect(1)	77.8(1)
	183,453 Direct(2)	1.7(2)

________

* Less than 1%

(1) Scientific Technology Incorporated also referred to as our parent, was the shareholder of record of 8,348,075 of our shares (86%) as of the record date. As of such date, the shareholders of our parent were as follows: Anthony R. Lazzara (51%); Joseph J. Lazzara (14%); James A. Lazzara (14%); James A. Ashford (12%); and other members of the Lazzara family (9%). As a result of such share holdings, the individuals named in the table may be deemed to indirectly own the number and percentage of shares set forth opposite their respective names.

(2) Includes shares issuable pursuant to options vested as of 60 days following April 1, 2006 in the following amounts: Anthony R. Lazzara, 18,125 shares; Joseph J. Lazzara, 18,125 shares; James A. Lazzara, 18,125 shares; James A. Ashford, 18,125 shares; James M. Vella, 21,750 shares; Richard O. Faria, 20,000 shares, Frank Webster, 31,850 shares; Carl H. Frei, 6,750 shares; Bernard J. Ploshay, 4,250 shares; and Richard S. Baldwinson, 7,500 shares.

Future Stockholder Proposals

The 2006 STIZ Annual Meeting of Shareholders will only be held if the merger is not completed. If the merger is consummated, STIZ will not have public shareholders and there will be no public participation in any future meetings of shareholders. If the merger is not consummated, proposals of shareholders intended for inclusion in STIZ's proxy materials to be furnished to all shareholders entitled to vote at the 2006 Annual Meeting of shareholders pursuant to SEC Rule 14a-8 must have been received at STIZ's principal executive offices not later than December 27, 2005.

The SEC rules establish a different deadline with respect to discretionary voting for shareholder proposals that are not intended to be included in a company's proxy statement. The discretionary vote deadline for the 2006 Annual Meeting was March 13, 2006, which is 45 calendar days prior to the anniversary of the mailing date of last year's proxy statement. If a shareholder gives notice of a proposal after the discretionary vote deadline, STIZ's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal if the proposal is raised at the 2006 Annual Meeting, if so held.

Other Matters

As of the date of this proxy statement, STIZ's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, STIZ intends that shares of STIZ common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

Where You Can Find More Information

STIZ files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

STIZ's filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning STIZ may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Joseph Lazzara, Chief Executive Officer, or Richard Faria, Chief Financial officer, at (510) 608- 3400.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [___ __], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a copy of the proxy statement to you if you write to us at the following address or call the following phone number: 6550 Dumbarton Circle, Fremont, California 94555, Attention: Corporate Secretary, (510) 608-3400. If you would like to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OMRON MANAGEMENT CENTER OF AMERICA, INC.

SCIENTIFIC TECHNOLOGY INCORPORATED

AND

SCIENTIFIC TECHNOLOGIES INCORPORATED

Dated as of April 24, 2006

Exhibit A HoldCo Stock Purchase Agreement

Exhibit B AP Purchase Agreement

Exhibit C Third Party Consents

Exhibit D Contract Modifications

INDEX OF DEFINED TERMS

401(k) Plans	5.9(c)
Acquisition Proposal	5.3(g)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(e)
Agreement of Merger	1.2
Agreement	Preamble
Business Day	1.2
Oregon Law	Recitals
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.15(a)
Code	1.8(d)
Company Balance Sheet	2.4(b)
Company Board Approval	2.21
Company Charter Documents	2.1(b)
Company Common Stock	1.6(c)(i)
Company Disclosure Letter	Article II Preamble
Company Employee Plan	2.15(a)
Company Environmental Permits	2.12(d)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.16(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plans	1.6(g)
Company Registered Intellectual Property	2.8(a)
Company Rights Agreement	2.2(a)
Company Rights	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(b)
Company Warrants	1.6(d)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contract	2.2(d)
Customary Severance Practices	2.15(h)
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.15(a)
Effect	8.3(c)
Effective Time	1.2
Employee Agreement	2.15(a)
Employee	2.15(a)
End Date	7.1(b)
ERISA Affiliate	2.15(a)
ERISA	2.15(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.18(a)
Fairness Opinion	2.22
FCPA	2.19
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.9
Governmental Entity	2.3(c)
Hazardous Material	2.12(b)
Hazardous Materials Activities	2.12(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.15(a)
IRS	2.15(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(d)
Liens	2.1(c)
Material Adverse Effect	8.3(c)
Merger Consideration	1.6(c)(i)
Merger Sub Common Stock	1.6(f)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Open Source	2.8(p)
Option Ratio	5.9(a)
Parent Common Stock	5.1
Parent	Preamble
PBGC	2.15(a)
Pension Plan	2.15(a)
Person	8.3(d)
Proxy Statement	2.20
PTO	2.8(b)
Registered Intellectual Property	2.8(a)
Returns	2.6(b)(i)
Securities Acts	2.4(a)
Shareholders' Meeting	0
Shrink-Wrapped Code	2.8(a)
Source Code	2.8(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
the business of	8.3(a)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Debt	2.2(c)
WARN	2.15(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 24 2006, by and among Omron Management Center of America, Inc., a Delaware corporation ("Parent"), Scientific Technology Incorporated, a California corporation ("Holdco"), and Scientific Technologies Incorporated, an Oregon corporation (the "Company").

RECITALS

A. The respective Boards of Directors of Parent, Holdco and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The business combination is intended to comprise, in addition to the other transactions provided for herein, three mutually conditioned transactions, including the following: (1) the purchase by Parent of all of the outstanding shares of capital stock of Holdco (which holds approximately 86% of the outstanding common stock of the Company) (the "Stock Purchase"), pursuant to the terms of the Stock Purchase Agreement between Parent and the holders of all of the outstanding capital stock of Holdco, dated as of the date hereof, in the form attached hereto as Exhibit A (the "Stock Purchase Agreement"); (2) the sale and transfer to Automation Products Group, LLC ("AP Company") (1) the stock of Lundahl Industries, PSI-Tronix and Applied Electro Technologies Inc., and (2), to the extent not covered by (1), the assets and liabilities of Holdco and the Company unrelated to the Safety Products Group segment of Company's business ("SPG") (collectively, the "AP Purchase"), pursuant to that certain Purchase Agreement dated as of April 24, 2006 (the "AP Purchase Agreement") by the Company to Automation Products Group, LLC (the "AP Company"), in the form attached hereto as Exhibit B; and (3) the Merger (as defined in Section 1.1) provided for herein. The AP Purchase would include, among other things, the assets and liabilities of HoldCo and the Company solely related to Automation Products Group segment of Company's business ("APG").

C. The respective Boards of Directors of Holdco and the Company have approved, in accordance with the Chapter 60 of the Oregon Revised Statutes ("Oregon Law") and the California Corporations Code ("California Law"), this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger.

D. The Board of Directors of the Company has resolved to recommend to its shareholders approval and adoption of this Agreement and approval of the Merger.

E. The shareholders of Holdco have approved and adopted this Agreement and approved the Merger.

F. Parent and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger .  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Oregon Law and California Law, Holdco shall be merged with and into the Company (the "Merger"), the separate corporate existence of HoldCo shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2   Effective Time; Closing .  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Plan of Merger consistent with this Agreement and in form and substance satisfactory to the parties hereto together with accompanying officers' certificates with the Secretary of State of the State of Oregon in accordance with the relevant provisions of Oregon Law (the "Plan of Merger") and filing an Agreement of Merger consistent with this Agreement and in form and substance satisfactory to the parties hereto together with accompanying officers' certificates with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the "Agreement of Merger") (the time of such filings with the Secretary of State of the State of Oregon and the Secretary of State of the State of California (or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger and the Agreement of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, CA, are authorized or obligated by law or executive order to close.

1.3   Effect of the Merger .  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Oregon Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Holdco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Holdco shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Articles of Incorporation and Bylaws .  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be as set forth in the Plan of Merger, until thereafter amended in accordance with Oregon Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, the Articles of Incorporation shall be amended so as to comply with Section 5.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be as set forth in the Plan of Merger, until thereafter amended in accordance with Oregon Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 5.10(a).

1.5   Directors and Officers .  Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be as set forth in the Plan of Merger, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be as set forth in the Plan of Merger, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, and the Company shall cause the directors and officers of the Surviving Corporation immediately following the Effective Time to be the directors and officers, respectively of each of the Company's Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6   Effect on Capital Stock .

  Definitions.
      "Adjustment Balance Sheet" shall mean the estimated unaudited consolidated balance sheet of the Company delivered to Parent at least five (5) Business Days prior to the mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1 and certified as a true and correct estimate by the Company's Chief Financial Officer as of the Adjustment Date, that has been prepared in accordance with GAAP (except that the Adjustment Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) consistently applied on a basis consistent with the Company Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company as of the Adjustment Date.
      "Adjustment Date" shall mean the last day of the last calendar month ending at least fifteen (15) Business Days prior to the date of mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1.
      "Adjustment Date Cash" shall mean the amount of cash held by the Company as of the Adjustment Date, as reflected on the Adjustment Balance Sheet, less the amount of any Net APG Cash that has been received in connection with the AP Purchase prior to the Adjustment Date.
      "Adjustment Date Options" shall mean the Company Options which are outstanding as of the Adjustment Date.
      "Adjusted Working Capital" shall mean, as of a particular date, the adjusted working capital of the Company, assuming for this purpose only that the Automation Products Group business is not included in the Company's financial position and operating results, all as determined in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies, and practices that were used in preparing the Company Balance Sheet as defined in Section 2.4 (b), calculated consistently with the computation of non-cash working capital set forth on Schedule 1.6(a)(4).
      "Aggregate Exercise Price" shall mean the aggregate Exercise Price, on the basis of a full cash exercise by holder of all Adjustment Date Options which have an exercise price per share of Company Common Stock which may be purchased pursuant thereto which is less than the Per Share Amount; provided that the exercise price of any Company Option which is exercised at such a time that the payment of the Exercise Price therefor is reflected in the Adjustment Balance Sheet shall not be included in the Aggregate Exercise Price.
      "Balance Sheet Adjustment Amount" shall mean (A) the Company's Adjusted Working Capital as of the Adjustment Date, minus (B) the Company's Adjusted Working Capital as of December 31, 2005.
      "Business Day[s]" shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
      "Company Rights" shall mean Company Options and any other rights to purchase Company Common Stock (whether by exercise, conversion or exchange), other than pursuant to the Company Purchase Plan.
      "Estimated Transaction Costs" shall have the meaning set forth in Section 5.14.
      "Exercise Price" shall mean, with respect to a Company Right, the consideration that the holder thereof must pay in order to exercise, convert or exchange such Company Right and acquire the shares of Company Common Stock that may be acquired pursuant thereto.
      "In-the-Money Rights" shall mean all Company Rights the Exercise Price per share of which is less than or equal to the Per Share Amount.
      "Net APG Cash" shall mean the amount of cash purchase price paid (or to be paid) to the Company pursuant to the AP Purchase Agreement in connection with the transactions contemplated therein, less the amount of tax owed by the Company in connection with the consummation of the transactions contemplated in the AP Purchase Agreement, with such tax calculated in accordance with the principles set forth in Schedule 1.6(a)(12).
      "Per Share Amount" shall mean the quotient of the Total Consideration divided by the Total Outstanding Shares, rounded up to the nearest whole penny.
      "Total Consideration" shall mean an amount equal to the sum of (a) USD $94,000,000, plus (b) Adjustment Date Cash, plus (c) Net APG Cash, plus (d) income tax receivable (if any) as of the Adjustment Date, plus (e) Aggregate Exercise Price, minus (f) Estimated Transaction Costs, plus (g) the Balance Sheet Adjustment Amount (which for the avoidance of doubt may be positive or negative).
      "Total Outstanding Shares" shall mean, the sum of (a) as of the Adjustment Date, the aggregate number of shares of Company Common Stock issued and outstanding, plus (b) the maximum aggregate number of shares issuable upon a full cash exercise by holder, exchange or conversion of all In-the-Money Rights which are outstanding as of the Adjustment Date and that are at that time or will be at or prior to the Effective Time vested and convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, on an as converted to, exercised for and exchanged for Company Common Stock basis; provided that for purposes of determining the number of shares of Company Common Stock issuable under the Company Purchase Plans as of the Adjustment Date for purposes of this definition, it shall be assumed that employee payroll deductions under the Company Purchase Plans shall continue, at the levels in affect as of the date hereof, through June 30, 2006 (even though that date may be before or after the Adjustment Date).
      "Transaction Costs" shall mean the third party costs and expenses incurred by the Company or HoldCo with respect to the transactions contemplated herein (including, without limitation, attorney's fees, auditor's fees and the TSG Fee, including estimated transaction costs) all as reflected on the Statement of Expenses delivered pursuant to Section 5.14; provided that Transaction Costs shall not include expenses incurred under Section 5.10.
      "TSG Fee" shall mean the fee owed to The Spartan Group by the Company in connection with the transactions contemplated herein.
  Adjustment Balance Sheet. The Company shall prepare and deliver the Closing Date Balance Sheet not less than five (5) Business Days prior to the mailing of the Proxy Statement to the Company's shareholders as provided in Section 5.1 and shall cause the Closing Date Balance Sheet to be certified as true and correct in all material respects in form acceptable to Parent by the Company's Chief Financial Officer as of the Adjustment Date.
  Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
    Each share of the Common Stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(e) or Dissenting Shares as provided in Section 1.7, will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to the Per Share Amount, without interest (such amount of cash hereinafter referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).
  Company Options. At the Effective Time, all Company Options outstanding under each Company Stock Option Plan shall not be assumed by Parent, and shall have their vesting accelerated by the Company. At the Effective Time, each Company Option held by any person that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Company Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the Per Share Amount minus the per share exercise price of such Company Option immediately prior to the Effective Time (the "Option Cash-Out Amount"); provided, however, that if the Per Share Amount does not exceed the exercise price of such Option immediately prior to the Effective Time, the Option Cash-Out Amount for such Option shall be zero; provided further, that nothing in this Section 1.6(d) shall prohibit the holder of an Option from exercising such Option prior to the Effective Time in accordance with its terms. Prior to the Effective Time, the Company shall timely deliver any notices to holders of Company Options as may be required by the terms of the Stock Option Plans. Any materials to be submitted to the holders of such Options shall be subject to review and approval by Parent.
  Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
  Capital Stock of Holdco. Each share of common stock, no par value, of Holdco (the "Holdco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Holdco Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.
  Employee Stock Purchase Plans. Rights outstanding under the Company's 1997 Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the "Company Purchase Plans") shall be treated as set forth in Section 5.9(b).
  Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7   Dissenting Shares.

  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder's dissenters' rights under Chapter 13 of the California Corporations Code (such code, "California Law") or of Oregon Law (collectively, the "Dissenting Shares"), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Oregon Law and California Law.
  Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under Oregon Law and California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.
  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Oregon Law or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any written communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent's consent (which consent shall not be unreasonably withheld).

1.8   Surrender of Certificates .

  Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") for the Merger.
  Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent that shall provide that Parent shall, within five Business Days following the Effective Time, make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration payable pursuant to Section 1.6(c)(i) and Section 1.6(d) in exchange for outstanding shares of Company Common Stock and Company Options. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."
  Exchange Procedures. As soon as practicable following the Effective Time (but in no event later than five (5) business days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(c)(i) or Company Options whose Options were converted into the right to receive cash as provided in Section 1.6(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Options shall pass, only upon delivery of the Certificates or Options to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Options in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates or Options for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates or Options shall be entitled to receive in exchange therefor the cash as provided in Section 1.6, and the Certificates or Options so surrendered shall forthwith be canceled. Subject to the terms and conditions of this Article I, Parent shall cause the Exchange Agent to pay the Merger Consideration as provided in Section 1.6. Parent shall not take any action that would prevent the Exchange Agent from making payment of the Merger Consideration in accordance with its customary procedures. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefore may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered, outstanding Certificates or Options will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the cash as provided in Section 1.6 into which such shares of Company Common Stock or Options shall have been so converted.
  Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be timely deposited with the appropriate taxing authority and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
  No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
  Expenses; Investment of Exchange Fund. The expenses of the Exchange Agent shall not be paid from the Exchange Fund but shall be paid directly by the Surviving Corporation or Parent. If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 1.6, Parent, from time to time after the Effective Time, shall deposit additional cash with the Exchange Agent sufficient to make all such payments. The Exchange Fund shall not be used for any purpose that is not provided herein. The Exchange Agent may invest, if so directed by Parent or the Surviving Corporation, the Exchange Fund in obligations of the United States Government or any agency or instrumentality therefore, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof. No such investment or loss thereon shall affect the amounts payable to Company security holders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company security holders pursuant to this Article I shall promptly be paid to Parent.
  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Options one year after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Options who have not surrendered such Certificates or Options in compliance with this Section 1.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation solely as general creditors for the cash into which such Certificates or Options have been converted (which shall not accrue interest) pursuant to Section 1.6(c)(i) or Section 1.6(d) with respect to the shares of Company Common Stock or Options formerly represented thereby.

1.9   No Further Ownership Rights in Company Common Stock or Options .  All consideration paid pursuant hereto upon the surrender for exchange of shares of Company Common Stock or Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10   Lost, Stolen or Destroyed Certificates or Options .  In the event any Certificates or Options shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates or Options, upon the making of an affidavit of that fact by the holder thereof, such cash payable pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates or Options to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates or Options alleged to have been lost, stolen or destroyed.

1.11   Further Action .  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Holdco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Holdco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, that disclosure in any section of such letter shall be deemed to be disclosed with respect to any other section of Article II of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) supplied by Company to Parent dated as of the date hereof and certified by the chief executive officer of Company (the "Company Disclosure Letter"), as follows:

2.1   Organization; Standing and Power; Charter Documents; Subsidiaries .

  Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified, licensed or in good standing individually or in the aggregate, as have not had and are not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person.
  Charter Documents. The Company has delivered or made available to Parent (or its representatives) (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.
  Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company's cash management program.

2.2   Capital Structure .

  Capital Stock. The authorized capital stock of Company consists of:  100,000,000 shares of Company Common Stock, $0.001 par value per share. At the close of business on April 24, 2006: 9,800,253 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, and (ii) no shares of Company Common Stock were issued and held by the Company in its treasury. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
  Company Options. As of the close of business on April 24, 2006: (i) 553,816 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company's 1997 Stock Option Plan (the "Company Stock Option Plan") (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plan are referred to in this Agreement as "Company Options"); (ii) as of April 24, 2006, 252,483 shares of Company Common Stock were available for future grant under the Company Stock Option Plan; (iii) 548,200 shares of Company Common Stock are issuable under the Company Purchase Plans; and (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Option Plan and (B) other than shares reserved for issuance under the Company Purchase Plans. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted, (b) the name of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such Company Option, (d) the exercise price of such Company Option, and (e) in the case of Company Options, whether such Company Option is an incentive stock option as defined in Section 422 of the Code and/or is subject to Section 409 of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except for the Stock Option and Stock Purchase Plans, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plans was $26,970.15. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
  Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, "Voting Debt").
  Other Securities. As of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. There are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

2.3   Authority; No Conflict; Necessary Consents .

  Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders and the filing of the Agreement of Merger pursuant to Oregon Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or Series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.
  No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, except in the case of clause (ii) or (iii) of this Section  2.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which are not individually or in the aggregate material. Section 2.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company's or any of its Subsidiary's Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger (such consents, waiver and approvals, together with any consents required to avoid a breach or default described in (b)(ii) above, the "Required Contract Consents").
  Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body legitimately exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Plan of Merger with the Secretary of State of the State of Oregon and of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of any Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the expiration or termination of the applicable waiting period, if any, under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would have a Material Adverse Effect on HoldCo, the Company or Parent, or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frame in which the Merger and such other transactions would otherwise be consummated in the absence of the need for such consent, notice, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Necessary Consents."

2.4   SEC Filings; Financial Statements; Internal Controls .

  SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including all information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i)  complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
  Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments, none of which, when taken alone or together, are expected to be material). The Company does not intend to correct or restate, nor, to the Company's Knowledge, is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the "Company Balance Sheet." Except as incurred since the date of the Company Balance Sheet and prior to the date hereof in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement or incurred after the date hereof in accordance with the terms of this Agreement and except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP.
  The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials). Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, the Company's independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5   Absence of Certain Changes or Events .  Since the date of the Company Balance Sheet until the date hereof, there has not been, accrued or arisen:

  entry by the Company or any of its Subsidiaries into any new line of business;
  any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company;
  any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
  any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;
  any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;
  any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction;
  any termination of any material Contract to which the Company or any of its Subsidiaries was a party or by which it was bound;
  any adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
  any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

2.6   Taxes.

  Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
  Tax Returns and Audits.
    The Company and each of its Subsidiaries have timely filed or will file all material federal, state, local and foreign returns, estimates, information statements and reports and all other filings ("Returns") relating to Taxes required to be filed by the Company or any of its Subsidiaries with any Tax authority, including any combined, consolidated or unitary returns of which the Company or any Subsidiary is a member. Such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements and the Company and each of its Subsidiaries have timely paid or withheld and paid to the appropriate Governmental Entity all Taxes due on such Returns.
    Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
    No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.
    Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
    Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or HoldCo), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation  1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) to the Company's Knowledge, ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
    No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed orally or in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.
    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
    None of the Company or any of its Subsidiaries has engaged in a transaction that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
    The Company is not a U.S. Real Property Holding Company.
  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.7   Title to Properties; Customer Information.

  Properties. Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.7 of the Company Disclosure Letter sets forth a list of all real property leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business as of the date hereof (the "Leased Real Property"). All such leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not with respect to the Company or any of its Subsidiaries or to the Knowledge of the Company with respect to any other contracting party, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.
  Documents. The Company has provided or made available to Parent accurately reproduced and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Documents"); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those provided or made available to Parent as required by this Section 2.7(b).
  Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible and intangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) for such properties and tangible assets as are no longer used or usable in the conduct of the business of the Company or its Subsidiaries or have been disposed of in the ordinary course of business, (ii) Liens for Taxes not yet due and payable and statutory Liens securing payments not yet due or which are being contested in good faith by any appropriate proceedings for which adequate reserves have been established, and (iv) such liens, encumbrances or imperfections of title, if any, as do not materially impair the use of the property subject thereto, or the operations of the Acquired Company or any of their Subsidiaries.

2.8   Intellectual Property .

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Company Intellectual Property" means any and all Intellectual Property and Intellectual Property Rights used or that has been developed for use exclusively in the SPG that are owned by the Company or its Subsidiaries.

  "Company Products" means all SPG products and technologies that have been distributed, sold or licensed by or on behalf of the Company or any of its Subsidiaries. Company Products specifically excludes those products, if any, identified on Schedule 2.8(a).

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property used or that has been developed for use in the SPG that is owned by, or filed in the name of, the Company or any of its Subsidiaries.

  "Intellectual Property" means any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

  "Intellectual Property Rights" means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors' certificates, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information ("Trade Secrets"), (iv) other proprietary rights relating to Intellectual Property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

  "Open Source Materials" means computer software code that is subject to a license requiring, as a condition to use, modification or use of the software code, that the software code or other software code combined or distributed with it be (1) disclosed or distributed in Source Code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge.

  "Registered Intellectual Property" means applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

  "Shrink-Wrapped Code" means generally commercially available object code where available for a cost of not more than U.S. $25,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

  "Source Code" means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

  Registered Intellectual Property; Proceedings. Section 2.8(b) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.
  Registration. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.
  Further Actions. There are no actions that must be taken by the Company or any of its Subsidiaries before July 31, 2006, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing Company Registered Intellectual Property.
  Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property), is free and clear of any Liens other than those set forth on Section 2.8(e) of the Company Disclosure Letter. The Company is the exclusive owner of all Company Intellectual Property.
  Intellectual Property Development. To the extent that any Intellectual Property used or that has been developed for use in the SPG has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has obtained ownership of, and is the exclusive owner by operation of law or by valid assignment of, all such Intellectual Property that is material to the SPG.
  Licenses-In. Other than (i) Shrink-Wrapped Code, (ii) Open Source Materials as set forth in Section 2.8(p) of the Company Disclosure Letter and (iii) non-disclosure or confidentiality agreements, Section 2.8(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property or Intellectual Property Rights used or that has been developed for use exclusively in the SPG by a third party.
  Licenses-Out. Other than (i)  non-disclosure agreements and (ii) non-exclusive licenses, and related agreements (including software and maintenance and support agreements), of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), Section 2.8(h)(ii) of the Company Disclosure Letter lists all contracts, licenses and agreements related to the SPG to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has either generated more than $500,000 in revenue in a fiscal year in any of the last three fiscal years or has granted or provided any material Company Intellectual Property or current Company Products to third parties.
  No Default/No Conflict. All Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the SPG business of the Company and its Subsidiaries, are in full force and effect and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contracts that are individually or in the aggregate material. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
  No Infringement. Other than the actions listed in the Company Disclosure Letter, the operation of the SPG business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.
  Notice. Neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
  No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.
  Transaction. Except pursuant to the terms of the AP Purchase Agreement or the Contracts listed in Section 2.8(m) of the Company Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
  Confidentiality and Security. Each of the Company and its Subsidiaries has taken reasonable steps to protect confidentiality of the confidential information of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries.
  No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.
  Open Source Materials. Section 2.8(p) of the Company Disclosure Letter sets forth a list of all Open Source Materials that are included in, or provided or distributed with any current Company Product.
  Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 2.8(q) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property.
  Government Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property.
  Indemnification. Neither the Company nor any of its Subsidiaries is party to or bound by any agreement of indemnification or any guaranty (other than any agreement unrelated to the SPG or agreement of indemnification that has been entered into in the ordinary course of business in connection with the sale, distribution or licensing of the Company Products).
  Limitations. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or material Intellectual Property Rights (other than pursuant to the terms of Contracts set forth in Section 2.8(g) of the Company Disclosure Letter) or compete with any Person in any material line of business or to compete with any person, (b) granting any exclusive distribution rights, or (c) providing "most favored nation" or other preferential pricing terms for current Company Products.
  Employee Agreements. All employees who have contributed to or participated in the conception and development of the Company Products (including software) on behalf of Company or any Subsidiaries either (1) have been party to an arrangement or agreement with Company or the appropriate Subsidiary that has accorded Company or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law, or (2) have assigned to the Company or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law.

2.9   Governmental Authorizations

. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or currently proposed to be conducted or the holding of any such interest or the use or proposed use of their assets or properties (collectively, "Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be, except for such consents, licenses, permits, grants or other authorizations which are not, in the aggregate, material to the Company. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.10   Litigation .  Except as described in the Company's SEC Reports or as set forth in Section 2.10 of the Company Disclosure Letter, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such by or before any Governmental Entity. There has not been since January 1, 2002, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company's Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.11   Compliance with Laws .  Neither the Company nor any of its Subsidiaries is in violation or default in any respect of any Legal Requirements (including Environmental Laws and regulations) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected except for such violations or defaults as are not in the aggregate material to the Company. There is no agreement, judgment, injunction, order or decree of any Governmental Entity binding upon the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party or by which any of their property is bound.

2.12   Environmental Matters .

  The Company and its Subsidiaries are in compliance with all applicable Environmental Laws; and no material expenditures are or will be required in order to come into compliance with any Environmental Laws. "Environmental Laws" for purposes of this Agreement shall mean (a) any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, common laws, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment; (b) laws relating to the control of any pollutant or the protection or restoration of the environment (including air, water and land) or natural resources; or (c) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of Hazardous Materials, including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. 2701 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1501 et seq., the Occupational Safety and Health Act, as amended, and their respective state counterparts, and the Safe Drinking Water and Toxic Enforcement Act (Proposition 65), Cal. Health & Safety Code 25249.5 et seq.
  The Company and its Subsidiaries have not transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to material quantities of Hazardous Materials or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage, or liability to the Company or any of its Subsidiaries for response costs under any Environmental Law, or any adverse health effect to any person. "Hazardous Materials" for purposes of this Agreement shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, means any pollutant, contaminant, hazardous or toxic substance, or waste and any other substance or material classified as hazardous or toxic by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity and including, without limitation, asbestos and asbestos containing material, oil, petroleum, petroleum derived products, additives to petroleum or petroleum products, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, radioactive material, but excluding office and janitorial supplies properly and safely maintained.
  Neither the Company nor its Subsidiaries have: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any material quantity of any Hazardous Material on, to, from or in the vicinity of any real property, including but not limited to real property currently or previously owned or used by the Company, its Subsidiaries or any predecessor entity in the case of either (i) or (ii) in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage or liability to the Company or any of its Subsidiaries.
  The Company and its Subsidiaries currently hold all material Permits (the "Company Environmental Permits") necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted.
  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, order, penalty assessment, notice of violation, judgment or claim is pending, or to the Company's Knowledge threatened, against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries (collectively "Environmental Claims").
  The Company and its Subsidiaries have obtained all instruments of financial responsibility under Environmental Laws which are required in connection with the business and the operations of the Company and its Subsidiaries.
  The Company and its Subsidiaries have made available copies of all material documents, reports, or analyses in the possession or control of the Company or any of its Subsidiaries relating to the presence or absence of Hazardous Materials on, at, under or migrating from or onto any real property currently or previously owned or used by Company and its Subsidiaries in connection with the operations of the Company and its Subsidiaries.
  The Company and its Subsidiaries have not generated, arranged for disposal, transported or disposed of any Hazardous Material to any facility where there has been a Release or threatened Release of Hazardous Materials or any other condition which has caused or may reasonably be expected to cause damage, liability, response costs or expenses to be assigned to the Company or its Subsidiaries, including but not limited to damage or liability under any Environmental Law.
  The Company and its Subsidiaries have not sold, placed into commerce or otherwise produced any product, good, material, supply or substance that is in violation of any Environmental Law in a manner that may reasonably be likely to result in material liability to the Company or any of its Subsidiaries.

2.13   Brokers' and Finders' Fees; Fees and Expenses .  Except for fees payable to The Spartan Group LLC, pursuant to an engagement letter dated August 29, 2005, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.14   Transactions with Affiliates .  Except as set forth in the Company SEC Reports, since the date of the Company's last annual proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15   Employee Benefit Plans and Compensation .

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded (including each "employee benefit plan," within the meaning of Section 3(3) of ERISA), which is or, within the six years prior to the Effective Time, has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

  "DOL" shall mean the United States Department of Labor.

  "Employee" shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

  "Employee Agreement" shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee and with respect to which the Company has or may have any current or future liabilities or obligations.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

  "International Employee Plan" shall mean each Company Employee Plan that, within six years prior to the Effective Time, has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

  "IRS" shall mean the United States Internal Revenue Service.

  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

  "Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

  Schedule. Section 2.15(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. To the Knowledge of the Company, no employee of the Company intends to terminate his or her employment for any reason. Section 2.15(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Employees (other than accountants, attorneys and investment bankers) that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is currently in effect or which is or may be subject to ongoing obligations.
  Documents. The Company and each of its Subsidiaries has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust, insurance or other funding documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements, elections, directions and contracts relating to each Company Employee Plan, including administrative forms, service agreements and group insurance contracts, (vi) all substantive communications to any Employee or Employees relating to any Company Employee Plan or any proposed Company Employee Plan, in each case relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or enrollments, elections, or events which would result in any material liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than correspondence that is not reasonably likely to result in a material liability to the Company or any of its Subsidiaries, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries, and all fidelity bonds required under ERISA, for each Company Employee Plan, (ix) all discrimination tests performed to demonstrate compliance with requirements of the Code for each Company Employee Plan for the three most recent plan years, (x) all prospectuses prepared in connection with each Company Employee Plan and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
  Employee Plan Compliance.
    The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no Knowledge of any material default or violation by any other party to, or service provider for, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA, the Code and other federal, state and local law. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its current qualified status under the Code or is maintained pursuant to a prototype or volume submitter plan document. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
    There are no actions, suits, claims, or voluntary correction program applications pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or with respect to any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or liabilities that are set forth on the Company Balance Sheet).
    There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries or ERISA Affiliates, nor any Company Employee Plan fiduciary is subject to any material liability, penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA, part 4 of Title I of ERISA, or Sections 4975 through 4980G of the Code.
    For the three years preceding the date of this Agreement, the Company and each of its Subsidiaries have timely made all contributions (including employee payroll deduction contributions) and other payments required by and due under the terms of each Company Employee Plan.
  No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, nor assumed any liability for, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
  No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured welfare plan or related trust fund that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).
  Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor is the Company, any of its Subsidiaries or any ERISA Affiliate subject to any multiemployer pension withdrawal liability (on a single, joint or contingent basis) that has not been fully paid. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.
  No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or where the Company and its Subsidiaries have no outstanding or continuing liability.
  COBRA. All Company Employee Plans which are subject to COBRA have, prior to the Effective Time, materially complied with COBRA and any similar provisions of state law applicable to any such Company Employee Plans. No Company Employee Plan has any material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA or any similar state law.
  Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code. No provision of any Company Employee Plan or Employee Agreement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement.
  Parachute Payments; 409A. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. The Company is not party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code.
  Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to employment, equal opportunity, classification, nondiscrimination, immigration employee safety and health and wages and hours, and in each case, with respect to Employees, does not have any material liability (i) for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii)  payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims (other than routine claims for benefits) or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Employee or Employee Agreement that individually or in the aggregate could result in a material adverse effect to the Company. There are no pending claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker's compensation policy or long-term disability policy. The services provided by each of the Company's and each Subsidiary's Employees are terminable at the will of the Company and its ERISA Affiliates. Except as set forth in Section 2.15(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract or agreement (whether written or unwritten) with any Employee of the Company or any of its Subsidiaries that (i) restricts the right of the Company or any of its Subsidiaries to terminate the employment of any Employee without cause or (ii) obligates the Company or any of its Subsidiaries to pay severance or other benefits (other than as required by COBRA) to any Employee upon termination of such Employee's employment or provision of services with the Company or any of its Subsidiaries, a change of control of the Company (including entry into an agreement in connection with a potential change of control), or a combination thereof.
  Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.15(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past three years, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.
  International Employee Plan. With respect to each International Employee Plan, and the books and records thereof, (i) such plan is established, administered and maintained in material compliance with its terms and all applicable laws of each applicable jurisdiction; (ii) all material liabilities with respect to such plan are set forth on the Company Balance Sheet or in the notes thereto in accordance with GAAP; and (iii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any material liability.

2.16   Contracts .

  Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:
    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
    any employment, contractor or consulting Contract with any executive officer or other employee, contractor or consultant of the Company earning annual compensation in excess of $125,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;
    any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
    any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or any interest in any other Person or business enterprise other than the Company's Subsidiaries not in the ordinary course of business that was (or is) required to be disclosed in a periodic report on Form 8-K filed (or required to be filed) with the SEC;
    any dealer or distributor Contract pursuant to which the Company has recognized at least $500,000 in revenue during the last four fiscal quarters ending March 31, 2006 of the Company;
    any Contract required to be disclosed in Section 2.8(h)(ii) or Section 2.8(g) of the Company Disclosure Letter or any subsection thereof;
    any independent sales representative, private or brand-label agreements, manufacturing agreements, or joint marketing or development agreements;
    any contracts that contain restrictive covenants binding on Company or any of its Subsidiaries which (A) restrict the ability of the Company to operate its business in any geographic area, or (B) contain "most favored nation" or exclusivity, non-competition or non-solicitation provisions;
    any Contract containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, other than (i) those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries, (ii) Contracts that do not differ in substance from the Company's standard forms included in Section 2.8(h)(ii) of the Company Disclosure Letter or (iii) product warranty obligations handled in the ordinary course of business and adequately reserved for in accordance with GAAP;
    any other Contract not disclosed elsewhere in this Section 2.16 that has an aggregate value of $500,000 or more in any individual case or any Contract which relates to one of the Company's customers or affiliates listed on Section 2.16(a)(x) of the Company Disclosure Letter which sets forth a list of the Company's top 25 customers by related revenue for the four fiscal quarters ended December 31, 2005 (provided that such list excludes purchase orders other than blanket purchase orders covering deliveries over periods of 90 days or more); or
    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company.
  Schedule. Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.16(a)(i) through 2.16(a)(xi) hereof, setting forth for each such Company Material Contract, the subsections of Section 2.16(a) applicable to such Company Material Contract; provided, that any such Company Material Agreements that relate solely to the Company's Automation Products Group are not so listed, but will be provided to Parent as soon as practicable following the execution of this Agreement in the form of a revised Section 2.16(b) of the Company Disclosure Letter.
  No Breach. Assuming due execution by the counterparty thereto, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for such violations, commissions, or failures to perform which in the aggregate could not reasonably be expected to be material to the Company.
  Consents. Except as set forth in Section 2.16(d) of the Disclosure Letter, the Company is not party to, subject to, or bound by any Contract that (i) requires the Company to give any notice to any third party regarding the transaction contemplated by this Agreement or (ii) that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the licensing of any Company Intellectual Property.

2.17   Insurance .  The Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds related to the business of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18   Export Control Laws

. The Company and each of its Subsidiaries has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

  The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals");
  The Company and each of its Subsidiaries is in material compliance with the terms of all applicable Export Approvals;
  There are no pending or, to the Company's Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;
  To the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that may give rise to any future claims; and
  No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

2.19   Foreign Corrupt Practices Act

. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) nor, to the Knowledge of the Company, any of their respective agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates (collectively, the "FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to reasonably ensure compliance with the FCPA and has made available to Parent all such documentation.

2.20   Information Supplied .  The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the "Proxy Statement") will not, on each relevant filing date, on the date of mailing to the Company's shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.21   Board Approval .  The Board of Directors of the Company has, by resolution adopted by vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company's shareholders at the Company Shareholders' Meeting.

2.22   Fairness Opinion .  The Company's Board of Directors has received a written opinion from The Spartan Group LLC, dated as of April 24, 2006 that, as of such date, the Merger Consideration and the consideration received under the AP Purchase Agreement are fair to the Company's shareholders from a financial point of view (the "Fairness Opinion").

2.23   Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and, except as set forth in Section 2.23 of the Company Disclosure Letter, the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

2.24   Relationship with Key Customers and Suppliers .   As of the date hereof, the Company has no knowledge of any intention or indication by a "Significant Customer" (as herein defined) that such Significant Customer intends to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As of the date hereof, the Company has no knowledge of any intention or indication of intention by a "Significant Supplier" (as herein defined) to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As used herein, (x) "Significant Customer" means any of the 25 largest customers of the Company, measured in terms of sales volume in dollars for the 12-month period ended December 31, 2005, and (y) "Significant Supplier" means any supplier of the Company from whom Company has purchased $500,000 or more of goods during the year ended December 31, 2005 for use in the Company's business.

2.25   Absence of Debt . The Company and its Subsidiaries have no outstanding debt, capital lease or other debt financing obligations, and there are no Liens on the Company or its Subsidiaries' assets or properties securing any debt, capital lease or other debt financing.

2.26   No Material Misstatements

. None of the representations or warranties made by Company (as modified by the Disclosure Letter), nor any statement made in the Disclosure Letter or in any certificate furnished by Company pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

3.1   Organization .  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary except for such failures to be in good standing, individually or in the aggregate, as have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.2   Authority; Necessary Consents .

  Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other action is required on the part of Parent to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Agreement of Merger pursuant to Oregon Law, the HSR filing and other matters specified in Section 2.3(c). This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery of this Agreement by the Company and HoldCo, constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.
  Necessary Consents.  No consent, notice, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger or the other transactions contemplated hereby within the time frame in which the Merger and such other transactions would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.
  No Conflict. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation, Articles of Incorporation or bylaws of Parent, (ii) subject to obtaining the Necessary Consents, conflict with or violate any material Legal Requirement applicable to Parent or by which Parent or any of its properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract of Parent, except, in each case under the preceding clauses (i), (ii) and (iii), for any conflicts, violations, breaches or defaults which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated.

3.3   Capital Resources

  .  Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration.

3.4   Proceedings Challenging Transactions .  As of the date hereof, (a) there is no proceeding before any Governmental Entity pending against Parent challenging the Merger or the other transactions contemplated hereby, and (b) no such proceeding has been threatened against Parent.

3.5   Information Supplied .  The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company's shareholders and at the time of the Shareholders' Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by HoldCo or the Company which is contained in the Proxy Statement.

ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by the Company.

  Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or disclosed in Section 4.1 of the Company Disclosure Letter or as required by any Legal Requirement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) exercise commercially reasonable efforts to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due (except to the extent disputed in good faith), pay or perform other material obligations when due, and (iii) exercise commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with material customers, suppliers, licensors, licensees, and others with which it has business dealings.
  Required Consent. Without limiting the generality of Section 4.1(a), except as otherwise expressly contemplated by this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter or as required pursuant to any Legal Requirement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
    Enter into any new line of business;
    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;
    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested Common Stock of the Company in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;
    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms, (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, and (C) the issuance of Company Options to newly hired employees in the ordinary course of business consistent with past practices;
    Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company's Subsidiaries;
    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets out of the ordinary course of business;
    Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;
    Sell, lease, license, encumber or otherwise dispose of any material properties or assets except (A) the sale of Company Products to customers in the ordinary course of business, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice and (C) except for (1) Liens for taxes not yet due and payable, (2) statutory Liens securing payments not yet due and (3) Liens that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby;
    Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;
    Except as required by GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting;
    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or amend any Return;
    Except in the ordinary course of business consistent with past practices, enter into any licensing, distribution, sponsorship, advertising, merchant program, or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on the Company;
    Cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;
    Revalue any of its assets or make any change in accounting methods, principles or practices other than as required by Legal Requirements promulgated or first effective after the date of this Agreement;
    Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, which lawsuit, proceeding or settlement is seeking damages of $50,000 or more;
    Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;
    Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any material manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company (other than regular compensation increases for employees in the ordinary course of business consistent with past practices), (2) adopt or amend (except to the extent necessary to maintain the tax-qualified status of such Company Benefit Plan) any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options (other than accelerations as a result of the accelerated vesting of the Company Options contemplated by this Agreement), or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will" and other than option agreements in the Company's standard form pursuant to option grants to newly hired employees in the ordinary course of business consistent with past practices) or enter into any collectively bargained agreement;
    Grant any exclusive rights with respect to any Company Intellectual Property;
    Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, non-solicitation, exclusivity, "most favored nations" or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;
    Hire employees other than in the ordinary course of business consistent with past practice or hire officers or directors;
    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;
    Make or commit to make capital expenditures exceeding $100,000 individually or $250,000 in the aggregate that are not provided for in the Company's current operating plan;
    Modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company;
    Enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of an aggregate of $250,000; or
    Take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiv) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform in all material respects, its covenants or agreements hereunder.

4.2   Procedures for Requesting Parent Consent

. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing (including by way of reply email) has been received from one of such individuals.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement .  As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to shareholders required by Section 60.561 of the Oregon Revised Statutes and Section 1301 of the California Corporations Code that dissenters' rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent reasonably promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will reasonably promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to shareholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will exercise commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as soon as reasonably practicable after the definitive Proxy Statement is filed with the SEC.

5.2   Meeting of Company Shareholders; Board Recommendation .

Meeting of Company Shareholders. The Company will take all commercially reasonable action necessary in accordance with Oregon Law and its Articles of Incorporation and Bylaws to call, hold and convene a meeting of its shareholders, to consider approval of this Agreement and approval of the Merger (the "Shareholders' Meeting") to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the Company's shareholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders' Meeting. The Company shall cause the Shareholders' Meeting to be called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders' Meeting are solicited in compliance with Oregon Law, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements.

  Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of approval of this Agreement and approval of the Merger at the Shareholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's shareholders vote in favor of approval of this Agreement and approval of the Merger at the Shareholders' Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify in a manner adverse to Parent, or resolve or publicly propose to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company's shareholders vote in favor of approval of this Agreement and approval of the Merger.

5.3   Acquisition Proposals .

  No Solicitation. HoldCo and the Company agree that neither they nor any of their affiliates or Subsidiaries nor any of their respective officers and directors shall, and that they shall use all commercially reasonable efforts to cause their and their affiliates and Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by any of them) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, or knowingly induce, facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) subject to Section 5.3(c), participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to any Acquisition Proposal, (iii) subject to Section 5.3(c), engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment relating to any Acquisition Proposal. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal.
  Notification of Unsolicited Acquisition Proposals.
    Within 72 hours after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes would lead to an Acquisition Proposal, HoldCo or the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent within 48 hours oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall within 72 hours provide Parent a copy of the Acquisition Proposal, request or inquiry and all written materials subsequently provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.
    The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.
    Parent shall have five business days from receipt of notice of, and all required information regarding, a Superior Offer to match such Superior Offer in writing delivered to Company (it being agreed that, in a case where the Superior Offer includes stock consideration, Parent shall be entitled to match such Offer with the cash equivalent of such stock consideration). If Parent elects to match such Superior Offer, HoldCo and Company shall immediately suspend further dialogue concerning such Superior Offer with the competitive bidder.
  Superior Offers.  Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from an unaffiliated third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its financial and legal advisors and such other advice and information as deemed necessary), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company concludes in good faith, following the receipt of advice of the Company's outside legal counsel, that the failure to do so could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law:
    Request information from the Person making such Acquisition Proposal for the purposes of enabling the Board of Directors of the Company to become appropriately informed about the Acquisition Proposal that has been made and the Person that made it;
    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
    Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions or negotiations with such third party, the Company gives Parent written notice of the Company's intention to enter into negotiations with such third party.
  Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer and release the Person making the Superior Offer from any "standstill" obligation pursuant to agreements between such Person and the Company (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (v) are met:
    A Superior Offer with respect to the Company has been made and has not been withdrawn or matched by Parent;
    The Shareholders' Meeting has not occurred;
    The Company shall have (a) delivered to Parent written notice (a "Change of Recommendation Notice") at least two Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company may effect a Change of Recommendation and the manner in which it may do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer (to the extent not previously provided to Parent), and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer; and
    The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law.
  Continuing Obligation to Call, Hold and Convene Shareholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so unless this Agreement has been validly terminated in accordance with Article VII hereof.
  Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).
  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
    "Acquisition Proposal," with respect to HoldCo or the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of HoldCo, the Company or any of their Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of HoldCo, the Company or any of their Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving HoldCo, the Company or any of their Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of HoldCo, the Company (including their Subsidiaries taken as a whole), or (d) any liquidation or dissolution of HoldCo or the Company (provided, however, the transactions among Parent, HoldCo and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
    "Superior Offer," with respect to the Company, shall mean a bona fide written offer made by an unaffiliated third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its financial adviser) would be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably likely of being consummated.
  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of HoldCo or the Company shall be deemed to be a breach of this Agreement by HoldCo and the Company.

5.4   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants .

  Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated December 21, 2005, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
  Access to Information. Upon reasonable notice and subject to the Confidentiality Agreement and the requirements of the HSR Act, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (in a manner that is not disruptive to the Company) during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. Upon reasonable notice and subject to the Confidentiality Agreement and the requirements of the HSR Act, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.
  No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5   Public Disclosure .  Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6   Regulatory Filings; Reasonable Efforts .

  Regulatory Filings. Each of Parent and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and each of Parent and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby as promptly as reasonably practicable after the date hereof (or as promptly as reasonably practicable following the occurrence of any events that cause any such filing, notice, petition, statement, registration, submission or application to be reasonably likely to be required), including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ if required by the HSR Act, (ii) pre-merger notifications required by the competition laws of other countries, or the European Union, as reasonably determined by Parent and the Company, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.
  Exchange of Information. Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.
  Notification. Each of Parent and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
  Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. In addition, nothing herein shall require Parent to litigate with any Governmental Entity or third party.
  Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this agreement, an "Action of Divestiture" shall mean (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. In addition, nothing herein shall require Parent to litigate with any Governmental Entity.

5.7   Notification of Certain Matters .

  By the Company. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
  By Parent. Parent shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.8   Third-Party Consents .  As soon as practicable following the date hereof, the Company will use commercially reasonable efforts (without any obligation on the part of the Company or Holdco to incur any material cost or expense or to incur any additional material obligation or suffer the loss of any material right or benefit) to give any required notices and to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter.

5.9   Equity Awards and Employee Matters .

  Employee Stock Options. As soon as practicable following the date hereof and consistent with their terms, the Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Company Options will be cancelled or terminated prior to the Closing and treated in the manner set forth in Section 1.6(d) hereof. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.9 shall be subject to review and approval by Parent. The Company will grant no new Company Options after the Adjustment Date.
  Termination of Company Employee Stock Purchase Plans. The Company shall ensure that, after the date of this Agreement, participants in the Company Purchase Plans will not be permitted to increase their elections under such plans. As of June 15, 2006, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, June 30, 2006, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Outstanding rights to purchase Company Common Stock will be exercised in accordance with the Company Purchase Plans, and each share of Company Common Stock purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration, without the issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plans. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan and timely distributing any notices required by the terms of the Company Purchase Plans) that are necessary to give effect to the transactions contemplated by this Section 5.9(b). Any materials to be submitted to participants in the Company Purchase Plan shall be subject to review and approval by Parent. The Company will issue no new purchase rights under the Company Purchase Plan after June 30, 2006.
  Spin-off and Continuation of 401(k) Plans.

  Prior to the Effective Date, the Company shall amend or cause to be amended, as needed, any and all Company Employee Plans which include or are intended to include a "qualified cash or deferred arrangement" described in Code Section 401(k) (each a "401(k) Plan") effective no later than the Effective Date in accordance with the following:

    To provide that the AP Purchase effectively creates a distributable event (notwithstanding the "same desk rule") under each 401(k) Plan with respect to any and all 401(k) Plan participants (and related surviving beneficiaries or alternate payees) who (i) upon the AP Purchase will be employed by the AP Company or any of its subsidiaries or affiliates, or (ii) as of the AP Purchase date were last employed by any of the business operations acquired in the AP Purchase (collectively, the "AP Participants"); and
    To ensure that Parent shall have the right to amend, merge or terminate each such 401(k) Plan thereafter.

  401(k) Plan amendments to accomplish the foregoing actions shall be proposed to Parent for its review and approval before being adopted. Copies of the approved amendments and corresponding board of directors' resolutions, as adopted, shall be provided to Parent in advance of the Closing.

  Company Employees. Company Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Company Employees full credit under such policies for prior service at the Company for purposes of determination of the level of benefits under Parent's benefit plans, programs or policies for prior service at the Company; provided that such credit does not result in duplication of benefits. Notwithstanding the foregoing, nothing in this Section 5.9(d) shall limit or prevent Parent or Company from modifying, amending, or terminating any employee benefit plans, programs, or policies at any time in their sole discretion.
  Change in Control Agreements. Immediately prior to the Effective Time, all amounts due for payments, acceleration of vesting of equity awards and extension of health benefits which may be due to employees or directors of the Company pursuant to an agreement set forth in Section 2.15(j) of the Company Disclosure Letter, as a result of the consummation of the Merger or the execution of this Agreement, shall be deemed to have been incurred by virtue of the consummation of the Merger. The Company shall treat any conditions other than the consummation of the Merger or the execution of this Agreement (such as actual or constructive termination of employment in connection with the Merger) as satisfied. It is acknowledged and agreed that, upon consummation of the Merger, all further conditions (such as actual or constructive termination of employment in connection with the Merger) set forth in any such agreement shall be deemed satisfied and that all such payments, vesting of equity awards and extension of health benefits shall be made without regard to the occurrence of any subsequent event; provided, (i) that cash payments may be made in lieu of health benefits, (ii) no such cash payments in lieu of health benefits shall be made to any Person who receives health benefits as an employee of Parent following the Effective Time and (iii) such payments, vesting acceleration and health benefits (or payment in lieu thereof) shall be conditioned upon receipt by Parent of a release and waiver of claims and agreement to the foregoing in form and substance reasonably satisfactory to Parent. The Company shall use commercially reasonable efforts to accomplish the foregoing, including obtaining such releases and agreements prior to the Effective Time.

5.10   Indemnification.

  Indemnity. From and after the Effective Time, Surviving Corporation will assume without further action by any of the parties, fulfill and honor in all respects the obligations of the Company pursuant to all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company in its Articles of Incorporation or bylaws or any indemnification agreements between the Company and its directors and officers as of the date hereof (the "Indemnified Parties"), subject to applicable law and the releases that the shareholders of HoldCo are executing and delivering in connection with the closing of the Stock Purchase Agreement. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.
  Insurance. For a period of six years after the Effective Time, Surviving Corporation will cause to be maintained directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium) and provided further, however, that notwithstanding the foregoing, Surviving Corporation may satisfy its obligations under this Section 5.10(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are comparable to the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof.
  Third Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including but not limited to a reorganization by Parent), then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation shall honor the obligations set forth with respect to the Surviving Corporation in this Section 5.10(c).

5.11   Section 16 Matters .  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12   FIRPTA Compliance .  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.13   Insurance Approval .  The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent's insurance broker to act as the Company's insurance broker of record with respect to all insurance policies held by the Company.

5.14   Estimated Expenses

. At the time of delivery of the Adjustment Balance Sheet, the Company shall provide Parent with a statement of its and HoldCo's estimated Transaction Costs showing detail of accrued (both paid and unpaid) Transaction Costs incurred by the Company and HoldCo as of the Adjustment Date, and a good faith estimation of Transaction Costs that the Company and HoldCo estimate will be incurred in completing the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Parent (the "Statement of Expenses"), and the Statement of Expenses shall be certified as true and correct in all material respects in form acceptable to Parent as of the Adjustment Date by the Company's and HoldCo's Chief Financial Officers. The accrued unpaid expenses and estimated expenses reflected in the Statement of Expenses are collectively referred to herein as the "Estimated Transaction Costs." The Statement of Expenses will reflect all Transaction Costs accrued and expected to be incurred by the Company and HoldCo as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1   Conditions to the Obligations of Each Party to Effect the Merger .  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

  Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of the Company.
  No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
  HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby, if applicable, will have expired or terminated early. All other foreign antitrust approvals reasonably determined by Parent to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.
  Stock Purchase. The Stock Purchase shall close instantaneously prior to the Merger.
  Tail Policy. The tail policy for D&O insurance coverage referenced in Section 5.10 shall have been bound and coverage shall be in force, as evidenced by a certificate from the tail policy insurer.

6.2   Additional Conditions to the Obligations of Parent .  The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief executive officer of the Company.
  Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company.
  Sale of AP Business. The AP Purchase shall close immediately prior to the Merger and the Stock Purchase.
  Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.
  No Governmental Restriction; Litigation. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority or third party (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the Stock Purchase Agreement of the AP Purchase Agreement, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.
  Third Party Consents and Modifications. The Company shall have exercised commercially reasonable efforts to deliver to Parent all of the consents and approvals and contract modifications set forth on Schedule 6.2(f).
  Joint Venture Amendment. The Company shall have delivered to Parent the letter agreement amending and modifying the joint venture agreement, duly executed by Amplus, the joint venture partner, in the form set forth on Schedule 6.2(g).

  Lien Release. Bank of the West shall have released its lien against HoldCo and shall have released HoldCo from all liabilities and obligations, or otherwise terminated HoldCo's obligations, under any agreement with Bank of the West relating to the credit agreement, letter of credit financings or other debt financings to which HoldCo is a party.

  Bond Authorities.  The bond authorities who financed the Fremont and Logan real estate projects shall have released HoldCo from all liabilities and obligations, or otherwise terminated all of HoldCo's obligations, under any agreement with such authorities to which HoldCo is a party, or Ardenwood LLC ("Ardenwood") shall have agreed, on terms and conditions reasonably acceptable to Purchaser, (a) to indemnify, defend and hold HoldCo harmless from all liability to such bond authorities thereunder, (b) if Ardenwood sells or otherwise transfers to an unaffiliated third party either of the Fremont or Logan real estate projects, it will at or prior to such sale, (i) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (ii) pay off the bonds as to the applicable project and (c) if the Company desires to vacate either of the real estate projects or change its use of such projects in a manner, which would violate the terms of the applicable bond agreements, but would not violate the Company's lease of such project, and the Company has provided Ardenwood with not less than six (6) months prior written notice of such intent, Ardenwood will, at or prior to the expiration of such notice period, (i) obtain a written waiver of such violation from the applicable bond authority, (ii) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (iii) pay off the bonds as to the applicable project, all of which obligations will be binding upon any successor or assign of Ardenwood or the applicable property, so long as the bonds as to such property remain outstanding.  Such agreement will also provide that neither HoldCo nor the Company shall intentionally default under such agreements (except as provided in subpart (c) above) and (ii) nothing in such agreement shall in any way amend or constitute a waiver of any of the Company's obligations under its leases of the projects.

6.3   Additional Conditions to the Obligations of the Company .  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent.
  Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination .  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

  by mutual written consent of Parent and the Company;
  by either the Company or Parent if the Merger shall not have been consummated by September 30, 2006 or such later date, if any, that Parent and the Company may agree upon in writing (the "End Date"); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
  by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to challenge such order, decree, ruling or action; provided, further, that notwithstanding anything to the contrary, the Company may challenge such order, decree, ruling or action until September 30, 2006 but Parent shall have no obligation to remove such order, decree, ruling or action;
  by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company shareholder approval shall have been principally and proximately caused by the action or failure to act of Company which constitutes a breach by the Company of this Agreement;
  by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of the Company) if a Triggering Event (as defined below) with respect to the Company or a material breach of Section 5.3 of this Agreement shall have occurred;
  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure any such curable breach through such 30 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30 day period);
  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure any such curable breach through such 30 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30 day period); and
  by either the Company or Parent if either of the Stock Purchase Agreement or the AP Purchase Agreement is terminated.

For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any definitive agreement, contract or commitment providing for the consummation of any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with HoldCo or Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2   Notice of Termination; Effect of Termination .  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no further liability on the part of any of the parties, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3   Fees and Expenses .

  General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the fees and expenses incurred by HoldCo or the Company in order to consummate the transactions contemplated hereby and by the Stock Purchase Agreement and AP Purchase Agreement (including without limitation the fees and expenses of The Spartan Group, WSGR, accountants, SEC) shall be paid from the Merger Consideration and the Parent shall pay 50% of any filing fee for any Notification and Report Forms filed with the FTC and DOJ under the HSR Act and financial printer costs.
  Company Payment.
    Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(d) or (e), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $4,000,000 in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 7.1(d): (a) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for an Acquisition of the Company, and (b) such payment shall be made promptly, but in no event later than two business days after the consummation of such Acquisition of the Company or the entry into such agreement by the Company.
    Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.
    Certain Definitions. For the purposes of this Section 7.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4   Amendment .  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company, provided, after approval of the Merger by the shareholders of the Company, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or Nasdaq requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5   Extension; Waiver .  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties .  The representations and warranties of the Company and Parent contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2   Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  if to Parent, to:

Omron Management Center of America, Inc.
East Commerce
Schaumburg, Illinois 60045
Attention: President
Telephone No.: (847) 843-7852
Telecopy No.: (847) 884-1866

with copies to:

Enterprise Law Group, LLP
Three First National Plaza

70 West Madison Street, Suite 740

Chicago, Illinois 60602
Attention: Steven K. Sims, Esq.
Telephone No.: (312) 578-0200 x101
Telecopy No.: (312) 578-0202

if to the Company, to:

Scientific Technologies Incorporated
6550 Dumbarton Circle
Fremont, California 94555
Attention: Joseph J. Lazzara, President and Chief Executive Officer
Telephone No.: (510) 608-3400
Telecopy No.: (510) 744-1442

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Christian E. Montegut, Esq.
Telephone No.: (206) 883-2500
Telecopy No.: (206) 883-2699

8.3   Interpretation; Knowledge .

  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole, unless otherwise expressly provided herein. The word "affiliate" when used herein shall mean, with respect to any specified person, any other person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
  For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, with respect to any matter in question, that any of the "officers" (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) of such party has actual knowledge of such matter, after a reasonable inquiry of such advisor(s) or employee(s) of the party who would reasonably be expected to have actual knowledge of such matter.
  For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or, in the case of Company and its Subsidiaries, considering only the effect on the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of SPG, or (ii) materially impede the ability of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that in no event shall any of the following, alone, be deemed to constitute a material adverse effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent; (ii) any change in the price or trading volume of the Company Common Stock; (iii) any changes affecting the United States economy in general or generally affecting the industries in which the Company operates, except any such change which as a disproportionate impact on Company; (iv) any changes affecting general worldwide economic or capital market conditions; (v) any changes that the Company has reasonably demonstrated are principally the result of any legally required announcement or announcement made with prior approval of Parent or the pendency of the Merger and the other transactions contemplated by the Merger Agreement thereafter; (vi) any affects resulting from changes after the date of this Agreement in U.S. GAAP; or (ix) any affects resulting from any legal proceeding against the Company by shareholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or alleging breach of fiduciary duty in connection therewith.
  For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4   Counterparts .  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; Third-Party Beneficiaries .  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, Stock Purchase Agreement and the AP Purchase Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.6   Severability .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Other Remedies

  .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8   Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.9   Rules of Construction .  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10   Assignment .  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

Omron Management Center of America, Inc.

By: __________________________

Tatsunosuke Goto

President

Scientific Technologies Incorporated

By: __________________________

Joseph J. Lazzara

President, Chief Executive Officer and Treasurer

Scientific Technology Incorporated

By: __________________________

Anthony R. Lazzara

President and Chairman

Annex B

Investment Bankers
Los Angeles - San Francisco

April 24, 2006

Board of Directors
Scientific Technologies Inc.
6550 Dumbarton Circle
Fremont, CA 94555

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of Scientific Technologies Inc., an Oregon corporation (the "Company") of the consideration proposed to be received by such shareholders provided for in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary, a Delaware corporation, of Omron Corporation, a Japanese corporation (the "Purchaser"). Pursuant to the terms of the draft Agreement and Plan of Merger, dated as of April 21, 2006 (the "Stock Merger Agreement"), among the Company and the Purchaser, the Company will become a wholly owned subsidiary of the Purchaser and shareholders of the Company will receive consideration as provided for in the Stock Merger Agreement. The terms and conditions of the Merger are more fully set out in the Stock Merger Agreement.

For purposes of the opinion set forth herein, and pursuant to our engagement with the Company set forth in an agreement dated August 29, 2005 (the "Engagement Letter"), among other things, we have:

  Reviewed certain publicly available financial statements and other business and financial information of the Company;
  Discussed past and current operations, financial condition and prospects of the Company, and the expected benefits anticipated from the Merger with senior executives of the Company
  Reviewed certain internal financial statements and other financial and operating information on the Company provided to us by the Company;
  Analyzed certain financial forecasts prepared by management of the Company;
  Reviewed the reported prices and trading activity for the Company's common stock;
  Compared the financial performance of the Company and the prices and trading activity of the Company's common stock with that of certain other publicly traded companies we deemed relevant;
  Compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;
  Assisted the Company in soliciting and assessing expressions of interest with respect to potential alternative transactions involving the Company, and at the request of the Company, participated in discussions and negotiations with potential buyers;
  Participated in discussions and negotiations among representatives of the Company, Purchaser and their financial and legal advisors;
  Reviewed the April 21, 2006 drafts of the Stock Merger Agreement and certain related documents including the April 21 drafts of the HoldCo Stock Purchase Agreement and the APG Purchase Agreement (collectively, with the Stock Merger Agreement, the "Agreements") along with the drafts of the exhibits and schedules to the Agreements most recently provided to us;
  Considered our assessment of general economic, market and financial conditions, and our experience in similar transactions, as well as our experience in securities valuation in general; and
  Performed such other analyses, examinations and procedures and considered such other factors as we have deemed appropriate.

With your consent, we have assumed and relied upon, but have not assumed any responsibility to independently verify, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any respect. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the future financial performance of the Company, and we have discussed such forecasts with management of the Company and they have acknowledged our use of such forecasts in arriving at our opinion. We have not been engaged to assess the achievability of any projections or forecasts, or the assumptions on which they were based, and we express no view as to such projections or assumptions. We have not made any independent valuation or appraisal of the assets of liabilities of the Company, nor have we been furnished with any such appraisals. We were not able to review the first quarter results of 2006 of the company (except for revenues) as they were not available as of the date of this opinion.

With your permission, we have further assumed that: (i) the Agreements will be in all material respects in the form of the draft of Agreements that we reviewed, with no material changes to the economic terms and conditions of the Merger; (ii) the representations and warranties of each party to the Agreements are true and correct, that each party will perform all covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the proposed transaction will be satisfied without waiver thereof; and (iii) all governmental, regulatory and other consents and approvals contemplated by the Agreements will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have a material adverse effect on the proposed transaction. Further, in analyzing the Merger, we have assumed that the transaction pursuant to the APG Purchase Agreement closes pursuant to its material economic terms.

We were not requested to consider, and our opinion does not in any manner address, the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for a services, including a fee which is contingent upon delivering this opinion and a fee which is contingent upon the consummation of the Merger. We have received a $50,000 retainer fee, and will receive a $50,000 fee upon delivery of this opinion. We are also advising a Special Committee of the Board of Directors of the Company regarding the sale of the Company's Automation Products Group (or "APG") and have also been asked to provide a fairness opinion to that Special Committee regarding the sale of APG for which we would be paid $50,000. Upon consummation of the Merger, we are entitled to a fee of $500,000 plus 5% of the amount of "aggregate consideration" (as defined in our Engagement Letter) over $90 million. We are also entitled to a fee upon consummation of the sale of APG in the amount of $200,000, provided however, that if a buyer other than the APG Purchaser were to purchase APG, we would be entitled to a fee of the greater of $200,000 or 2.5% of "aggregate consideration" as defined in the Engagement Letter. Such fees payable upon consummation are subject to reduction by the $50,000 retainer fee and any fees collected pursuant to providing fairness opinions. Furthermore, the Company has agreed to reimburse us for reasonable out-of- pocket expenses and provide indemnification with respect to our engagement.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and any related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts with the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

We do not express any opinion or recommendation as to how shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

Based upon the foregoing, including the various assumptions and limitations set forth herein, and in reliance thereon, we are of the opinion that as of the date hereof that the consideration to be received by the shareholders of the Company in connection with the Merger is fair to them from a financial point of view.

The Spartan Group LLC

_____________________

Annex C

DISSENTERS' RIGHTS

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions

60.554 Right to dissent and obtain payment for shares

60.557 Dissent by nominees and beneficial owners

(Procedure for Exercise of Rights)

60.561 Notice of dissenters' rights

60.564 Notice of intent to demand payment

60.567 Dissenters' notice

60.571 Duty to demand payment

60.574 Restriction on transfer of shares

60.577 Payment of value of shares

60.581 Failure to take proposed action

60.584 Election to withhold payment

60.587 Payment of dissenter's estimate of value

(Judicial Appraisal of Shares)

60.591 Court proceedings to determine value of shares

60.594 Court costs and counsel fees

60.551. Definitions

As used in ORS 60.551 to 60.594:

  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.
  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
  "Shareholder" means the record shareholder or the beneficial shareholder.

60.554. Right to dissent and obtain payment for shares

  Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:
    Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;
    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
    Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
      Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or
      Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
    Conversion to a noncorporate business entity pursuant to ORS 60.472.
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

60.557. Dissent by nominees and beneficial owners

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:
    The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
    The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

60.561. Notice of dissenters' rights

  If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.
  If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

60.564. Notice of intent to demand payment

  If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.
  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

60.567. Dissenters' notice

  If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.
  The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:
    State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
    Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
    Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and
    Be accompanied by a copy of ORS 60.551 to 60.594.

60.571. Duty to demand payment

  A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.
  The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

60.574. Restriction on transfer of shares

  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577. Payment of value of shares

  Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.
  The payment must be accompanied by:
    The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;
    A statement of the corporation's estimate of the fair value of the shares;
    An explanation of how the interest was calculated;
    A statement of the dissenter's right to demand payment under ORS 60.587; and
    A copy of ORS 60.551 to 60.594.

60.581. Failure to take proposed action

  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

60.584. Election to withhold payment

  A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

60.587. Payment of dissenter's estimate of value

  A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:
    The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
    The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or
    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

60.591. Court proceedings to determine value of shares

  If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
  The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  Each dissenter made a party to the proceeding is entitled to judgment for:
    The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or
    The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

60.594. Costs and counsel fees

  The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.
  The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:
      Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or
      Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

Annex D

HoldCo Stock Purchase Agreement

by and among

Omron Management Center of America, Inc.,

Scientific Technology Incorporated,

Scientific Technologies Incorporated,

the Shareholders,

and

Joseph J. Lazzara, as Shareholders' Representative

April 24, 2006

TABLE OF CONTENTS

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	List of Shareholders of HoldCo
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Shareholder Release

HOLDCO STOCK PURCHASE AGREEMENT

THIS HOLDCO STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 24, 2006 by and among Omron Management Center of America, Inc., a Delaware corporation ("Purchaser"), Scientific Technology Incorporated, a California corporation ("HoldCo"), Scientific Technologies Incorporated, an Oregon corporation ("Company"), all of the shareholders of HoldCo listed on Exhibit A hereto (together, the "Shareholders"), which Exhibit A includes the number of shares each Shareholder owns, and Joseph J. Lazzara, as the Shareholders' Representative.

RECITALS

A. HoldCo owns approximately 86% of the outstanding capital stock of the Company, and certain of the Shareholders are executive officers and members of the board of directors of the Company. The Company is organized into two products groups: Safety Products Group ("SPG") and Automation Products Group ("APG").

B. The Board of Directors of the Purchaser believes it is in the best interests of the Purchaser and its shareholders to acquire all of the issued and outstanding capital stock owned by the Shareholders upon the terms and subject to the conditions set forth herein (such transaction, the "Acquisition"), such that upon consummation of the Acquisition the Purchaser will own all of the issued and outstanding capital stock of HoldCo.

C. The Shareholders desire to sell all of the capital stock of HoldCo owned by them to the Purchaser, all upon the terms and subject to the conditions set forth herein.

D. As an inducement for the Purchaser to consummate the Acquisition, HoldCo, the Company and the Shareholders have agreed to make certain representations, warranties, covenants and other agreements in connection with the Acquisition, all as set forth herein.

E. A portion of the cash otherwise payable by Purchaser in connection with the purchase and sale of capital stock of HoldCo will be placed in escrow by Purchaser, the release of which amount will be contingent upon certain events and conditions, all as more fully set forth in Article 7 hereof.

F. Immediately prior to the Acquisition, the Company will sell and transfer to APG Buyer all of its right, title and interest in the shares of capital stock of Sub I, Sub II, and Sub III and any other Non-SPG Assets, and APG Buyer shall assume all Assumed Liabilities, pursuant to that certain APG Stock and Asset Purchase Agreement (the "AP Purchase Agreement") by and among the Company, HoldCo and APG Buyer dated as of the date hereof (the "AP Asset Purchase"). (All defined terms in this Recital F which are not defined herein shall have the meanings ascribed to them in the AP Purchase Agreement.)

G. Instantaneously following the Acquisition, HoldCo will merge with and into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger by and among Purchaser, HoldCo and the Company dated as of the dated hereof (the "Merger Agreement").

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF COMPANY CAPITAL STOCK

Section 1.1. Purchase and Sale .  At the Closing (as defined in Section 1.3 hereof), and upon the terms and subject to the conditions of this Agreement, the Purchaser shall purchase from the Shareholders, and the Shareholders shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of HoldCo now beneficially owned or held of record by the Shareholders at the Closing, including all property or rights issued by HoldCo with respect to such Shares (the "Shares"). The name, address and taxpayer identification number of each Shareholder, the number and description of such Shares being sold by such Shareholder pursuant hereto, and the consideration payable in connection with the Acquisition to each Shareholder are set forth on Schedule 2.3(a) hereto.

Section 1.2.  Consideration .  Each Shareholder shall be allocated an amount equal to the respective amount set forth in the column entitled "Purchase Price" opposite such Shareholder's name on Section 2.3(a) of the Disclosure Letter, the total of which amounts shall equal the Derived Amount (as defined below) in cash, which amounts include the Escrow Amount. Such respective amount for each Shareholder is referred to herein as the "Purchase Price." The "Derived Amount" shall mean the product of the Per Share Amount (as defined in the Merger Agreement) times the number of shares of Common Stock of the Company owned by Holdco.

Section 1.3.  Closing .

  The closing of the Acquisition (the "Closing") will take place instantaneously prior to the Merger at the offices of, Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at Closing), or at such other time, date and location as the parties hereto agree in writing. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." "Business Day" shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

  The Closing shall be contingent upon (i) the satisfaction of the closing conditions set forth in the Merger Agreement, unless any such closing conditions are waived, in writing, by the Purchaser, the Company and/or the Shareholder Representative, as applicable, (ii) the filing of the Agreement of Merger (as defined in Section 1.2 of the Merger Agreement), (iii) the closing of the AP Asset Purchase, unless waived by Purchaser, and (iv) the release of funds from the Exchange Agent equal to the aggregate Purchase Price, net of the Escrow Amount.

  At the Closing, the Shareholders shall deliver or cause to be delivered to the Purchaser the following:

    certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

    receipts, duly executed by each Shareholder, for receipt of the Purchase Price payable to such Shareholder pursuant to Section 2.3(a) of the Disclosure Letter, less such Shareholder's Pro Rata Portion of the Escrow Amount (as such term is defined in Section 1.7));

    the Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit C, duly executed by each of Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara and James A. Ashford;

    the Shareholder Release in substantially the form attached hereto as Exhibit D, duly executed by each of Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara and James A. Ashford; and

    all other documents, certificates, instruments or writings required to be delivered by the Shareholders on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by Purchaser in order to consummate the transactions contemplated by this Agreement.

  At the Closing, the Purchaser shall deliver or cause to be delivered to each Shareholder the following:

    the Purchase Price due to such Shareholder pursuant to Section 2.3(a) of the Disclosure Letter, less such Shareholder's Pro Rata Portion of the Escrow Amount;

    the Escrow Agreement attached as Exhibit B hereto (the "Escrow Agreement"), duly executed by Purchaser; and

    such other documents, certificates or writings required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by the Shareholders' Representative in order to consummate the transactions contemplated by this Agreement.

  At the Closing, the Shareholders' Representative shall deliver to the Purchaser the Escrow Agreement, duly executed by the Shareholders' Representative (as defined in Section 7.5).

  At the Closing, the Purchaser shall deliver to Union Bank of California (the "Escrow Agent"), in accordance with the Escrow Agreement, an aggregate of US$10,158,800, comprised of (1) US$5,658,800 (the "General Escrow Amount"), (2) US$2,500,000 (the "IP Escrow Amount"), and (3) US$2,000,000 (the "Environmental Escrow Amount"), by wire transfer in immediately available funds to the account designated therefor in the Escrow Agreement. The General Escrow Amount (including the Tax Escrow Amount), IP Escrow Amount and Environmental Escrow Amount, collectively, are sometimes referred to herein as the "Escrow Amount."

Section 1.4.  No Further Ownership Rights in Shares .  All cash paid in respect of the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all of the Shareholders' rights pertaining to such Shares.

Section 1.5.  Lost, Stolen or Destroyed Certificates .  In the event any certificates evidencing any of the Shares shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount in cash, if any, as may be required pursuant to Section 1.2 hereof; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may direct against any claim that may be made against the Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 1.6.  Taking of Necessary Action; Further Action .  If, at any time after the Closing Date, any further action is necessary, desirable or reasonably requested by any party to carry out the purposes of this Agreement and to ensure that HoldCo retains full right, title and possession to all of its assets, property, rights, privileges, powers and franchises, the Purchaser, the Shareholders and the officers and directors of HoldCo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 1.7  Escrow .  At the Closing, the Shareholders' Representative and Purchaser shall enter into the Escrow Agreement with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, Purchaser shall deposit the Escrow Amount in an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. Section 1.7 of the Disclosure Letter sets forth, for each Shareholder, the fraction of the Escrow Amount that reflects such Shareholder's pro rata portion ("Pro Rata Portion").

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF HOLDCO AND THE SHAREHOLDERS

HoldCo and each of the Shareholders hereby jointly and severally represents and warrants to the Purchaser, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers of this Agreement) supplied by HoldCo and the Shareholders to the Purchaser (the "Disclosure Letter") and dated as of the date hereof, on and at the date hereof, as follows:

Section 2.1.  Organization of HoldCo .  HoldCo is a corporation duly organized, validly existing and in good standing under the laws of the State of California. HoldCo has the corporate power to own its properties and to carry on its business as now being conducted. HoldCo is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a material adverse effect on HoldCo and its subsidiaries. Section 2.1 of the Disclosure Letter lists the directors and officers of HoldCo. HoldCo has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, (together, the "Charter Documents") to the Purchaser, and each of the Charter Documents is in full force and effect. HoldCo is not in violation of any provision of the Charter Documents.

Section 2.2.  Subsidiaries .  Section 2.2 of the Disclosure Letter sets forth each subsidiary of HoldCo. HoldCo is the owner of all the outstanding shares of capital stock of, or other equity or voting interests in, each such subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all liens and encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the subsidiaries of HoldCo, HoldCo does not own any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person, except for passive investments of less than 1% in the equity interests of public companies as part of HoldCo's cash management program.

Section 2.3.  HoldCo Capital Structure .  The authorized capital stock of HoldCo consists of 25,000,000 authorized shares of common stock, no par value per share, of which 3,200,000 shares are issued and outstanding as of the date hereof (the "HoldCo Common Stock"); 1,000,000 authorized shares of Class A Preferred Stock, no par value per share, none of which are issued or outstanding; and 1,000,000 authorized shares of Class B Preferred Stock, no par value per share, none of which are issued or outstanding. HoldCo Common Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Disclosure Letter. All outstanding shares of HoldCo Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or the Bylaws of HoldCo, or any agreement to which HoldCo is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of HoldCo Common Stock. Other than HoldCo Common Stock, HoldCo has no other capital stock authorized, issued or outstanding.

  HoldCo has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which HoldCo is a party or by which it is bound obligating HoldCo to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of HoldCo or obligating HoldCo to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to HoldCo. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of HoldCo.

  Upon completion of the Acquisition, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of HoldCo, free and clear of all liens and encumbrances.

Section 2.4.  Authority .  HoldCo has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which HoldCo is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HoldCo, and no further action is required on the part of HoldCo to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which HoldCo is a party have been duly executed and delivered by HoldCo, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of HoldCo, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the APG Stock Purchase Agreement, Escrow Agreement, and the Merger Agreement.

Section 2.5.  No Conflict .  Except as set forth in Section 2.5 of the Disclosure Letter, the execution and delivery by HoldCo of this Agreement and any Related Agreement to which HoldCo is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with any provision of the Articles of Incorporation, Bylaws or charter documents of HoldCo, (b) result in any violation or breach of or default under (with or without notice or lapse of time, or both) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and, collectively, the "Contracts") to which HoldCo or any of its properties or assets (whether tangible or intangible) is subject, (c) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Contract, or (d) result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HoldCo or any of its properties (whether tangible or intangible) or assets (any such event described in (a), (b), (c), or (d), a "Conflict").

Section 2.6.  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration, notice or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with HoldCo or any Shareholder (so as not to trigger any Conflict), is required by or with respect to HoldCo or the Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which HoldCo or a Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities laws thereby or made or obtained at or prior to Closing.

Section 2.7.  Company Financial Statements .  Section 2.7 of the Disclosure Letter sets forth HoldCo's unaudited balance sheet as of December 31, 2003, 2004 and 2005 and the related unaudited statements of operations and cash flows for the years then ended (the "Year-End Financials"). For purposes of this Agreement, "Current Balance Sheet" shall mean HoldCo's unaudited balance sheet as of December 31, 2005. The Year-End Financials are correct in all material respects and have been prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except that the Year-End Financials do not contain footnotes. The Year-End Financials present fairly in all material respects the financial condition, revenues and expenses of HoldCo as of the dates and during the periods indicated therein. The Current Balance Sheet presents fairly in all material respects the financial condition of HoldCo as of December 31, 2005 (the "Current Balance Sheet Date").

Section 2.8.  No Undisclosed Liabilities .  Except as set forth in Section 2.8 of the Disclosure Letter, HoldCo has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate (a) has not been reflected in or reserved against in the Current Balance Sheet, or (b) has not arisen in the ordinary course of business consistent with past practices since the Current Balance Sheet Date, in either case which amounts do not exceed US$25,000 in the aggregate.

Section 2.9.  Tax Matters .

  Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions.

  Tax Returns and Audits.

    HoldCo as of the Closing will have prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes that it is obligated to file and such Returns are true and correct in all material respects.

    HoldCo as of the Closing will have paid all Taxes it is required to pay and will have withheld or paid with respect to its employees (and timely paid over any withheld amounts to the appropriate taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

    HoldCo has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against HoldCo, nor has HoldCo executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    No audit or other examination of any Return of HoldCo is presently in progress, nor has HoldCo been notified in writing of any request for such an audit or other examination. There is no waiver of any statute of limitations for Taxes that is currently in effect.

    HoldCo has no liabilities for unpaid Taxes as of the Current Balance Sheet Date which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and HoldCo has not incurred any liability for Taxes since the Current Balance Sheet Date other than in the ordinary course of business.

    HoldCo has made available to the Purchaser or its legal counsel copies of all Tax Returns for HoldCo filed for all periods since its inception.

    There are (and immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of HoldCo relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

    Neither HoldCo nor any Shareholder has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of HoldCo.

    None of HoldCo's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

    HoldCo has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

    HoldCo is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

    No adjustment relating to any Return filed by HoldCo has been proposed in writing by any tax authority to HoldCo or any representative thereof.

    HoldCo has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Reg. 1.6011-4(b)(2).

  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which HoldCo is a party as of the dates hereof, including but not limited to the provisions of this Agreement, covering any employee or former employee of HoldCo, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

Section 2.10.  Restrictions on Business Activities .  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which HoldCo is a party or otherwise binding upon HoldCo which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of HoldCo, any acquisition of property (tangible or intangible) by HoldCo or the conduct of business by HoldCo.

Section 2.11.  Agreements, Contracts and Commitments .

  Except as set forth in Section 2.11(a) of the Disclosure Letter, HoldCo is not a party to nor is it bound by any agreement, contract or commitment related to the Safety Products Group segment of the Company's business ("SPG") that is not terminable at will by HoldCo without penalty or that involves payment by or to HoldCo of US$50,000 or more in the aggregate.

  HoldCo is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract related to SPG ("SPG Contract"), nor is HoldCo or any Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each SPG Contract is in full force and effect and is not subject to any default thereunder by any party obligated to HoldCo pursuant thereto. HoldCo has obtained all necessary consents, waivers and approvals of parties to any SPG Contract as are required thereunder in connection with the Acquisition or Merger for such SPG Contracts to remain in effect without modification after the Closing. Following the Closing, HoldCo will be permitted to exercise all of HoldCo's rights under the SPG Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which HoldCo would otherwise be required to pay had the transactions contemplated by this Agreement not occurred. HoldCo has provided or made available to Purchaser copies of each SPG Contract.

Section 2.12.  Litigation .  There is no action, suit or proceeding of any nature pending, or, to HoldCo's or any Shareholder's knowledge, threatened, against HoldCo, or its properties or any of its officers or directors, nor, to the knowledge of HoldCo or any Shareholder, is there any reasonable basis therefor. There is no investigation pending or, to HoldCo's or any Shareholder's knowledge threatened, against HoldCo, or its properties or any of its officers or directors (nor, to the knowledge of HoldCo or any Shareholder, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of HoldCo to conduct its operations as presently or previously conducted.

Section 2.13.  Books and Records .  The books of account, minute books, stock record books, and other records of HoldCo, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of HoldCo contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of HoldCo, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of HoldCo.

Section 2.14.  Brokers' and Finders' Fees; Third Party Expenses .  Except for fees payable to the Spartan Group LLC, pursuant to an engagement letter dated August 29, 2005, a copy of which has been provided to Purchaser, HoldCo has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

Section 2.15. Insurance .  Section 2.16 of the Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of HoldCo. There is no claim by HoldCo or any employee, officer or director of HoldCo pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and HoldCo is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither HoldCo nor any Shareholder has knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

Section 2.16.  Compliance with Laws .  HoldCo has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation (including, without limitation, environmental laws and regulations).

Section 2.17.  Governmental Authorizations

. HoldCo has all of the Governmental Authorizations necessary to permit it to lawfully conduct and operate its businesses in the manner currently conducted and operate such business and to permit it to own and use its assets in the manner in which it currently owns and uses such assets. "Governmental Authorization" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any legal requirement.

Section 2.18.  Environmental Matters.

  HoldCo and its subsidiaries (including Company) are in compliance with all applicable Environmental Laws; and no material expenditures are or will be required in order to come into compliance with any Environmental Laws. "Environmental Laws" for purposes of this Agreement shall mean (a) any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, common laws, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment; (b) laws relating to the control of any pollutant or the protection or restoration of the environment (including air, water and land) or natural resources; or (c) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of Hazardous Materials, including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. 2701 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1501 et seq., the Occupational Safety and Health Act, as amended, and their respective state counterparts, and the Safe Drinking Water and Toxic Enforcement Act (Proposition 65), Cal. Health & Safety Code 25249.5 et seq.

  Neither HoldCo, Company nor any of their subsidiaries have transported, stored, used, manufactured, disposed of, released, removed or exposed its employees or others to material quantities of Hazardous Materials or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage, or liability to HoldCo, the Company or any of their subsidiaries for response costs under any Environmental Law, or any adverse health effect to any person. "Hazardous Materials" for purposes of this Agreement shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, means any pollutant, contaminant, hazardous or toxic substance or waste and any other substance or material classified as hazardous or toxic by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity and including, without limitation, asbestos and asbestos containing material, oil, petroleum, petroleum derived products, additives to petroleum or petroleum products, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, radioactive material, but excluding office and janitorial supplies properly and safely maintained.

  HoldCo, Company and their subsidiaries have not: (i) operated any underground storage tanks at any property that HoldCo, Company or any of their subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any material quantity of any Hazardous Materials on, to, from or in the vicinity of any real property, including but not limited to real property currently or previously owned or used by HoldCo, the Company, their subsidiaries or any predecessor entity in the case of either (i) or (ii) in violation of any Environmental Law or in a manner which has caused or may reasonably be expected to cause damage or liability to HoldCo, the Company or any of their subsidiaries.

  HoldCo, Company and their subsidiaries currently hold all material permits (the "HoldCo Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of HoldCo, Company and their subsidiaries as such activities and businesses are currently being conducted.

  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, order, penalty assessment, notice of violation, judgment or claim is pending, or to the knowledge of Shareholders, HoldCo, Company or any of their subsidiaries, threatened against HoldCo, Company or any of their subsidiaries concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity (collectively "Environmental Claims").

  HoldCo, Company and their subsidiaries have obtained all instruments of financial responsibility under Environmental Laws which are required in connection with their respective business and operations.

  HoldCo, the Company and its subsidiaries have made available true and complete copies of all material documents, reports, or analyses relating to the presence or absence of Hazardous Materials on, at, under or migrating from or onto any real property currently or previously owned or used by HoldCo, Company or their subsidiaries in connection with operation of their respective businesses.

  HoldCo, Company and their subsidiaries have not generated, arranged for disposal, transported or disposed of any Hazardous Material to any facility where there has been a release or threatened release of Hazardous Materials or any other condition which has caused or may reasonably be expected to cause damage, liability, response costs or expenses to be assigned to HoldCo, Company or their subsidiaries including but not limited to damage or liability under any Environmental Law.

  HoldCo, Company and their subsidiaries have not sold, placed into commerce or otherwise produced any product, good, material, supply or substance that is in violation of any Environmental Law in a manner that may reasonably be likely to result in material liability to HoldCo, Company or their subsidiaries.

Section 2.19.  Intellectual Property.

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

  "HoldCo Intellectual Property" means any and all Intellectual Property and Intellectual Property Rights that are owned by HoldCo or its subsidiaries.

  "HoldCo products" means all products and technologies that have been distributed, sold or licensed by or on behalf of HoldCo or any of its subsidiaries, other than those products identified on Schedule 2.19(a).

  "HoldCo Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, HoldCo or any of its subsidiaries.

  "Intellectual Property" means any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

  "Intellectual Property Rights" means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors' certificates, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information ("Trade Secrets"), (iv) other proprietary rights relating to Intellectual Property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

  "Open Source Materials" means computer software code that is subject to a license requiring, as a condition to use, modification or use of the software code, that the software code or other software code combined or distributed with it be (1) disclosed or distributed in Source Code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge.

  "Registered Intellectual Property" means applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

  "Shrink-Wrapped Code" means generally commercially available object code where available for a cost of not more than U.S. $25,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

  "Source Code" means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

  Registered Intellectual Property; Proceedings. Schedule 2.19(b) (i) lists all HoldCo Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) in which any of the HoldCo Registered Intellectual Property is involved.

  Registration. All necessary registration, maintenance and renewal fees in connection with such HoldCo Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such HoldCo Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such HoldCo Registered Intellectual Property.

  Further Actions. There are no actions that must be taken by HoldCo or any of its subsidiaries before July 31, 2006, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing HoldCo Registered Intellectual Property.

  Absence of Liens. Each item of HoldCo Intellectual Property (including all HoldCo Registered Intellectual Property), is free and clear of any Liens other than those set forth on Schedule 2.19(e). HoldCo is the exclusive owner of all HoldCo Intellectual Property.

  Intellectual Property Development. To the extent that any Intellectual Property used or that has been developed for use in the SPG has been developed or created independently or jointly by any person other than HoldCo or any of its subsidiaries for which HoldCo or any of its subsidiaries has, directly or indirectly, provided consideration for such development or creation, HoldCo or such Subsidiary, as the case may be, has obtained ownership of, and is the exclusive owner by operation of law or by valid assignment of, all such Intellectual Property.

  Licenses-In. Other than (i) Shrink-Wrapped Code, (ii) Open Source Materials as set forth in Schedule 2.19(p) and (iii) non-disclosure or confidentiality agreements, Schedule 2.19(g) lists all Contracts to which HoldCo or any of its subsidiaries is a party and under which HoldCo or any of its subsidiaries has been granted or provided any Intellectual Property or Intellectual Property Rights used or that has been developed for use in the SPG by a third party.

  Licenses-Out. Other than (i)  non- disclosure agreements and (ii) non-exclusive licenses, and related agreements (including software and maintenance and support agreements), of current HoldCo products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), Schedule 2.19(h)(ii) lists all contracts, licenses and agreements related to the SPG to which HoldCo or any of its subsidiaries is a party and under which HoldCo or any of its subsidiaries has either generated more than $500,000 in revenue in a fiscal year in any of the last three fiscal years or has granted or provided any material HoldCo Intellectual Property or current HoldCo products to third parties.

  No Default/No Conflict. All Contracts relating to either (i) material HoldCo Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third person licensed to HoldCo or any of its subsidiaries that is material to the SPG business of HoldCo and its subsidiaries are in full force and effect and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contracts that are individually or in the aggregate material. Each of the HoldCo and its subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Shareholders, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Company will be permitted to exercise all of the HoldCo's and its subsidiaries' rights under such Contracts to the same extent the HoldCo and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the HoldCo or any of its subsidiaries would otherwise be required to pay.

  No Infringement. Other than the actions listed in the schedules hereto, the operation of the SPG business of HoldCo and its subsidiaries as it is currently conducted by HoldCo and its subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any HoldCo product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Purchaser and/or Company in substantially the same manner following the Closing, any Intellectual Property Rights of any person, violate any material right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property to the HoldCo or any of its subsidiaries has ownership rights or license rights to improvements or derivative works made by the HoldCo or any of its subsidiaries in such Intellectual Property that has been licensed to the HoldCo or any of its subsidiaries.

  Notice. Neither the HoldCo nor any of its subsidiaries has received written notice from any person claiming that any HoldCo product or HoldCo Intellectual Property infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor do the Shareholders have knowledge of any basis therefor).

  No Third Party Infringement. To the knowledge of the Shareholders, no person has or is infringing or misappropriating any HoldCo Intellectual Property.

  Transaction. Except pursuant to the terms of the AP Purchase Agreement or the Contracts listed in Schedule 2.19(m), neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Purchaser by operation of law as a result of the Merger of any contracts or agreements to which the HoldCo or any of its subsidiaries is a party, will result in: (i) Purchaser, any of its subsidiaries or the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser, any of its subsidiaries or the Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser, any of its subsidiaries or the Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

  Confidentiality and Security. Each of the HoldCo and its subsidiaries has taken reasonable steps to protect confidentiality of the confidential information of HoldCo and any of its subsidiaries or provided by any other person to HoldCo or any of its subsidiaries.

  No Order. No HoldCo Intellectual Property or HoldCo product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the HoldCo or any of its subsidiaries or may affect the validity, use or enforceability of such HoldCo Intellectual Property or HoldCo product.

  Open Source Materials. Schedule 2.19(p) sets forth a list of all Open Source Materials that are included in, or provided or distributed with any current HoldCo product.

  Source Code. Neither the HoldCo, any of its subsidiaries, nor any other person acting on any of their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Source Code that is HoldCo Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the HoldCo, any of its subsidiaries or any person acting on their behalf to any person of any Source Code that is HoldCo Intellectual Property. Schedule 2.19(q) identifies each Contract pursuant to which the HoldCo has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Source Code that is HoldCo Intellectual Property.

  Government Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the HoldCo Intellectual Property.

  Indemnification. Neither HoldCo nor any of its subsidiaries is party to or bound by any agreement of indemnification or any guaranty (other than any agreement unrelated to the SPG or agreement of indemnification that has been entered into in the ordinary course of business in connection with the sale, distribution or licensing of the HoldCo products).

  Limitations. Neither HoldCo nor any of its subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of HoldCo or any of its subsidiaries to engage in any line of business, to make use of any material Intellectual Property or material Intellectual Property Rights (other than pursuant to the terms of Contracts set forth in Schedule 2.19(g)) or compete with any person in any material line of business or to compete with any person, (b) granting any exclusive distribution rights, or (c) providing "most favored nation" or other preferential pricing terms for current HoldCo products.

  Employee Agreements. All employees who have contributed to or participated in the conception and development of the HoldCo products (including software) on behalf of HoldCo or any subsidiaries either (1) have been party to an arrangement or agreement with HoldCo or the appropriate Subsidiary that has accorded HoldCo or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law, or (2) have assigned to HoldCo or the appropriate Subsidiary ownership of all tangible and intangible property thereby arising to the extent permitted by applicable law.

Section 2.20.  Title to Properties

. HoldCo has good and valid title to all of its tangible and intangible properties and assets, real, personal and mixed (including but not limited to HoldCo's shares of capital stock of Company), free and clear of any Liens, except Liens for Taxes not yet due and payable, statutory Liens securing payments not yet due, and such minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto.

Section 2.21.  Absence of Certain Changes or Events

. Since the date of the Current Balance Sheet, there has not been any material adverse change in HoldCo's properties, assets, or financial condition, and, except for the transactions contemplated hereby, to the knowledge of Shareholders, no event has occurred or circumstance exists that may result in such a change.

Section 2.22.  Complete Copies of Materials .  HoldCo has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Purchaser or its counsel.

Section 2.23.  Representations Complete .  None of the representations or warranties made by HoldCo or any Shareholder (as modified by the Disclosure Letter), nor any statement made in any Schedule or certificate furnished by HoldCo or any Shareholder pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or to their knowledge omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 2A
FURTHER REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

Each Shareholder, severally but not jointly, further represents and warrants to the Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Letter, on and at the date hereof, as follows:

Section 2A.1.  Ownership of Shares . Such Shareholder is the sole record and beneficial owner of the Shares designated as being owned by such Shareholder opposite such Shareholder's name in Section 2.3(a) of the Disclosure Letter, and such Shares are to be sold pursuant to this Agreement. Except as set forth in Section 2A.1 of the Disclosure Letter, such Shares are not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase or gifted such Shares to any other person or entity. Such Shareholder has the sole right to transfer such Shares to the Purchaser. Such Shares constitute all of HoldCo Common Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire HoldCo Common Stock. Upon the Closing, the Purchaser will receive good title to such Shares, subject to no Liens retained, granted or permitted by such Shareholder or HoldCo. Such Shareholder has not engaged in any sale or other transfer of any HoldCo Common Stock in contemplation of the Acquisition.

Section 2A.2.  Tax Matters . Such Shareholder has had an opportunity to review with its own tax advisors the tax consequences to such Shareholder of the Acquisition and the other transactions contemplated by this Agreement. Such Shareholder understands that it must rely solely on its advisors and not on any statements or representations by the Purchaser, HoldCo or any of their agents. Such Shareholder understands that it (and not the Purchaser or HoldCo) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the other transactions contemplated by this Agreement.

Section 2A.3.  Absence of Claims by the Shareholders . Such Shareholder does not have any claim against HoldCo or the Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

Section 2A.4.  Authority . Such Shareholder has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which such Shareholder is a party have been duly executed and delivered by such Shareholder, and, assuming the due authorization, execution and delivery by Purchaser, constitute the valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to each of the Shareholders, on and at the date hereof, as follows:

Section 3.1.  Organization, Standing and Power .  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of the Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

Section 3.2.  Authority .  The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Related Agreements to which it is a party has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Shareholders and HoldCo, constitute the valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.3.  Capital Resources .  The Purchaser has sufficient capital resources to pay the Purchase Price.

Section 3.4.  No Conflict .  The execution and delivery of this Agreement and any Related Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (a) any provision of the Certificate of Incorporation or the Bylaws of the Purchaser, (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Purchaser or any of its respective properties or assets are subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its properties or assets, except in the case of (b) and (c), where such Conflict will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 3.5.  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity, or any third party is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities laws, and such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

ARTICLE 4
CONDUCT PRIOR TO CLOSING

Section 4.1.  Shareholder Conduct .

  Transfer and Encumbrance. Each Shareholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the shares owned by such Shareholder, or any New Shares (as defined below) acquired by such Shareholder, or to discuss, negotiate, or make or enter into any offer, contract or agreement relating thereto, at any time prior to the Closing Date or termination of this Agreement (the "Expiration Date"); provided, however, that a Shareholder may transfer any or all of its, his or her Shares (i) to Shareholder's spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild, or to a trust or trusts for the exclusive benefit of Shareholder or those members of Shareholder's family specified in this Section 4.1(a)(i), or by devise or descent, or as a bona fide gift effected for tax planning purposes; provided, that, in all such cases, the transferee or other recipient executes a counterpart copy of this Agreement pursuant to Section 9.9 and transferor shall remain jointly and severally liable for the obligations of the Shareholders hereunder; or (ii) with the prior written consent of Purchaser.

  New Shares. Each Shareholder agrees that any shares that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1.  Confidentiality

.  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement, dated December 21, 2005 (the "Non-Disclosure Agreement"), between the Company and the Purchaser; provided, however, that the Non-Disclosure Agreement shall terminate with respect to Purchaser's obligations to maintain the confidentiality of all Confidential Information (as defined in the Non-Disclosure Agreement) relating to HoldCo, the Company or their respective businesses upon Closing.

Section 5.2.  Expenses

.  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the fees and expenses, including, without limitation, Third Party Expenses, incurred by the Shareholders and HoldCo in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby shall be treated in the manner set forth in the Merger Agreement.

Section 5.3.  Public Disclosure

.  Unless otherwise required by law, regulatory authority or stock exchange regulation, no party to this Agreement may issue any statement or communication to the public or press regarding the transactions contemplated by this Agreement without the prior written consent of the Purchaser, in the case of statements or communications by HoldCo, the Company or the Shareholders, or the Company and the Shareholders' Representative, in the case of statements or communications by the Purchaser.

Section 5.4.  Reasonable Efforts

.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions within its control, and to do promptly, or cause to be done, all things within its control necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals that such party is responsible to obtain and to effect all necessary registrations and filings that such party is responsible to make and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall have an obligation to litigate in order to remove any impediment or delay to Closing.

Section 5.5.  Notification of Certain Matters .  Following the Closing, each of the Shareholders shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to have caused any representation or warranty of HoldCo or any Shareholder, respectively, contained in this Agreement to have been untrue or inaccurate at the Closing, and (b) any failure of any Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder after the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Shareholders pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

Section 5.6.  Additional Documents and Further Assurances .  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

Section 5.7.  HoldCo Cash and Liabilities .  Prior to the Closing, any HoldCo cash on hand, if any, shall be distributed to the Shareholders and all liabilities of HoldCo, if any, shall be satisfied in full.

Section 5.8.  Tax Matters .  After the Closing Date, Purchaser shall file or cause to be filed all Returns of HoldCo and each of its subsidiaries (including, without limitation, the Company); provided, however, that the Company shall file or cause to be filed (i) all such Returns for the period ended December 31, 2005 and (ii) all such Returns for the short period ending on the Closing Date. Any federal or state income tax, property or other material Return of HoldCo or any of its subsidiaries which is filed after the Closing Date and which pertains to a taxable period commencing prior to the Closing Date and ending on or after the Closing Date shall be (i) prepared in accordance with the past practices of Company and each of its subsidiaries and (ii) submitted (with copies of relevant work papers and other documentation then available) to Shareholders' Representative for approval (a) in the case of income and property tax Returns not less than forty-five (45) calendar days, and (b) in the case of sales, use or other material tax Returns not less than thirty (30) calendar days, prior to the due date for the filing of such Return, which approval shall not be unreasonably withheld. Any objection by Shareholders' Representative to such Return which the parties are unable to mutually resolve not less than fifteen (15) calendar days prior to the due date for the filing of such Return shall be resolved by an independent accountant, at the shared expense of the parties, in a manner consistent with the past practices of HoldCo and its subsidiaries.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1.  Conditions to Obligations of Each Party to Effect the Acquisition .  The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental or regulatory authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

  No Prohibition. Neither the consummation nor the performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or HoldCo or any person affiliated with Purchaser or HoldCo to suffer any material adverse consequence under, any applicable law, regulation, rule, statute, requirement, order, decree, or judgment.

Section 6.2.  Additional Conditions to Obligations of Purchaser .  Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable law):

  Accuracy of Representations and Warranties. The representations and warranties of HoldCo and the Shareholders contained in Article 2 and Article 2A of this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a material adverse effect on the Company and HoldCo together at the Closing Date (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term "material adverse effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Purchaser shall have received a certificate signed by each of the Shareholders and, on behalf of HoldCo, by the President of HoldCo, to the effect set forth in this Section 6.2.

  HoldCo's and Shareholders' Performance.

      All of the covenants and obligations that HoldCo and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Purchaser shall have received a certificate signed by each of the Shareholders and, on behalf of HoldCo, by the President of HoldCo, to the effect set forth in this Section 6.2 with respect to such performance and compliance.

      Each document required to be delivered pursuant to Section 1.3 must have been delivered to Purchaser.

  Additional Documentation. HoldCo and the Shareholders shall have delivered to Purchaser such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any of HoldCo's and Shareholders' representations and warranties, (ii) evidencing the performance by any Shareholder of, or the compliance by HoldCo and any Shareholder with, any covenant or obligation required to be performed or complied with by the HoldCo or such Shareholder, (iii) evidencing the satisfaction of any condition referred to in Section 1.3 or this Section 6, or (iv) otherwise facilitating the consummation or performance of the Acquisition.

  No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Purchaser, or against any person affiliated with Purchaser, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Acquisition, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Acquisition.

  No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or threatened by any person any claim asserting that such person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in HoldCo, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

  Additional Shareholders. Any persons acquiring shares of HoldCo after the date hereof but prior to the Closing Date shall have become parties to this Agreement by executing a counterpart of this Agreement in accordance with Section 9.9.

  FIRPTA Statement. HoldCo shall deliver to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445- 2(c)(3).

  Consents and Contract Modifications. HoldCo and/or the Company shall have used commercially reasonable efforts to deliver to the Purchaser all of the consents and approvals and contract modifications set forth in Section 6.2(h) of the Disclosure Letter, in form and substance satisfactory to the Purchaser.

  Joint Venture Amendment. HoldCo and/or the Company shall have delivered to Purchaser the letter agreement, amending the joint venture agreement, duly executed by Amplus, the joint venture partner.

  APG Stock Purchase Documentation. Purchaser shall have reviewed and approved in all respects the content of the APG Stock Purchase Agreement and related agreements and disclosure schedules.

  Lien Release. Bank of the West shall have released its lien against HoldCo and shall have released HoldCo from all liabilities and obligations, or otherwise terminated HoldCo's obligations, under any agreement with Bank of the West relating to the credit agreement, letter of credit financings or other debt financings to which HoldCo is a party.

  Bond Authorities. The bond authorities who financed the Fremont and Logan real estate projects shall have released HoldCo from all liabilities and obligation or otherwise terminated all of HoldCo's obligations, under any agreement with such authorities to which HoldCo is a party, or Ardenwood LLC ("Ardenwood") shall have agreed, on terms and conditions reasonably acceptable to Purchaser, (a) to indemnify, defend and hold HoldCo harmless from all liability to such bond authorities thereunder, (b) if Ardenwood sells or otherwise transfers to an unaffiliated third party either of the Fremont or Logan real estate projects, it will at or prior to such sale, (i) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (ii) pay off the bonds as to the applicable project and (c) if the Company desires to vacate either of the real estate projects or change its use of such projects in a manner which would violate the terms of the applicable bond agreements, but would not violate the Company's lease of such project, and the Company has provided Ardenwood with not less than six (6) months prior written notice of such intent, Ardenwood will, at or prior to the expiration of such notice period, (i) obtain a written waiver of such violation from the applicable bond authority, (ii) cause the applicable bond authority to release HoldCo from all liabilities and obligations, or otherwise terminate all of HoldCo's obligations, under any agreement with such authority or (iii) pay off the bonds as to the applicable project, all of which obligations will be binding upon any successor or assign of Ardenwood or the applicable property, so long as the bonds as to such property remain outstanding.  Such agreement will also provide that neither HoldCo nor the Company shall intentionally default under such agreements (except as provided in subpart (c) above) and (ii) nothing in such agreement shall in any way amend or constitute a waiver of any of the Company's obligations under its leases of the projects.

Section 6.3.  Additional Conditions to the Obligations of Shareholders .  Shareholders' obligation to sell the Shares and to take the other actions required to be taken by Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

  Representations and Warranties. All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the ability of Purchaser to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. Purchaser shall have delivered a certificate, signed by the President or any Vice President of Purchaser, to the effect set forth in this Section 6.3(a).

  Purchaser's Performance.

      All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Purchaser shall have delivered a certificate, signed by the President or any Vice President of Purchaser, to the effect set forth in this Section 6.3(b).

      Each document required to be delivered by Purchaser pursuant to Section 1.3 must have been delivered.

  Additional Documentation. Purchaser must have caused the following documents to be delivered to Shareholders and such other documents as Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Purchaser, (ii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation of the Acquisition.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1.  Survival of Representations, Warranties and Certain Indemnification Obligations .  HoldCo's and the Shareholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the 18-month anniversary of the Closing, except the representations in Section 2.9, Section 2.18 and Section 2.19 which shall terminate on the 30-month anniversary of the Closing. To the extent that a claim for indemnification has been made pursuant to Section 7.4 (including the delivery of a Claim of Notice) prior to the end of the applicable survival period that could affect the accuracy of any representation or warranty, such representation or warranty shall continue to survive until the claim is resolved. All of the Purchaser's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing.

Section 7.2.  Indemnification . General Indemnification by Shareholders. The Shareholders shall jointly and severally indemnify and hold the Purchaser, and its officers, directors and affiliates (including HoldCo and the Company after the Closing) (the "Purchaser Indemnified Parties"), harmless against all claims, losses (including, without limitation, claims for lost profits), liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually, a "Loss" and collectively "Losses") related to HoldCo, the Company or the Shareholders (without regard to any relationship or affiliation Shareholders may have with the Company) which are incurred by the Purchaser Indemnified Parties, directly or indirectly, as a result of (1) any inaccuracy or breach of a representation or warranty of HoldCo or the Shareholders contained in this Agreement or in any instrument or certificate executed and delivered by HoldCo or the Shareholders to the Purchaser pursuant to this Agreement (excluding, however, the representations in Section 2.18 hereof which are covered by Section 7.3(b) below and the representation in Section 2.9 hereof which are covered by Section 7.2(5) below), (2) any failure by HoldCo or the Shareholders to perform or comply with any covenant contained in this Agreement, (3) any failure by APG Buyer to perform or comply with any covenant or obligation contained in the APG Stock Purchase Agreement, (4) claims and litigation against HoldCo relating to the Carmel Valley real estate, (5) any breach of the representations set forth in Section 2.9 to the extent that any Losses related thereto result from a government taxing authority audit of HoldCo or the Company, or any of their respective subsidiaries, or (6) dissolution of any inactive subsidiaries of HoldCo or the Company prior to Closing; provided however that indemnification for the Indemnified IP Matters set forth in Section 7.3(a) below and indemnification for the Indemnified Environmental Matters set forth in Section 7.3(b) below shall be exclusively governed by such provisions and not by this Section 7.2. The Shareholders shall not have any right of contribution from HoldCo or Company with respect to breach of any of the representations and warranties Shareholders and HoldCo have jointly and severally made hereunder or any Loss claimed by the Purchaser Indemnified Parties. Notwithstanding the foregoing, no Purchaser Indemnified Party shall be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses under all claims of all Purchaser Indemnified Parties shall exceed One Hundred Thousand Dollars ($100,000) (the "Basket"), at which time all Losses incurred shall be subject to indemnification hereunder in full including the amount of the Basket; provided, however, that Indemnified IP Matters and Indemnified Environmental Matters shall not be subject to the Basket; provided, further, that the Basket shall not apply to Losses hereunder with respect to the Carmel Valley claims and litigation ("Carmel Valley Claims"); provided, further, that Losses subject to indemnification hereunder pursuant to Section 7.2(5) above shall not be subject to the Basket with respect to indemnification claims made pursuant to a Claim Notice that is delivered after the 18-month anniversary of the Closing Date; and provided, further, that Losses relating to or arising from Indemnified IP Matters and Indemnified Environmental Matters shall not count toward determining whether the Basket amount has been exceeded. Indemnification of Purchaser against the Carmel Valley claims and litigation shall be made on a "dollar-one" basis.

Section 7.3.  Special Indemnification.

  IP Indemnification. The Shareholders shall jointly and severally release, defend, indemnify and hold the Purchaser Indemnified Parties harmless against any Loss or Losses related to HoldCo, the Company or the Shareholders without regard to any relationship or affiliation with the Company which are incurred by the Purchaser Indemnified Parties, directly or indirectly, as a result of (i) any breach of the representations set forth in Section 2.19 or (ii) the Specific IP Matter (subsections (i) and (ii) of this Section 7.3(a) together referred to herein as the "Indemnified IP Matters"). Notwithstanding the foregoing, no Purchaser Indemnified Party shall be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses under all claims of all Purchaser Indemnified Parties shall exceed Fifty Thousand Dollars ($50,000) (the "IP Basket"), at which time all Losses incurred shall be subject to indemnification hereunder in full including the amount of the IP Basket; provided, however, that the IP Basket shall not apply to Losses hereunder with respect to the claim disclosed on Section 7.3(a) of the Disclosure Letter and any related litigation (the "Specific IP Matter") and provided, further, that Losses with respect to the Specific IP Matter shall not count toward determining if the IP Basket has been exceeded. Indemnification of Purchaser against the Specific IP Matter shall be made on a "dollar-one" basis.

  Environmental Indemnification. The Shareholders shall jointly and severally release, defend, indemnify and hold the Purchaser Indemnified Parties harmless against any Loss or Losses related to HoldCo, the Company or the Shareholders without regard to any relationship or affiliation with the Company which are incurred by the Purchaser Indemnified Parties, directly or indirectly, as a result of (i) any breach of the representations set forth in Section 2.18 hereof or (ii) any Environmental Claims of a Governmental Entity or third party relating to the existence of Hazardous Materials in, on, under, about (including migrating to or from) that certain real property disclosed in Section 7.3(b) of the Disclosure Letter (subsections (i) and (ii) of this Section 7.3(b) together referred to herein as the "Indemnified Environmental Matters"). Notwithstanding the foregoing, no Purchaser Indemnified Party shall be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses under all claims of all Purchaser Indemnified Parties shall exceed Fifty Thousand Dollars ($50,000) (the "Environmental Basket"), at which time all Losses incurred shall be subject to indemnification hereunder in full including the amount of the Environmental Basket; provided, however, that the Environmental Basket shall not apply to Losses hereunder with respect to the environmental claims made or which may be made regarding the claim disclosed on Section 7.3(b) of the Disclosure Letter and any related litigation (the "Specific Environmental Claims") and provided, further, that Losses with respect to the Specific Environmental Claims shall not count toward determining if the Environmental Basket has been exceeded. Indemnification of Purchaser against the Specific Environmental Claims shall be made on a "dollar-one" basis. The indemnities in this Article 7 for any breach of the representations set forth in Section 2.18 above are not intended to apply to: (i) the costs and expenses for an environmental audit voluntarily performed by or on behalf of any Purchaser Indemnified Party (except as resulting from a claim, investigation or settlement of a claim, or contractual requirement of a third party or requirement of a Governmental Authority); or (ii) the ordinary costs of decommissioning the operations of HoldCo, the Company or any of their subsidiaries (including, by way of example, removal, decontamination and disposal of equipment and piping and approval of the decommissioning by the Certified Unified Program Agency) from those operations that are undertaken by any of the Purchaser Indemnified Parties following the Closing Date, excluding (so that the indemnity applies to) decontamination and disposal of any such equipment not used by any Purchaser Indemnified Parties following the Closing Date, and disposal of any stored Hazardous Materials remaining on any property operated by any Purchaser Indemnified Party as of the Closing Date, and operations of the APG.

Section 7.4.  Indemnification Procedures.

  Maximum Payments. Except in cases of fraud by Shareholders, HoldCo or Company in connection with the transactions contemplated by this Agreement (the "Excluded Breaches"), the maximum amount the Purchaser Indemnifying Parties may recover from the Shareholders pursuant to the indemnification obligations set forth in Section 7.2 and 7.3 for all Losses suffered or incurred by such parties shall be limited to (i) the General Escrow in the aggregate (including the Tax Escrow) with respect to the indemnification set forth in Section 7.2, (ii) the IP Escrow for the Indemnified IP Matters, and (iii) Environmental Escrow for the Indemnified Environmental Matters. The amount that the Purchaser Indemnified Parties may recover from the Shareholders pursuant to the indemnification obligations set forth in Section 7.2 in respect of Losses suffered or incurred by such parties arising out of or resulting from any Excluded Breach shall not be so limited. No investigation performed by Purchaser or knowledge acquired by Purchaser shall affect Purchaser's indemnification rights, payment of damages or other remedies.

  Sole Remedy. Except for cases of fraud, the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to the matters described in Sections 7.2 and 7.3 shall be the indemnification provisions set forth therein, and, except for cases of fraud, the recourse to the applicable Escrow Fund (as defined below) shall be the sole remedy for such indemnification. Except for cases of fraud and rights and remedies conferred on Purchaser Indemnified Parties by virtue of the AP Purchase Agreement, the Non-Competition and Non-Solicitation Agreement, or the Shareholder Release, the indemnification provisions of this Article 7 shall be the exclusive remedy of the Purchaser Indemnified Parties for the recovery of any Losses arising out of this Agreement, the Merger Agreement, or the Escrow Agreement, and any certificate delivered by or on behalf of HoldCo or the Company or the Shareholders pursuant thereto.

  Procedure for Claims on the Escrow Account. A Purchaser Indemnified Party shall give the Shareholders' Representative notice of any matter which such Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a "Claim Notice"), within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Any failure to submit any such Claim Notice in a timely manner to the Shareholders' Representative shall not relieve the Shareholders of any liability hereunder, except to the extent the Shareholders are actually materially prejudiced by such failure. Any Claim Notice seeking indemnification prior to the Release Date (as defined in Section 7.6) shall also be delivered to the Escrow Agent. The procedures with respect to the resolution of any such claim by a Purchaser Indemnified Party shall be as set forth in the Escrow Agreement.

  Third Party Claims. The obligations and liabilities of the Shareholders under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, such Purchaser Indemnified Party shall give the Shareholders' Representative prompt notice of such Third Party Claim, and in any case within 14 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Shareholders from any of their obligations under this Article 7 except to the extent the Shareholders are actually materially prejudiced by such failure and shall not relieve the Shareholders from any other obligation or liability that they may have to any Purchaser Indemnified Party otherwise than under this Article 7. If the Shareholders' Representative acknowledges in writing the Shareholders' obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Shareholders' Representative shall be entitled to assume and control the defense of such Third Party Claim at the expense of the Shareholders using counsel of the Shareholders' Representative's choice (subject to the reasonable approval of Purchaser Indemnified Party) if the Shareholders' Representative gives notice of its intention to do so to the Purchaser Indemnified Party within five business days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party for the same counsel to represent both the Purchaser Indemnified Party and the Shareholders, then the Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Shareholders. In all other cases, then the Purchaser Indemnified Party shall retain and control the defense of such Third Party Claim at the expense of the Shareholders using counsel of the Purchaser Indemnified Party's choice (subject to the reasonable approval of HoldCo), subject to the reasonable approval of HoldCo. In the event the Shareholders' Representative exercises its right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Shareholders' Representative in such defense and make available to the Shareholders' Representative, at the Shareholders' expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Shareholders' Representative. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Shareholders shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Shareholders' expense, all such witnesses, records, materials and information in the Shareholders' possession or under the Shareholders' control relating thereto as is reasonably required by the Purchaser Indemnified Party. Such Third Party Claim may not be settled by the Shareholders' Representative without the written consent of the Purchaser Indemnified Party, which consent will not be unreasonably withheld or delayed, or by the Purchaser Indemnified Party without the written consent of the Shareholders' Representative, which consent will not be unreasonably withheld or delayed.

  Certain Limitations. The amount of any Losses for which indemnification is provided hereunder shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies and tax benefits actually realized) with respect to such Losses.

Section 7.5.  Escrow Funds.

  General Escrow Fund. Any payment of indemnification required to be made pursuant to Section 7.2 will be made exclusively out of the General Escrow Fund (as hereinafter defined) then held by the Escrow Agent. The "General Escrow Fund" shall mean the General Escrow Amount, as such sum may be decreased as provided in the Escrow Agreement and in this Article 7.

  IP Escrow Fund. Any payment of indemnification required to be made pursuant to Section 7.3(a) will be made exclusively out of the IP Escrow Fund (as hereinafter defined) then held by the Escrow Agent. The "IP Escrow Fund" shall mean the IP Escrow Amount, as such sum may be decreased as provided in the Escrow Agreement and in this Article 7.

  Environmental Escrow Fund. Any payment of indemnification required to be made pursuant to Section 7.3(b) will be made exclusively out of the Environmental Escrow Fund (as hereinafter defined) then held by the Escrow Agent. The "Environmental Escrow Fund" shall mean the Environmental Escrow Amount, as such sum may be decreased as provided in the Escrow Agreement and in this Article 7.

  Generally. The General Escrow, the Tax Escrow Fund, the IP Escrow and the Environmental Escrow are referred to herein generically as each an "Escrow Fund."

Section 7.6.  Distribution of Escrow Funds .

  General Escrow Fund. On the 18-month anniversary of the Closing Date (the "General Release Date"), the Purchaser and the Shareholders' Representative shall direct the Escrow Agent to release to each of the Shareholders their Pro Rata Portion of the remaining amount of the General Escrow Fund; provided however, that $500,000 shall remain in the General Escrow Fund and shall not be released to the Shareholders until the 30-month anniversary of the Closing Date in accordance with Section 7.6(b) below (the "Tax Escrow Fund"); provided, further, however, that the remaining amount in the General Escrow Fund on the General Release Date shall not be distributed to the extent of the aggregate amount of all Losses specified in any then unresolved good faith indemnification claims made by any Purchaser Indemnified Party pursuant to Section 7.2 prior to the General Release Date. The Shareholders and the applicable Purchaser Indemnified Party shall negotiate in good faith to determine the amount of such unresolved claims and in the event the parties cannot reach an agreement on the amount of such claim within sixty days following the General Release Date, the amount shall be determined by arbitration in accordance with the provisions of Section 7(b) of the Escrow Agreement. To the extent that on the General Release Date any amount has been reserved and withheld from distribution from the General Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the General Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to (i) release to the applicable Purchaser Indemnified Party the amount of Loss, if any, due in respect of such claim as finally determined, and (ii) release to each Shareholder an amount equal to such Shareholders Pro Rata Portion of the excess, if any, remaining in the General Escrow Fund after the payments, if any, pursuant to the foregoing clause (i).

  Tax Escrow Fund. On the 30-month anniversary of the Closing Date (the "Tax Release Date"), the Purchaser and the Shareholders' Representative shall direct the Escrow Agent to release to each of the Shareholders their Pro Rata Portion of the remaining amount of the Tax Escrow Fund; provided however, that the remaining amount in the Tax Escrow Fund on the Tax Release Date shall not be distributed to the extent of the aggregate amount of all Losses specified in any then unresolved good faith indemnification claims made by any Purchaser Indemnified Party pursuant to Section 7.2 prior to the 30-month anniversary of the Closing Date (the "Tax Claims Bar Date"). The Shareholders and the applicable Purchaser Indemnified Party shall negotiate in good faith to determine the amount of such unresolved claims and in the event the parties cannot reach an agreement on the amount of such claim within sixty days following the Tax Release Date, the amount shall be determined by arbitration in accordance with the provisions of Section 7(b) of the Escrow Agreement. To the extent that on the Tax Release Date any amount has been reserved and withheld from distribution from the Tax Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the Tax Release Date, such claim is finally resolved, the parties shall immediately direct the Escrow Agent to (i) release to the applicable Purchaser Indemnified Party the amount of Loss, if any, due in respect of such claim as finally determined, and (ii) release to each Shareholder an amount equal to such Shareholders Pro Rata Portion of the excess, if any, remaining in the Tax Escrow Fund after the payments, if any, pursuant to the foregoing clause (i).

  IP Escrow Fund. On the later of the 30-month anniversary of the Closing Date and the date on which the Specific IP Matter is finally disposed of (the "IP Release Date"), the Purchaser and the Shareholders' Representative shall direct the Escrow Agent to release to each of the Shareholders their Pro Rata Portion of the remaining amount of the IP Escrow Fund; provided however, that the remaining amount in the IP Escrow Fund on the Release Date shall not be distributed to the extent of the aggregate amount of all Losses specified in any then unresolved good faith indemnification claims made by any Purchaser Indemnified Party pursuant to Section 7.3(a) prior to the 30-month anniversary of the Closing Date (the "IP Claims Bar Date"). The Shareholders and the applicable Purchaser Indemnified Party shall negotiate in good faith to determine the amount of such unresolved claims and in the event the parties cannot reach an agreement on the amount of such claim within sixty days following the IP Release Date, the amount shall be determined by arbitration in accordance with the provisions of Section 7(b) of the Escrow Agreement. To the extent that on the IP Release Date any amount has been reserved and withheld from distribution from the IP Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the IP Release Date, such claim is finally resolved, the parties shall immediately direct the Escrow Agent to (i) release to the applicable Purchaser Indemnified Party the amount of Loss, if any, due in respect of such claim as finally determined, and (ii) release to each Shareholder an amount equal to such Shareholders Pro Rata Portion of the excess, if any, remaining in the IP Escrow Fund after the payments, if any, pursuant to the foregoing clause (i).

  Environmental Escrow Fund. On the later of the 30-month anniversary of the Closing Date and the date on which the Specific Environmental Claims are finally disposed of (the "Environmental Release Date"), the Purchaser and the Shareholders' Representative shall direct the Escrow Agent to release to each of the Shareholders their Pro Rata Portion of the remaining amount of the Environmental Escrow Fund; provided however, that the remaining amount in the Environmental Escrow Fund on the Environmental Release Date shall not be distributed to the extent of the aggregate amount of all Losses specified in any then unresolved good faith indemnification claims made by any Purchaser Indemnified Party pursuant to Section 7.3(b) prior to the 30-month anniversary of the Closing Date (the "Environmental Claims Bar Date"). The Shareholders and the applicable Purchaser Indemnified Party shall negotiate in good faith to determine the amount of such unresolved claims and in the event the parties cannot reach an agreement on the amount of such claim within sixty days following the Environmental Release Date, the amount shall be determined by arbitration in accordance with the provisions of Section 7(b) of the Escrow Agreement. To the extent that on the Environmental Release Date any amount has been reserved and withheld from distribution from the Environmental Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the Environmental Release Date, such claim is finally resolved, the parties shall immediately direct the Escrow Agent to (i) release to the applicable Purchaser Indemnified Party the amount of Loss, if any, due in respect of such claim as finally determined, and (ii) release to each Shareholder an amount equal to such Shareholders Pro Rata Portion of the excess, if any, remaining in the Environmental Escrow Fund after the payments, if any, pursuant to the foregoing clause (i).

  The General Release Date, the Tax Release Date, the IP Release Date and the Environmental Release Date are generically referred to each as a "Release Date."

Section 7.7.  Shareholders' Representative .

  By executing this Agreement, the Shareholders shall have appointed Joseph J. Lazzara (the "Shareholders' Representative") as their agent and attorney in fact to give and receive notices and communications, to appoint the Escrow Agent, to execute the Escrow Agreement, to authorize payment to the Purchaser of cash from the applicable Escrow Fund in satisfaction of claims by the Purchaser, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing, or (b) specifically mandated by the terms of this Agreement. Any vacancy in the position of Shareholders' Representative may be filled by the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Shareholders' Representative and the Shareholders' Representative shall not receive compensation for its services. Notices or other communications to or from the Shareholders' Representative shall constitute notice to or from the Shareholders.

  The Shareholders' Representative shall not be liable for any act done or omitted hereunder as the Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amounts were was contributed to the Escrow Funds shall indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Representative. After all claims for Losses by the Purchaser set forth in Claim Notices delivered to the Escrow Agent and the Shareholders' Representative has been satisfied, or reserved against, the Shareholders' Representative, with the consent of the majority in interest in the Escrow Funds, may recover from the Escrow Fund on the Release Date (prior to the distribution of the Escrow Funds to the Shareholders pursuant to Section 7.6) payments not yet paid for any expenses incurred in connection with the Shareholders' Representative's representation hereby.

  A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

  Subject to the Purchaser's prior claims for indemnification against the Escrow Funds, the Shareholders' Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Shareholders.

ARTICLE 8
TERMINATION; WAIVER AND AMENDMENT

Section 8.1.  Termination .  Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

  by mutual consent of HoldCo, the Shareholders and Purchaser;

  by Purchaser or HoldCo if: (i) the Closing has not occurred by September 30, 2006; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;

  by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of HoldCo or any Shareholder and such breach has not been cured within five (5) business days after written notice to HoldCo or the Shareholder (provided, that, no cure period shall be required for a breach which by its nature cannot be cured);

  by HoldCo if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and such breach has not been cured within five (5) business days after written notice to Purchaser (provided, that, no cure period shall be required for a breach which by its nature cannot be cured); or

  by either HoldCo or the Purchaser if either of the Merger Agreement or the AP Asset Purchase Agreement is terminated.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

Section 8.2.  Effect of Termination .  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, HoldCo or Shareholders, or their respective officers, directors or shareholders, provided, that, each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.1 and 5.2, this Article 8 and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3.  Waiver; Amendment .

  The Purchaser may (i) extend the time for the performance of or waive any of the obligations or other acts of the Shareholders contained herein, or (ii) waive any inaccuracies in the representations and warranties of the Shareholders or HoldCo contained herein or in any document delivered by the Shareholders or HoldCo pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Purchaser.

  The Shareholders may (i) extend the time for the performance of any of the obligations or other acts of the Purchaser contained herein, or (ii) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or in any document delivered to the Shareholders by the Purchaser pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Shareholder's Representative.

  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the Purchaser and the Shareholders.

Section 8.4.  Profit Capture .

  If the Merger Agreement is terminated pursuant to Section 7.1(d) or 7.1(e) of the Merger Agreement (a "Triggering Termination") under circumstances that give rise to the obligation of the Company to pay the Termination Fee under Section 7.3(b) of the Merger Agreement and any of a Shareholder's Shares are sold, transferred, exchanged, canceled or disposed of, or any of HoldCo's shares of capital stock of the Company are sold, transferred, exchanged, canceled or disposed of, in connection with, or as a result of, any Acquisition that is in existence on, or that has been otherwise made prior to, the nine month anniversary of the date of the Triggering Termination (an "Alternative Disposition") then, within three business days after the closing of such Alternative Disposition, such Stockholder (or HoldCo, as applicable) shall tender and pay to, or shall cause to be tendered and paid to, Purchaser, or its designee, in immediately available funds, the Profit realized from such Alternative Disposition. As used in this Section 8.4(a), "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration over (ii) the Current Transaction Consideration. As used in this Section 8.4, "Alternative Transaction Consideration" shall mean all cash, securities, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by such Stockholder and his affiliates in connection with or as a result of such Alternative Disposition or any agreements or arrangements entered into, directly or indirectly, by such Stockholder or any of his affiliates as a part of or in connection with the Alternative Disposition (excluding any employment agreement or consulting agreement, and including any non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement only if separate consideration is expressly set forth and allocated to such agreements in the Alternative Disposition transaction documents). As used in this Agreement, "Current Transaction Consideration"shall mean all amounts payable directly or indirectly by Purchaser to the Stockholder in respect of his Shares pursuant to Section 1.3(d) of this Agreement. As used in this Section 8.4, "Acquisition" shall refer to the definition in the Merger Agreement.

  For purposes of determining Profits under this Section 8.4, consideration received or to be received by HoldCo in an Alternative Disposition or Second Transaction (as defined below) in consideration of shares of capital stock of the Company held by HoldCo shall be deemed to be received by the Shareholders pro-rata in accordance with their relative share ownership in HoldCo. For purposes of determining Profits under this Section 8.4: (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Purchaser, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above- referenced independent expert, (iii) all contingent payments will be assumed to have been paid and (iv) if less than all of a Shareholder's Shares are subject to the Alternative Disposition, then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of such Shareholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of such Shareholder's Shares. In the event any contingent payments included in the determination of Profits ultimately are not paid pursuant to an Alternative Disposition, then Purchaser shall reimburse such Shareholder for any amounts paid to Purchaser hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non- payment.

  In the event that, after the date of this Agreement, pursuant to Section 5.3(b)(iii) of the Merger Agreement, Purchaser agrees with the Company and/or the Shareholders to increase the dollar amount of the consideration to be paid (or deemed paid) by Purchaser for the Shares (a "Second Transaction"), then, as may be requested by Purchaser, (i) the Shareholders shall, and each shall cause each of its affiliates who Beneficially Own any of such Shareholder's Shares, to either execute and deliver to Purchaser such documents or instruments as may be necessary to waive the right to receive the amount of such increase to the extent that such increase would result in any Profit or (ii) the Shareholders shall each tender and pay, or cause to be tendered and paid, to Purchaser, or its designee, in immediately available funds and promptly after receipt thereof, the Profit realized from such Second Transaction. As used in this Section 8.4(c),  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person (as defined in the Merger Agreement) shall include securities Beneficially Owned by all other persons (who are affiliates of such person) who together with such person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act), and "Profit" shall mean an amount equal to the excess, if any, of (y) the Second Transaction Consideration over (z) the Current Transaction Consideration. As used in this Agreement, "Second Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Shareholders and their affiliates in connection with or as a result of the Second Transaction or any agreements or arrangements entered into, directly or indirectly, by a Shareholder or any of his affiliates with the Company as a part of or in connection with the Second Transaction (excluding any employment agreement or consulting agreement, and including any non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement only if separate consideration is expressly set forth and allocated to such agreements in the Second Transaction transaction documents).

ARTICLE 9
GENERAL PROVISIONS

Section 9.1.  Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  if to the Purchaser, to:

  Omron Management Center of America, Inc.
  East Commerce
  Schaumburg, Illinois 60045
  Attention: President
  Telephone No.: (847) 843-7852
  Facsimile No: (847) 884-1866

  with a copy to:

  Enterprise Law Group, LLP
  Three First National Plaza
  70 West Madison St., Suite 740
  Chicago, Illinois 60602
  Attention: Steven K. Sims, Esq.
  Telephone No.: (312) 578-0200
  Facsimile No: (312) 578-0202

  if to HoldCo, the Company or the Shareholders, to:

  Scientific Technology Incorporated
  6550 Dumbarton Circle
  Fremont, California 94555
  Attention: Joseph J. Lazzara, President and Chief Executive Officer
  Telephone No.: (510) 608-3400
  Facsimile No: (510) 744-1442

  with a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  701 Fifth Avenue, Suite 5100
  Seattle, Washington 98104
  Attention: Christian E. Montegut, Esq.
  Telephone No: (206) 883-2500
  Facsimile No.: (206) 883-2699

Section 9.2.  Interpretation .  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "affiliate" when used herein shall mean, with respect to any specified person, any other person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. The word "person" when used herein shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the term "knowledge" means, with respect to a party hereto, with respect to any matter in question, that, in case of an entity, any of the "officers" (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) of such party, or, in case of an individual, such individual, has actual knowledge of such matter, after a reasonable inquiry of such advisor(s) or employee(s) of the party who would reasonably be expected to have actual knowledge of such matter.

Section 9.3.  Counterparts .  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.4.  Entire Agreement; Assignment .  This Agreement, the Exhibits hereto, the Disclosure Letter, the Escrow Agreement, the Non- Disclosure Agreement, the Merger Agreement, AP Purchase Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except Purchaser Indemnified Parties); and (c) shall not be assigned, by operation of law or otherwise, by the Shareholders.

Section 9.5.  Severability .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.6.  Other Remedies .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.7.  Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8.  Rules of Construction .  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.9.  Additional Shareholders .  persons acquiring shares of HoldCo after the date hereof but prior to the Closing Date may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph. Such persons shall become Shareholders for all purposes of this Agreement and shall be added to the list of Shareholders attached as Exhibit A.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused this HoldCo Stock Purchase Agreement to be executed as of the date first written above.

Omron Management Center of America, Inc.

By: _____________________________

Tatsunosuke Goto

President

Scientific Technologies Incorporated

By: _____________________________

Joseph J. Lazzara

President, Chief Executive Officer and Treasurer

Scientific Technology Incorporated

By: _____________________________

Anthony R. Lazzara

President and Chairman

Shareholders' Representative

_____________________________

Joseph J. Lazzara

Annex E

APG Stock And Asset Purchase Agreement

by and among

Automation Products Group, LLC,

Scientific Technologies Incorporated

and

Scientific Technology Incorporated

April 24, 2006

TABLE OF CONTENTS

APG STOCK AND ASSET PURCHASE AGREEMENT

THIS APG STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 24, 2006 by and among Automation Products Group, LLC, a Utah limited liability company ("APG Buyer"), Scientific Technologies Incorporated, an Oregon corporation ("Company") and Scientific Technology Incorporated, a California corporation ("Holdco").

RECITALS

A. The Company, which is approximately 86% owned by Holdco, is organized into two products groups: Safety Products Group ("SPG") and Automation Products Group ("APG").

B. Company is the owner of and has good and valid title to all shares of capital stock of each of PSI-Tronix Technologies Incorporated, a California corporation and wholly-owned subsidiary of the Company (as defined below) ("Sub I"), Lundahl Instruments, Inc., a Utah corporation and wholly-owned subsidiary of the Company ("Sub II"), and Applied Electro Technology International, a California corporation and wholly-owned subsidiary of the Company (as defined below) ("Sub III," and together with Sub I and Sub II, the "APG Subs"), free and clear of any legal or equitable encumbrances.

C. Holdco is the owner of and has good and valid title to all shares of capital stock of each of STI/Environecs, a California corporation and wholly-owned subsidiary of the Holdco (as defined below) ("Sub IV"), California Systems, INC, a California corporation and wholly-owned subsidiary of Holdco ("Sub V"), Pyramid Controls, Inc., a California corporation and wholly-owned subsidiary of Holdco ("Sub VI," and together with Sub IV and Sub V, the "Holdco Subs") free and clear of any legal or equitable encumbrances. The Holdco Subs will be dissolved prior to the Closing (as defined herein).

D. The Boards of Directors of each of the APG Buyer, Holdco and Company believe it is in the best interests of each company and their respective shareholders that APG Buyer (i) acquire all of the outstanding capital stock of the APG Subs, (ii) acquire all of the assets of Company and Holdco (other than the shares of the APG Subs) that are solely related to APG (the "Non-SPG Assets") and (iii) assume all of the liabilities and obligations of Company and Holdco that are unrelated to SPG (the "Non-SPG Liabilities") ((i), (ii), and (iii) collectively referred to herein as the "Acquisition").

E. Subject to the terms and conditions of this Agreement, APG Buyer will purchase and the Company will sell (i) all of the capital stock of the APG Subs and (ii) all of the Non-SPG Assets in consideration for cash or a note, as set forth in Article I hereof.

F. Subject to the terms and conditions of this Agreement, APG Buyer will assume all of the Non-SPG Liabilities of the Company and Holdco.

G. Immediately following the Acquisition, two related transactions will be consummated: (1) Holdco, the owner of approximately 86% of the outstanding capital stock of the Company, will sell all of its outstanding capital stock ("SPG Purchase") to Omron Management Center of America, Inc. a Delaware corporation ("Omron") pursuant to the HoldCo Stock Purchase Agreement dated as of the date hereof (the "SPG Stock Purchase Agreement") and (2) Holdco will merge with and into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement").

H. It is the Parties intention that the transactions contemplated by this Agreement shall be at no cost to the Company and Holdco, pursuant to Section 5.2 herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF CAPITAL STOCK OF APG SUBS AND NON-SPG ASSETS

Section 1.1  Purchase and Sale of Shares .  At the Closing (as defined below), and upon the terms and subject to the conditions of this Agreement, the APG Buyer shall purchase from the Company, and the Company shall sell, convey, transfer, assign and deliver to the APG Buyer, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the APG Subs now beneficially owned or held of record by the Company at the Closing, including all property or rights issued by the APG Subs with respect to such shares (the "APG Shares").

Section 1.2  Purchase and Sale of Assets .  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Company and Holdco shall sell, assign and transfer to APG Buyer, and APG Buyer shall purchase from Company and Holdco, all of the right, title and interest in and to all of the Non-SPG Assets, wherever the same may be located. Notwithstanding the foregoing, the Non-SPG Assets shall not include Company's right, title and interest in and to its cash and cash equivalent holdings. The Non-SPG Assets are listed on Schedule 1.2, which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.3  Consideration .  The purchase price to be paid to the Company for the APG Shares and the Non-SPG Assets will be $6,000,000 (the "Purchase Price").

Section 1.4  Assumed Liabilities .  APG Buyer shall assume all the Non-SPG Liabilities of Company and Holdco, past, present or future, known or unknown, fixed or contingent, or otherwise, including but not limited to the liabilities set forth on Schedule1.4 (collectively, the "Assumed Liabilities"), which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.5  Assumed Contracts .  Company and HoldCo will assign to APG Buyer, and APG Buyer shall assume, all contracts of HoldCo or Company that relate solely to APG or are unrelated to SPG (collectively, the "Assumed Contracts"), including but not limited to the contracts set forth on Schedule 21.5, which schedule shall be agreed upon in good faith by the Parties at or prior to the Closing.

Section 1.6  Closing .

  The closing of the Acquisition (the "Closing") will take place at a mutually-agreed upon time immediately prior to the closing of the SPG Purchase at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, unless another time or place is agreed to in writing by the APG Buyer, Company and Holdco. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

  At the Closing, the Company and Holdco shall deliver or cause to be delivered to the APG Buyer the following:

    certificates representing the APG Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

    receipts, duly executed by the Company, for receipt of the Purchase Price;

    Company and Holdco shall duly execute and deliver such instruments of conveyance, transfer and assignment as may be reasonably required to vest in APG Buyer all of their respective right, title and interest in and to the Non-SPG Assets, including but not limited to a bill of sale and assignment of the contracts APG Buyer is assuming and to assume the Non-SPG Liabilities; and

    all other documents, certificates, instruments or writings required to be delivered by the Company and Holdco on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by APG Buyer in order to consummate the transactions contemplated by this Agreement.

  At the Closing, the APG Buyer shall deliver or cause to be delivered to the Company and Holdco, respectively, the following:

    The Purchase Price, in the form of cash or a note payable to the Company secured by all of the shares of capital stock of HoldCo owned by the members of APG Buyer; and

    such other documents, certificates or writings required to be delivered by the APG Buyer on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by the Company and Holdco in order to consummate the transactions contemplated by this Agreement.

Section 1.7  No Further Ownership Rights in Shares and Assets .  All cash paid in respect of the surrender for exchange of the APG Shares and the Non-SPG Assets in accordance with the terms hereof shall be deemed to be full satisfaction of all of the Company's and Holdco's rights pertaining to such shares and assets.

Section 1.8  Taking of Necessary Action; Further Action .  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to ensure that the APG Subs retain full right, title and possession to all of their assets, property, rights, privileges, powers and franchises, not otherwise conveyed hereby, the APG Buyer, the Company, Holdco and the officers and directors of each APG Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE SELLER GROUP

Each of the Company, Holdco and the APG Subs (collectively referred to for purposes of this Article 2 as the "Seller Group") hereby jointly and severally represent and warrant to the APG Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers of this Agreement) supplied by the Seller Group to the APG Buyer (the "Disclosure Schedule") and Section 2.13 of this Agreement and dated as of the date hereof, on and at the date hereof, as follows:

Section 2.1  Organization of APG Subs .  Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Sub III is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the APG Subs has the corporate power to own its properties and to carry on its business as now being conducted.

Section 2.2  Subsidiaries .  The APG Subs do not have, and have never had, any subsidiaries, and do not otherwise own, and have not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

Section 2.3  APG Subs Capital Structure .

  The authorized capital stock of Sub I consists of 1,000 authorized shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding as of the date hereof ("Sub I Common Stock"); the authorized capital stock of Sub II consists of 50,000 authorized shares of common stock, no par value per share, of which 5 shares are issued and outstanding as of the date hereof ("Sub II Common Stock"); and authorized capital stock of Sub III consists of 5,000,000 authorized shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding as of the date hereof (the Sub I Common Stock, Sub II Common Stock, Sub III Common Stock, collectively, the "APG Subs Common Stock"). All outstanding shares of the APG Subs Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents of each of the APG Subs, or any agreement to which each of the APG Subs is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of APG Subs Common Stock. Other than APG Subs Common Stock, the APG Subs have no other capital stock authorized, issued or outstanding.

  Upon completion of the Acquisition, the APG Buyer will own one hundred percent (100%) of the issued and outstanding capital stock of the APG Subs.

Section 2.4  Authority .  Each of the Company and Holdco has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which each of the Company and Holdco is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and Holdco, and no further action is required on the part of the Company or Holdco to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company and Holdco are a party have been duly executed and delivered by Company and Holdco, and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligation of Company and Holdco, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

Section 2.5  No Conflict .  The execution and delivery by the Company and Holdco of this Agreement and any Related Agreement to which either the Company or Holdco is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with any provision of the charter documents of the Seller Group, (b) result in any violation or breach of or default under (with or without notice or lapse of time, or both) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and, collectively, the "Contracts") to which the APG Subs or any Non-SPG Assets (whether tangible or intangible) is subject, (c) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Contract to which the APG Subs or any Non-SPG Assets (whether tangible or intangible) is subject, or (d) result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the APG Subs or any Non-SPG Assets (any such event described in (a), (b), (c), or (d), a "Conflict").

Section 2.6  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with any member of the Seller Group (so as not to trigger any Conflict), is required by or with respect to the the Seller Group in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or Holdco is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

Section 2.7  Restrictions on Business Activities .  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any member of the Seller Group is a party or otherwise binding upon any member of the Seller Group which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the APG Subs, any acquisition of property (tangible or intangible) by the APG Subs or the conduct of business by the APG Subs.

Section 2.8  Agreements, Contracts and Commitments .

  Only as relates to the APG business or Non-SPG Assets, no member of the Seller Group is a party to or bound by any agreement, contract or commitment is not terminable by them at will without penalty or that involves payment by such member of the Seller Group of US$100,000 or more in the aggregate.

  Only as relates to the APG business or Non-SPG Assets, each member of the Seller Group is in compliance with and has not breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is any such member aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to any member of the Seller Group pursuant thereto. The members of the Seller Group have obtained all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition for such Contracts to remain in effect without modification after the Closing.

Section 2.9  Litigation .  There is no action, suit or proceeding of any nature pending, or, to any the knowledge of any member of the Seller Group, threatened, against any APG Sub or any Non-SPG Asset, nor, to the knowledge of any member of the Seller Group, is there any reasonable basis therefor. There is no investigation pending or, to any member of the Seller Group's knowledge threatened, against any APG Sub or any Non-SPG Asset (nor, to the knowledge of any member of the Seller Group, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of any member of the Seller Group to conduct the APG operations as presently or previously conducted.

Section 2.10  Compliance with Laws .  Only as relates to the APG business or Non-SPG Assets, each member of the Seller Group has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation (including, without limitation, environmental laws and regulations).

Section 2.11  Complete Copies of Materials .  The members of the Seller Group have delivered or made available true and complete copies of each document (or summaries of same) that have been requested by the APG Buyer or its counsel.

Section 2.12  Representations Complete .  None of the representations or warranties made by any member of the Seller Group (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by any member of the Seller Group pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or to their knowledge omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 2.13  APG Buyer Not Relying on Representations and Warranties .  APG Buyer has not relied on the accuracy of any of the representations and warranties of the APG Subs, the Company or Holdco contained in this Agreement in its decision to enter into this Agreement and any Related Agreements and to consummate the Acquisition. APG Buyer has relied exclusively on the knowledge of its founders, who at all relevant times were in control of the Company, Holdco and the APG Subs and who have full knowledge of all facts relevant to the APG Subs, the Non-SPG Assets, the Assumed Liabilities and the Acquisition.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE APG BUYER

The APG Buyer hereby represents and warrants to each of the Company and Holdco, on and at the date hereof, as follows:

Section 3.1  Organization, Standing and Power .  The APG Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. The APG Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of the APG Buyer to consummate the Acquisition and the other transactions contemplated hereby.

Section 3.2  Authority .  The APG Buyer has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the APG Buyer. This Agreement and any Related Agreements to which it is a party has been duly executed and delivered by the APG Buyer and constitute the valid and binding obligations of the APG Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.3  Capital Resources .  The APG Buyer has or will have sufficient capital resources to pay to the Purchase Price.

Section 3.4  No Conflict .  The execution and delivery of this Agreement and any Related Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (a) any provision of the charter or organizational documents of the APG Buyer, (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the APG Buyer or any of its respective properties or assets are subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the APG Buyer or its properties or assets, except in the case of (b) and (c), where such Conflict will not have a material adverse effect on the ability of APG Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5  Consents .  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to the APG Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the ability of APG Buyer to consummate the transactions contemplated by this Agreement.

Section 3.6  Schedules .  All assets of HoldCo or Company that are used solely in APG or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.2. All liabilities of HoldCo or Company that relate solely, or are reasonably allocable to, APG, or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.4. All contracts of HoldCo or Company that relate solely to APG or are unrelated to SPG are listed and described in reasonable detail on Schedule 1.5. This schedule will be provided as soon as practicable following the execution of this Agreement.

ARTICLE 4
CONDUCT PRIOR TO CLOSING

Section 4.1  Transfer and Encumbrance .  The Company and Holdco agree not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the APG Sub shares or Non-SPG Assets (except assets of Holdco not related to APG and not related to SPG) owned by the Company or Holdco, or to discuss, negotiate, or make or enter into any offer, contract or agreement relating thereto, at any time prior to the Closing Date or termination of this Agreement (the "Expiration Date").

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1  Confidentiality .  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement, dated April 24, 2006 (the "Non-Disclosure Agreement"), between the Company, Holdco and the APG Buyer; provided, however, that the Non-Disclosure Agreement shall terminate at Closing with respect to APG Buyer's obligations to maintain the confidentiality of all [Confidential Information] (as defined in the Non-Disclosure Agreement) relating to the APG Subs and Non-SPG Assets.

Section 5.2  Expenses .  Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the fees and expenses incurred by Holdco or the Company in order to consummate the transactions contemplated hereby shall be paid from the Merger Consideration as more fully described in Section 7.3(a) of the Merger Agreement.

Section 5.3  Public Disclosure .  Unless otherwise required by law, regulatory authority or stock exchange regulation, no party to this Agreement may issue any statement or communication to the public or press regarding the transactions contemplated by this Agreement without the prior written consent of the APG Buyer, in the case of statements or communications by the Company or Holdco, or the Company and Holdco, in the case of statements or communications by the APG Buyer.

Section 5.4  Reasonable Efforts .  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 5.5  Additional Documents and Further Assurances .  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

Section 5.6  Additional APG Assets .  Prior to the Closing, (i) any Non-SPG Assets which are not held by the APG Subs will be transferred to the APG Subs by way of a capital contribution from the Company and/or Holdco, as the case may be, to the APG Subs and (ii) any intellectual property or other assets owned by the Company and/or Holdco, as the case may be, and used in the APG business will be made available to the APG Buyer on commercially reasonable terms by way of a license or other appropriate agreement.

Section 5.7  APG Employees .  APG Buyer will employ all employees of the Company and Holdco whose employment is exclusively related to the APG business at their current level of compensation and with substantially equivalent benefits as they presently enjoy. All costs related to transferring such employees to the employ of APG Buyer, including but not limited to those related to maintaining substantially equivalent benefits shall be borne solely by APG Buyer. Notwithstanding the foregoing, nothing in this Section 5.7 shall limit or prevent APG Buyer from modifying, amending, or terminating any employee benefit plans, programs, or policies at any time after the Closing in its sole discretion.

Section 5.8  Holdco Subs .  Holdco agrees to dissolve the Holdco Subs prior to the Closing.

Section 5.9  Indemnification .  APG Buyer agrees to indemnify and hold Company and Holdco, and their respective shareholders, directors, officers, agents and representatives, harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to (i) any breach of any representation or warranty of APG Buyer set forth in this Agreement; (ii) any breach of any covenant or obligation of APG Buyer contained in this Agreement or the Related Agreements; (iii) any failure of APG Buyer to discharge or pay any of the Assumed Liabilities; and (iv) all third party claims or causes of action if and to the extent arising out of or related to the conduct of the business or operations of APG or any of the APG Subs.

Section 5.10  Non-Solicitation .  For a period of two years after the Closing Date, each of the Company and Holdco agree that they will not, directly or indirectly, hire, solicit, or encourage any employee or contractor of APG Buyer to terminate his or her employment with, or cease providing services to, APG Buyer; provided, however, that the Company shall not be deemed to have violated this Section 5.10 in the event that an employee of APG Buyer responds to general solicitation or general recruiting efforts of the Company.

Section 5.11  Fiduciary Duty of the Board .

  Superior Offers.  Notwithstanding any agreement to the contrary contained in the Merger Agreement, in the event that, prior to the mailing of the proxy statement (as set forth in Section 5.1 of the Merger Agreement), the Company receives a bona fide written Acquisition Proposal from a third party that its board of directors (or a committee thereof to which the board of directors has properly delegated authority to negotiate and approve any such transaction (the "Special Committee")) has in good faith concluded (following the receipt of the advice of its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions:

    Request information from the person making such Acquisition Proposal for the purposes of enabling the Special Committee to become appropriately informed about the Acquisition Proposal that has been made and the person that made it;
    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives APG Buyer written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to APG Buyer (to the extent such nonpublic information has not been previously so furnished); and
    Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions or negotiations with such third party, the Company gives APG Buyer written notice of the Company's intention to enter into negotiations with such third party.
  Termination and Further Consideration. In response to the receipt of a Superior Offer, the Special Committee may terminate this Agreement and may consider entering into a definitive agreement relating to the Superior Offer ("Further Considerations"), if all of the following conditions in clauses (1) through (4) are met:
    A Superior Offer with respect to the Company has been made and has not been withdrawn;
    The Shareholders' Meeting (as defined in the Merger Agreement) has not occurred;
    The Company shall have (a) delivered to APG Buyer written notice (a "Further Consideration Notice") which shall state expressly that the Company has received a Superior Offer, (b) provided to APG Buyer a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer (to the extent not previously provided to APG Buyer), and (c) made available to APG Buyer all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer; and
    The Special Committee has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Special Committee to engage in Further Consideration could reasonably be determined to be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable law.
  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
    "Acquisition Proposal" shall mean any offer or proposal, relating to any transaction or series of related transactions involving any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition related solely to the APG Subs or the APG business (provided, however, the transactions between APG Buyer and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
    "Superior Offer" shall mean a bona fide written offer made by a third party to acquire, directly or indirectly, all or substantially all of the APG assets of the Company or a majority of the total outstanding voting securities of the APG Subs, on terms that the Special Committee has in good faith concluded (following the receipt of advice of its financial advisor) would be more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of the Acquisition and is reasonably capable of being consummated.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1  Conditions to Obligations of Each Party to Effect the Acquisition .  The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental or regulatory authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

Section 6.2  Additional Conditions to Obligations of APG Buyer .  APG Buyer's obligation to purchase the Shares and to take the other actions required to be taken by APG Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by APG Buyer, in whole or in part, to the extent permitted by applicable law):

  Company's and Holdco's Performance.

    All of the covenants and obligations that the Company and Holdco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. APG Buyer shall have received a certificate signed by the President of the Company and Holdco to the effect set forth in this Section 6.2 with respect to such performance and compliance.

    Each document required to be delivered pursuant to Section 1.5 must have been delivered to APG Buyer.

  Additional Documentation. The Company and Holdco shall have delivered to APG Buyer such other documents as APG Buyer may reasonably request for the purpose of (i) evidencing the performance by the Company and Holdco of, or the compliance by the Company and Holdco with, any covenant or obligation required to be performed or complied with by the Company or Holdco, (ii) evidencing the satisfaction of any condition referred to in this Section 6, or (iii) otherwise facilitating the consummation or performance of the Acquisition.

  No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against APG Buyer, or against any person affiliated with APG Buyer, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Acquisition, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Acquisition.

  No Prohibition. Neither the consummation nor the performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause APG Buyer or any person affiliated with APG Buyer to suffer any material adverse consequence under, any applicable law, regulation, rule, statute, requirement, order, decree, or judgment.

Section 6.3  Additional Conditions to the Obligations of the Company and Holdco .  The Company's and Holdco's obligation to sell the APG Shares and the Non-SPG Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company and Holdco, in whole or in part):

  Representations and Warranties. All of APG Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. APG Buyer shall have delivered a certificate, signed by the President of APG Buyer, to the effect set forth in this Section 6.3(a).

  APG Buyer's Performance.

    All of the covenants and obligations that APG Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. APG Buyer shall have delivered a certificate, signed by the President of APG Buyer, to the effect set forth in this Section 6.3(b).

    Each document required to be delivered by APG Buyer pursuant to Section 1.5 must have been delivered.

  Additional Documentation. APG Buyer must have caused the following documents to be delivered to the Company and such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of APG Buyer, (ii) evidencing the performance by APG Buyer of, or the compliance by APG Buyer with, any covenant or obligation required to be performed or complied with by APG Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation of the Acquisition.

  No Injunction. There must not be in effect any temporary restraining order, injunction or other order issued by any court of competent jurisdiction that prohibits the sale of the shares of the APG Subs or the Non-SPG Assets to APG Buyer.

ARTICLE 7
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 7.1  Non-Survival of Representations and Warranties .  The representations and warranties of Company and Holdco in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Closing and be of no further force and effect, and only the covenants that by their terms survive the Closing shall survive the Closing.

ARTICLE 8
TERMINATION; WAIVER AND AMENDMENT

Section 8.1  Termination .  Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

  by unanimous consent of Company, Holdco and APG Buyer;

  by APG Buyer or the Company or Holdco if: (i) the Closing has not occurred by September 30, 2006; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;

  by the Company or Holdco if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of APG Buyer and such breach has not been cured within five (5) business days after written notice to APG Buyer (provided, that, no cure period shall be required for a breach which by its nature cannot be cured);

  by either the Company, or Holdco or the APG Buyer if either of the Merger Agreement or the SPG Stock Purchase Agreement is terminated; or

  by the Company pursuant to Section 5.11 hereof.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

Section 8.2  Effect of Termination .  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of APG Buyer or the Company or Holdco, or their respective officers, directors or shareholders, provided, that, each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.1 and 5.2 and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3  Waiver; Amendment .

  The APG Buyer may (i) extend the time for the performance of or waive any of the obligations or other acts of the Company or Holdco contained herein, or (ii) waive any inaccuracies in the representations and warranties of the Company or Holdco contained herein or in any document delivered by the Company or Holdco pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the APG Buyer.

  The Company and Holdco may (i) extend the time for the performance of any of the obligations or other acts of the APG Buyer contained herein, or (ii) waive any inaccuracies in the representations and warranties of the APG Buyer contained herein or in any document delivered to the Company or Holdco by the APG Buyer pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company and Holdco.

  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

  This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the APG Buyer and the Company and Holdco.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1  Notices .  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  if to the APG Buyer, to:

  Automation Products Group, LLC
  c/o Joseph J. Lazzara, Managing Member
  6550 Dumbarton Circle
  Fremont, California 94555
  Telephone No.: (510) 608-3400
  Facsimile No: (510) 744-1442

  with a copy to:

  Carr & Ferrell LLP
  2200 Geng Road
  Palo Alto, California 94303
  Attention: Barry A. Carr, Esq.
  Telephone No.: (650) 812-3410
  Facsimile No: (650) 812-3444

  if to the Company or Holdco, to:

  Scientific Technologies Incorporated
  6550 Dumbarton Circle
  Fremont, California 94555
  Attention: President
  Telephone No.: (510) 608-3400
  Facsimile No: (510) 744-1442

  with a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  701 Fifth Avenue, Suite 5100
  Seattle, Washington 98104
  Attention: Christian E. Montegut, Esq.
  Telephone No: (206) 883-2500
  Facsimile No.: (206) 883-2699

Section 9.2  Interpretation .  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "affiliate" when used herein shall mean, with respect to any specified person, any other person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. The word "person" when used herein shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Section 9.3  Counterparts .  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.4  Entire Agreement; Assignment .  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Non-Disclosure Agreement, the Merger Agreement, SPG Stock Purchase Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned, by operation of law or otherwise, by the parties.

Section 9.5  Severability .  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.6  Other Remedies .  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.7  Governing Law .  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.8  Rules of Construction .  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused this APG Stock Purchase Agreement to be executed as of the date first written above.

Automation Products Group, LLC

a Utah Limited Liability Company

By: ___________________________

Anthony R. Lazzara

Managing Member

Scientific Technologies Incorporated

By: ___________________________

Joseph J. Lazzara

President, Chief Executive Officer and Treasurer

Scientific Technology Incorporated

By: ___________________________

Anthony R. Lazzara

President and Chairman

This Proxy will be voted as directed, or if no direction is indicated, will be voted "FOR" the proposal provided below. If you vote "AGAINST" the proposal, the proxies are not authorized to vote for any adjournments, postponements, continuations or reschedulings of the Special Meeting, including for the purpose of soliciting additional proxies.

There are three ways to vote your Proxy: (i) by mail (i) by telephone or (ii) by internet.

  To vote by mail, mark, sign and date your proxy card in the postage paid envelope.
  To vote by telephone, have your proxy card ready, use any touch-tone telephone, call [_________] and follow the recorded instructions.
  To vote by internet, use a computer connected to the internet to go to [__________], have your proxy card ready and follow the instructions that appear on your computer.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manners as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or internet, there is no need for you to mail your proxy card.

The Board of Directors recommends a vote FOR the following proposal:
	FOR	AGAINST	ABSTAIN

To adopt and approve the Agreement and Plan of Merger, dated as of April 24, 2006, by and among Omron Management Center of America, Inc. ("Omron"), the Company and Scientific Technology Incorporated ("Parent"), and to approve the merger of Parent (as a wholly-owned subsidiary of Omron) with and into the Company.

	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

Signature	Signature	Date

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

▲  FOLD AND DETACH HERE  ▲

PROXY
SCIENTIFIC TECHNOLOGIES INCORPORATED
Special Meeting of Shareholders - [________], 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Scientific Technologies Incorporated (the "Company") hereby appoints James A. Lazzara and Joseph J. Lazzara (the "Proxies"), and each of them, proxies with full power of substitution to vote all shares which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on [__________], 2006 at 9:00 a.m., local time, or at any postponements or adjournment(s) thereof, with all the power the undersigned would possess if personally present, with respect to the following matter set forth on the reverse side.

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Special Meeting of the Shareholders and Proxy Statement dated [_______], 2006. The undersigned hereby revokes any proxy or proxies heretofore given.

The shares of the Company's common stock represented by this proxy (if received by the Company prior to the vote at the special meeting and not revoked) will be voted in accordance with the instructions indicated in this proxy or, if no instructions are indicated, to approve the proposal set forth in this proxy.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED

(Continued and to be signed and dated on the other side)

▲  FOLD AND DETACH HERE  ▲